     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2000

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933



                             FINANTRA CAPITAL, INC.
                 (Name of Small Business Issuer in Its Charter)



           Delaware                               6153                            13-3571419
(State or Other Jurisdiction of       (Primary Standard Industrial             (I.R.S. Employer
Incorporation or Organization)           Classification Number)               Identification No.)


                           150 South Pine Island Road
                                    Suite 500
                            Plantation, Florida 33324
                                 (954) 577-9225
          (Address and Telephone Number of Principal Executive Offices)

                            -------------------------

                                 Robert D. Press
                           150 South Pine Island Road
                                    Suite 500
                            Plantation, Florida 33324
                                 (954) 577-9225
            (Name, Address and Telephone Number of Agent For Service)

                         ------------------------------
                        Copies of all communications to:

                             Joel D. Mayersohn, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800


     Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed                Proposed
   Title of Each                                           Maximum                  Maximum
Class of Securities             Amount to be            Offering Price             Aggregate              Amount of
  to be Registered               Registered             Per Security(1)        Offering Price(1)     Registration Fee(1)
--------------------            ------------            ---------------        ------------------    -------------------
Common Stock, par value
$.01 per share                   4,650,190                   $3.27                $15,206,122              $4,015

Common Stock, par value
$.01 per share (2)               2,304,886                   $3.28                $ 7,560,027              $1,996

Common Stock, par value
$.01 per share (3)               1,400,000                   $3.28                $ 4,592,000              $1,213
                                                                                                           ------

Total Registration Fee                                                                                     $7,224
                                                                                                           ======

--------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) To be offered and sold by selling securityholders upon conversion of our Series C Preferred Stock and accrued dividends.

(3) To be offered and sold by selling securityholders upon exercise of common stock purchase warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      Subject to Completion January 4, 2000


PROSPECTUS


                             FINANTRA CAPITAL, INC.


                        8,335,076 SHARES OF COMMON STOCK



         This prospectus covers 8,335,076 shares of common stock of Finantra Capital, Inc. being offered by certain selling securityholders. The shares of common stock being offered include 2,304,886 shares reserved for issuance upon conversion of our series C preferred stock and 1,400,000 shares reserved for issuance upon exercise of common stock purchase warrants held by selling securityholders.

         We will not receive any proceeds from the sale of the shares by the selling securityholders. We may however receive up to $2,296,000 if all of the common stock purchase warrants held by selling securityholders are exercised.

         Our common stock and common stock purchase warrants are traded on the OTC Bulletin Board under the trading symbols "FANT" and "FANTW," respectively. On December 31, 1999, the closing bid price for our common stock and common stock purchase warrants was $3.1875 and $.50, respectively.

                                   ----------

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this prospectus is ____________, 1999

                               PROSPECTUS SUMMARY

                                   THE COMPANY

         Finantra Capital, Inc. (f/k/a Medley Credit Acceptance Corp.), a Delaware corporation, is a diversified, multi-faceted, specialty finance company with two principal operating arms: our commercial asset finance group and our consumer finance group. The commercial asset finance group, operating under the umbrella of our Ameri-Cap Business Finance Group, Inc. holding company subsidiary, specializes, principally, in accounts receivable financing (factoring) and equipment leasing. The consumer finance group, operating under the umbrella of our Ameri-Cap Consumer Finance Group, Inc. holding company subsidiary, specializes, principally, in mortgage banking and other retail specialty financing lines.

         On November 5, 1999, but effective as of September 30, 1999 for operating, financial, tax and accounting purposes, we acquired, through our wholly-owned subsidiary, Travelers Acquisition Corporation, Travelers Investment Corporation and its operating subsidiaries. Travelers Investment Corporation is a California-based specialty consumer finance company which, for the past 25 years, has been engaged, generally, in the acquisition, management, servicing and collection of individual consumer contracts. Travelers Investment will operate under our Ameri-Cap Consumer Finance subsidiary.

         Our executive offices are located at 150 South Pine Island Road, Suite 500, Plantation, Florida 33324 , and our telephone number is (954) 577-9225.

         References throughout this prospectus to "we", "us" and "our" are to Finantra Capital, Inc. and its subsidiaries.


                                  THE OFFERING

Common Stock Offered by
Selling Securityholders........................................  8,355,076 shares

Common Stock Outstanding:
     Prior to the Offering ....................................  10,675,224 shares
     After the Offering  ......................................  10,675,224 shares

Common Stock Reserved  ........................................  1,566,500 shares issuable upon exercise of common stock purchase warrants and an
                                                                 aggregate of 2,293,483 shares issuable upon
                                                                 conversion of our Series A (631,214), Series B
                                                                 (235,294) and Series C (2,304,886) Preferred
                                                                 stock that have been issued.

OTC Bulletin Board Trading Symbol for:
     Common Stock..............................................  FANT
     Common Stock Purchase Warrants............................  FANTW

Risk Factors ..................................................  The offering involves a high degree of risk.
                                                                 Carefully consider the information under "Risk
                                                                 Factors" prior to investing.


                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from our audited financial statements that are included in this prospectus. We also refer you to "Management's Discussion and Analysis or Plan of Operation" for a discussion of our financial statements and condition. The pro forma data for the year ended December 31, 1998 and the nine months ended September 30, 1999 have been derived from the pro forma combined financial information of Finantra Capital and Travelers Investment Corporation.

STATEMENT OF OPERATIONS:


                                       Year Ended                    Year Ended                          Nine Months Ended
                                    December 31, 1997             December 31, 1998                     September 30, 1999
                                    -----------------       -----------------------------        ------------------------------
                                                              ACTUAL            PROFORMA           ACTUAL            PROFORMA
                                                            ----------        -----------        ----------         -----------
Revenues                                $    292,536       $  9,734,940       $ 19,217,632       $  8,596,154       $ 16,643,021
Costs and expenses:
  Leasing and equipment cost                      --          3,189,162          3,189,162          2,767,506          2,367,506
  General and administrative                 709,409          6,187,523         12,627,068          6,320,079         11,876,594
  Provision for collection losses                 --          1,107,269          2,412,597             60,000          1,190,971
  Interest                                    76,050            201,276          1,147,127            305,889          1,135,326
                                        ------------       ------------       ------------       ------------       ------------
    Total costs and expenses                 785,459         10,685,230         19,375,954          9,453,474         16,970,397
                                        ------------       ------------       ------------       ------------       ------------
Income (loss) from operations               (492,923)          (950,290)          (156,122)          (857,320)          (327,376)
Total other expenses                         203,147              2,002              2,002                 --                 --
                                        ------------       ------------       ------------       ------------       ------------
Income (loss) before provision for
  income taxes                              (696,070)          (952,292)          (160,124)          (845,520)          (315,576)
Benefit for income taxes                          --             65,960             65,960                 --                 --
                                        ------------       ------------       ------------       ------------       ------------
Minority interest in net income
  of subsidiaries                                 --            (11,749)           (11,749)            11,800             11,800
                                        ------------       ------------       ------------       ------------       ------------
Net income (loss)                       $   (696,070)      $   (898,061)      $   (105,913)      $   (845,520)      $   (315,576)
                                        ============       ============       ============       ============       ============
Net income (loss) applicable to
  common stockholders                   $         --       $         --       $   (400,518)      $ (1,050,120)      $   (520,176)
                                        ============       ============       ============       ============       ============
Net income (loss) per common
  share (basic and diluted)             $                  $                  $      (0.07)      $      (0.32)      $      (0.08)
                                        ============       ============       ============       ============       ============
Weighted average number of
  shares outstanding                    $                  $                  $  5,602,456       $  5,703,901       $  6,725,401
                                        ============       ============       ============       ============       ============


BALANCE SHEET DATA:


                                                     At                 At              At
                                                December 31,       December 31,     September 30,
                                                    1997               1998            1999
                                                ------------       ------------     -----------

Working Capital (deficit)                        $2,408,166        $1,619,045        $9,367,578
Total Assets                                      4,955,831        13,618,188        64,605,830
Total liabilities                                   751,211         6,102,015        46,295,117
Shareholders' Equity (deficit)                   $4,204,620        $7,499,084       $18,286,424



                                  RISK FACTORS

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

WE HAVE A LIMITED OPERATING HISTORY IN THE ACCOUNTS RECEIVABLE FINANCING AND TRADITIONAL FINANCING BUSINESS LINES.

         Since March 1998 our operating activities consisted largely of accounts receivable financing and traditional financing business lines. Our limited operating history makes it difficult to evaluate our current business and prospects. Due to our limited operating history, it will be difficult to accurately predict our future revenues or results of operations. Operating results may vary depending on a number of factors, many of which are outside our control. Before investing, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in the new and rapidly evolving Internet markets.

RISKS OF DEFAULT BY OUR CUSTOMERS MAY LIMIT CASH FLOWS.

         As in any finance business, our overall success will be governed heavily by the level of defaults we incur. We believe that our credit evaluation procedures are adequate to limit our default rate to a manageable amount. Although we attempt to mitigate our credit risks through the use of a variety of commercial credit reporting agencies when processing the equipment lease applications of our customers and through various forms of non-recourse financing, failure of our customers to make scheduled payments under their equipment finance contracts could require us to make payments in connection with the recourse portion of our borrowings and forfeit cash collateral pledged as security in connection with those borrowings. In addition, any increase in such loss or in the rate of payment defaults under any of the equipment finance contracts originated by us could adversely effect our ability to obtain additional funding.

         We maintain an allowance for doubtful accounts in connection with payments due under equipment lease contracts held in our portfolio. The allowance is maintained at a level which we deem sufficient to meet future estimated uncollectible contract receivables, based on our analysis of the delinquencies, problem accounts, and overall risks of probable losses associated with such contracts. There can be no assurance, however, that the amount of our allowance will prove to be adequate.

EQUIPMENT LEASING AND FACTORING ARE CAPITAL INTENSIVE BUSINESSES.

         Our revenues and profitability have traditionally been related directly to the volume of equipment financing we originate. To increase our equipment financing business, and to enter into the factoring marketplace, we will require access to substantial short and long term credit and be required to continue to sell our loans and leases to third party discounters. There can be no assurance that we will be able to obtain additional recourse or non-recourse financing when needed or, to the extent such financing is available, on acceptable terms. We would be adversely effected if we were unable to continue to secure sufficient and timely funding on acceptable terms.

ANY SUBSTANTIAL REDUCTION IN OUR ABILITY TO COMPLETE SECURITIZATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Loans and leases held by us will be secured, in part, by the collateral value of the underlying leased equipment. To the extent we finance higher technology equipment, deterioration in the value of such equipment could undermine the security of our financing and our financial performance. Adverse changes in these conditions or the quality of our loan and lease portfolios may adversely impact the timing of our securitization transactions and our ability to complete securitizations on terms that are satisfactory to us.

THE BANKING AND FINANCE INDUSTRIES ARE SUBJECT TO SUBSTANTIAL REGULATION WHICH MAY INCREASE OUR COST OF DOING BUSINESS; OUR FAILURE TO COMPLY WITH THESE REGULATIONS COULD ADVERSELY AFFECT OUR OPERATIONS.

         Our banking and finance businesses are subject to extensive federal and state regulation. Our lending activities are subject to regulation under various federal and state laws including the following:

         o    the Truth-in-Lending Act;
         o    the Equal Credit Opportunity Act;
         o    the Home Mortgage Disclosure Act;
         o    the Community Reinvestment Act;
         o    the Electronic Funds Transfer Act;
         o    the Real Estate Settlement Practices Act; and
         o    the Fair Credit Reporting Act.

Certain of these statutes and regulations also apply to our leasing activities. In addition, the subsidiaries through which we conduct our home equity lending businesses are required to be licensed, and are subject to regulation in various states as mortgage bankers, mortgage brokers, and originators, sellers and servicers of mortgage loans. We are also subject to examinations by federal and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing home equity loans. Failure to comply with these statutory and regulatory requirements can lead to, among other remedies, termination or suspension of licenses, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

         We have implemented procedures to comply with these requirements and we believe that we comply in all material respects with applicable local, state and federal laws, rules and regulations. However, we cannot be certain that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive.

OUR PROFITABILITY DEPENDS IN PART ON MARKET CONDITIONS, INCLUDING INTEREST RATES, WHICH WE CANNOT CONTROL.

         Our profitability may be affected by fluctuations in interest rates, changes in economic conditions, shifts in consumer behavior and other factors. Any decline in interest rates could reduce the amounts that we can earn on our newly originated loans and leases. A decline in interest rates could also result in an increase in prepayments which could decrease the size of our loan portfolio if we are unsuccessful in originating new loans. Changes in economic conditions and shifts in customer behavior are difficult to predict, and our financial performance generally cannot be insulated from these forces. We continually analyze the impact of interest rate risk and attempt to reduce its impact on our profitability. Among other things, we:

         o    enter into hedging transactions to reduce interest rate risk;
         o    periodically securitize our loans and leases;
         o buy and sell assets; alter the mix and term structure of our funding base; and
         o    change our investment portfolio from time to time.

         Substantially all of our equipment financing contracts require our customers to make payments at fixed rates for specified terms. A special portion of these transactions are currently funded by us with fixed rate borrowings which are arranged at the time, or shortly after, the finance contract is recorded. This matching process mitigates interest rate risks for these transactions. However, from time to time, a portion of such contracts are originally financed by us from funds derived from working capital borrowed under our revolving credit line, which borrowings are subject to a variable interest rate. Consequently, if interest rates increase prior to the time we are able to secure fixed rate, long term financing for such contracts, our profit margin with respect to such equipment financing contracts could be affected adversely.

Although we believe that these are effective ways to reduce interest rate risk, there can be no assurance that they will reduce that risk in the future or that our financial condition would not be adversely affected by changes in interest rates or other economic conditions.

DOWNTURNS IN REGIONAL OR LOCAL ECONOMIC CONDITIONS HISTORICALLY HAVE CAUSED INCREASED DELINQUENCY, DEFAULTS AND LOSSES ON MANUFACTURED HOUSING CONTRACTS.

         An economic downturn in any region where a number of the obligors on the contracts are located might cause higher delinquencies, defaults and losses on the contracts. If delinquencies, defaults or losses on the contracts are higher than expected, you could suffer a loss on your investment.

IMPACT OF CREDIT LOSSES ON PROFITABILITY -- THE NON-PRIME CONSUMER CREDIT MARKET IN WHICH WE OPERATE INVOLVES HIGH CREDIT COSTS WHICH COULD REDUCE OUR PROFITABILITY AND AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS TO PURCHASERS OF THE SECURITIES.

         The non-prime consumer credit market is comprised of borrowers who are deemed to be relatively high credit risks due to various factors. These factors include, among other things, the manner in which they have handled previous credit, the absence or limited extent of prior credit history, and limited financial resources. Consequently, our primary assets of non-prime consumer loans and used automobile sales contracts, relative to other assets such as prime consumer loans and retail installment contracts, involve a higher probability of default and greater servicing and collection costs. Our profitability depends upon our ability to properly evaluate the creditworthiness of credit-impaired borrowers, to maintain adequate security for used automobile sales contracts and to efficiently service and collect our portfolio of finance receivables. We are unable to guarantee that the credit performance of our customers will be satisfactory, or that the rate of future defaults and/or losses will not exceed our recent prior experience. Delinquency rates related to consumer lending and automobile financing are significantly influenced by general economic conditions, such as the rate of unemployment. If general economic conditions should worsen in the future, we anticipate that our delinquency rates would likely increase.

REGULATORY RESTRICTIONS AND LICENSING REQUIREMENTS -- WE OPERATE IN AN INDUSTRY IN WHICH FEDERAL AND STATE GOVERNMENTAL AUTHORITIES EXTENSIVELY REGULATE, SUPERVISE AND LICENSE THE PARTICIPANTS; CHANGES IN THE REGULATORY ENVIRONMENT, PARTICULARLY CHANGES RELATED TO THE MAXIMUM PERMISSIBLE INTEREST RATES THAT WE CHARGE BORROWERS, COULD MATERIALLY HURT OUR BUSINESS AND COULD IMPAIR OUR PROFITABILITY AND OUR ABILITY TO FULFILL OUR DEBT OBLIGATIONS.

         Extensive federal and state laws, some of which require licensing and qualification, apply to our business. These laws may regulate, among other things:

         o    the maximum interest rate that may be charged to our borrowers;
         o    our rights to repossess and sell collateral.

An adverse change in these laws or the adoption of new laws could have a materially adverse effect on our business by limiting the interest and fee income we can generate on existing and additional finance receivables, limiting the states in which we may operate, or restricting our ability to realize the value of collateral securing our finance receivables.

         Moreover, a reduction in existing statutory maximum interest rates or the imposition of statutory maximum interest rates below those we presently charge in unregulated jurisdictions would directly impair our profitability. In addition, due to the consumer-oriented nature of the industry in which we operate and uncertainties with respect to the application of various laws and regulations in some circumstances, industry participants frequently are named as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations. An adverse change in, modification to, or clarification of any of these laws or regulations, or judicial interpretations as to whether and in what manner such laws or regulations apply to our lines of business could result in potential liability that would materially hurt our financial condition and results of operations. As a result, our cash flow and ability to service our debt may be reduced.

COMPETITION -- INCREASED COMPETITION IN OUR LINES OF BUSINESS COULD MATERIALLY THREATEN OUR ABILITY TO SERVICE OUR DEBT, INCLUDING THE SECURITIES.

         The consumer finance business is highly fragmented and competitive. Traditional consumer finance sources, who have generally ignored the non-prime consumer market in the past, are now serving this market. In addition, numerous nontraditional consumer finance sources are serving this market. Many of our competitors or potential competitors have significantly greater resources than we do. Increased competition from these sources or other sources of credit for credit-impaired borrowers in the markets we serve could result in our inability to attract new customers or retain our existing ones, which would have an adverse effect on our revenue. This reduction in revenue may, in turn, weaken our financial position and our ability to service our debt.

WE MAY NEED ADDITIONAL CAPITAL TO FUND CONTINUED NEGATIVE CASH FLOWS, BUT MAY NOT BE ABLE TO RAISE CAPITAL ON ACCEPTABLE TERMS OR AT ALL.

         To date, we have operated on a negative operating cash flow basis, and we expect to continue to do so in the near future. Our business requires substantial cash to make payments in connection with the purchase and securitization of loans, for operating expenses and to service our debt. We may require additional capital in the future to satisfy our operating and debt service requirements, to fund growth or to repay our outstanding indebtedness at maturity. We may not, however, be able to access the capital markets in the future on terms acceptable to us, if at all. Factors which could affect our ability to access the capital markets or the costs of any capital raised include:

         o    changes in interest rates;
         o    general economic conditions;
         o    the perception of us in the capital markets; and
         o    the performance of our securitization trusts.

In addition, the agreements governing our existing debt securities and credit facilities significantly restrict our ability to incur additional indebtedness and to issue new classes of preferred stock. Any agreements governing future debt securities or credit facilities may contain similar restrictions.

CURRENT AND HISTORICAL DELINQUENCY AND DEFAULT RATES OF LOANS IN OUR SERVICING PORTFOLIO MAY UNDERSTATE FUTURE DELINQUENCY AND DEFAULT RATES.

         The future performance of our security portfolio may vary from current and historical rates for a number of reasons. The incidence of delinquencies and defaults on automobile loans tends to vary with the age of the loans. For example, loans that are between six and 14 months old generally have a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are less than six months or greater than 14 months old. Accordingly, to the extent that our servicing portfolio grows so that it contains disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate delinquency and default rates after that time. In addition, to the extent we offer new loan products which involve different underwriting policies from those we have used in the past, the delinquency and default rates of our servicing portfolio may change.

OUR PROFITABILITY MAY BE DIRECTLY AFFECTED BY THE LEVEL OF AND FLUCTUATIONS IN INTEREST RATES.

         The level of and fluctuations in interest rates affect the difference between the annual percentage rate paid by the borrowers under the loans we purchase and the interest rate on the asset-back securities we sell. This gross interest rate spread is a major source of profit for us. We monitor the interest rate environment and employ strategies designed to mitigate the effect of changes in interest rates on our gross interest rate spread. However, changes in interest rates may adversely affect our profitability.

VIOLATIONS OF OR CHANGES IN THE LAWS AND REGULATIONS THAT GOVERN OUR BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         Our business is subject to numerous federal and state consumer protection laws and regulations. Among other things, these laws and regulations:

         o    require us to obtain and maintain licenses and qualifications;
         o    limit interest rates, fees and other charges;
         o limit or prescribe various other terms of our automobile loan contracts;
         o    require specific disclosures; and
         o    define our rights to repossess and sell collateral vehicles.

If we were to violate these laws and regulations, even unintentionally, we could be subject to government enforcement action or to consumer or securityholder lawsuits seeking to recover for damages alleged to have resulted from the violations. Changes in existing laws or regulations, or in their interpretation, or the promulgation of additional laws or regulations could, among other things, impose significant new restrictions on the way in which we do business or result in significantly increased compliance costs. If any of this happened, it could have a material adverse effect on us.

ACQUISITIONS AND INTEGRATION OF TRAVELERS INVESTMENT CORPORATION INTO OUR OPERATIONS.

         In November 1999, we completed the acquisition of Travelers Investment Corporation. Our business strategy includes other potential acquisitions, although we have no commitments with respect to any specific transaction. Acquisitions, including that of Travelers, involve a number of risks that could adversely effect our operating results, including:

         o    the diversion of management's attention;

         o the integration or the operations in personnel of the acquired companies;

         o    the amortization of acquired intangible assets;

         o the assumption of potential liabilities, disclosed or undisclosed, associated with the business acquire;

         o the possibility that the financial and accounting systems utilized by the business acquired will not meet our standards;

         o the possibility that the business acquired will not maintain the quality of services that we have historically provided;

         o the dilutive effect and the use of our common stock as consideration for transactions; and

         o the possibility that we will be unable to attract and retain qualified local management for both the acquiree's operations and the ensuing consolidated operations.

         There can be no assurance that we will consummate any future acquisitions on satisfactory terms, that adequate financing will be available on terms acceptable to us, or that any acquired operations will be successfully integrated or that such operations will ultimately have a positive impact on us, our financial condition or results of operations.

                                 CAPITALIZATION

         The following table sets forth our actual and pro forma capitalization as of September 30, 1999 giving effect to the acquisition of Travelers Investment Corporation. The table does not reflect the exercise of any options. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                    September 30, 1999
                                            -------------------------------
                                               Actual           As Adjusted
                                            ------------       ------------
Stockholders' equity:
Preferred stock, 15,000,000 shares
  authorized, 3,458,817 issued:
Series A 10% redeemable convertible
  preferred stock, $.01 par value,
  2,958,817 shares issued and
  outstanding (liquidation value of
  $2,958,817 plus accumulated dividends)    $     29,587       $     29,587
Series B convertible preferred stock,
  $.01 par value, 500,000 shares
  authorized, 500,000 shares issued
  and outstanding                                  5,000              5,000
Series C 6% convertible preferred
  stock, $.01 par value, 3,800 shares
  authorized, 3,780 shares issued
  and outstanding                                     --                 38
Common Stock, $.01 par value,
  50,000,000 shares authorized,
  6,389,927 shares issued and
  outstanding                                     65,413             85,093
Treasury stock, 14,600 shares at cost            (34,644)           (34,644)
Additional paid-in-capital                    13,152,744         23,258,389
Accumulated deficit                           (4,268,831)        (5,057,039)
                                            ------------       ------------

       Total stockholders' equity           $  8,949,269       $ 18,286,424
                                            ============       ============


                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling securityholders. However, this prospectus relates to the sale of up to 1,400,000 shares that may be issued in the event of exercise of the warrants held by selling securityholders. In the event all of the warrants are exercised, we will receive proceeds of $2,296,000. These proceeds, if received, will be used for working capital purposes.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our shares of common stock and common stock purchase warrants are traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbols "FANT" and "FANTW", respectively. The reported high and low bid prices for the common stock and common stock purchase warrants are shown below for the period from inception of trading in January 1998 through December 31, 1999. The closing bid prices on December 30, 1999 for the common stock and common stock purchase warrants were $3.1875 and $.50, respectively.

         The quotations represent prices between dealers and do not include retail mark-up, mark-down or commissions or necessarily represent actual transactions.

COMMON STOCK


PERIOD                                                       HIGH                      LOW
------                                                       ----                      ---
January 1, 1998-March 31, 1998                               $7.25                    $2.75
April 1, 1998 - June 30, 1998                                $5.13                    $1.00
July 1, 1998 - September 30, 1998                            $2.88                    $1.63
October 1, 1998 - December 31, 1998                          $3.00                    $2.00

January 1, 1999 - March 31, 1999                             $3.75                    $2.75
April 1, 1999 - June 30, 1999                                $5.13                    $2.88
July 1, 1999 - September 30, 1999                            $5.00                    $2.75
October 1, 1999 - December 31, 1999                          $4.00                    $2.13

COMMON STOCK PURCHASE WARRANTS

PERIOD                                                       HIGH                      LOW
------                                                       ----                      ---

January 1, 1998 - March 31, 1998(1)                             --                       --
April 1, 1998 - June 30, 1998(1)                                --                       --
July 1, 1998 - September 30, 1998(1)                            --                       --
October 1, 1998 - December 31, 1998                           $.10                     $.04

January 1, 1999 - March 31, 1999                              $.19                     $.10
April 1, 1999 - June 30, 1999                                 $.81                     $.19
July 1, 1999 - September 30, 1999                             $.69                     $.75
October 1, 1999 - December 31, 1999                           $.38                     $.19


--------------

(1) The common stock purchase warrants did not trade during this period.

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid for the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus discuss further expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

GENERAL

         Finantra Capital, Inc. (f/k/a Medley Credit Acceptance Corp.), a Delaware corporation, is a diversified, multi-faceted, specialty finance company with two principal operating arms - our commercial asset finance group and our consumer finance group. The commercial asset finance group, operating under the umbrella of Ameri-Cap

Business Finance Group, Inc., the holding company subsidiary, specializes, principally, in accounts receivable financing (factoring) and equipment leasing. The consumer finance group, operating under the umbrella of our Ameri-Cap Consumer Finance Group, Inc. holding company subsidiary, specializes, principally, in mortgage banking and other retail specialty financing. We, on November 5, 1999, but effective as of September 30, 1999 for all operating, financial, tax and accounting purposes, acquired, through our wholly-owned subsidiary, Travelers Acquisition Corporation, Travelers Investment Corporation and its operating subsidiaries. Travelers Investment Corporation is a California-based specialty consumer finance company which, for the past 25 years, has been engaged, generally, in the acquisition, management, servicing and collection of individual consumer contracts. Travelers Investment will operate under our Ameri-Cap Consumer Finance subsidiary.

         In addition to our commercial asset finance and consumer finance arms, we have also established an Internet financial services company subsidiary, Finantra Internet Services.Com, Inc., as a platform for the distribution of financial products and services, in particular, residential mortgages, through the Internet.

         Since the consummation, during late December 1997 and early 1998, of our initial public offering of securities, our operations have focused primarily on growing an operation base and establishing a market presence in each of the aforementioned business segments. Our primary strategy for achieving its necessary growth and market presence has been, among other things, to pursue acquisitions of existing enterprises which, in our opinion, have management experience and earnings potential and long-term growth possibilities, and obtaining institutional lines of credit for each business line. Having established operations in each of its commercial asset finance and consumer finance arms, our current principal strategy for making its operations more profitable is to bundle (or combine and package) financial products and services. We believe that by bundling products and services, we will be positioned to more effectively compete since as the volume of the transactions it handles increases, the more likely we will have access to less costly leasing, factoring, mortgage banking and retail consumer financing lines.

         In an effort to grow our Ameri-Cap Business Finance Group and Ameri-Cap Consumer Finance Group business segments, while establishing a market presence for the same, we, during 1998 and 1999, in addition to our recent, consummated several other significant transactions. Principal among these were (i) our formation of our American Factors Group, Inc. subsidiary, an entity specializing in accounts receivable financing, (ii) our acquisition of Medical Billing Service Systems, Inc. and Premier Provider Services, Inc., companies engaged, generally, in providing back office accounting and other financial administrative services principally to the medical industry, and (iii) our acquisition of a majority interest in Ameritrust Holdings, Inc., a licensed mortgage lender engaged in both residential and commercial lending.

         We have formed several subsidiaries under the control of Ameri-Cap Finance Group and Ameri-Cap Consumer Finance Group from which we conduct operations. Included within our commercial asset finance arm are Ameri-Cap Commercial Asset Finance Group, which, through Ameri-Cap Factors Group, Inc., a wholly-owned subsidiary, controls American Factors Group, Ameri-Cap Leasing Corp., which controls the equipment leasing aspect of our business, and Ameri-Cap Medical Finance Group, which controls our medical industry receivables business. Included within our consumer finance arm are Ameri-Cap Mortgage Group, Inc., which controls Ameritrust Holdings, and Travelers Acquisition Corporation, which controls Travelers Investment Corp.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

         For the nine month period ended September 30, 1999 ("Nine Months 1999"), we generated revenues of $8,596,154, an increase of $1,460,836, or approximately 20%, from revenues of $7,135,318 for the nine month period ended September 30, 1998 ("Nine Months 1998"). This increase in revenues was primarily the result of our full-scale initiation, during Nine Months 1999, of our mortgage banking operations and an approximate $930,000, or approximate 213%, increase, during Nine Months 1999 as compared to Nine Months 1998, in revenues generated from our factoring operations.

         During Nine Months 1998, we had not yet commenced its mortgage banking operations. Consequently, mortgage banking operations generated no revenue during Nine Months 1998, while factoring income during this period was negligible since our factoring operations were then still in the start-up mode. Revenues generated from our mortgage banking operations effectively offset an approximate $1.9 million decrease from Nine Months 1998 results in revenues generated from our financial services operations. This decrease in financial services revenues can be attributed principally to the shift in emphasis (detailed below) in our financial services operations during Third Quarter 1999.

         During the first Nine Months of 1999, we incurred an increase of $2,516,311, or approximately 38%, in total operating costs and expenses over the first Nine Months 1998 figures. This increase was principally the result of our expansion and full-scale initiation, and the costs attendant thereto, during the Nine Months 1999, of our overall business and, in particular, our equipment leasing, mortgage banking and accounts receivable financing operations. A portion of this increase can also be attributed to our creation of a reserve for bad debts during the first Nine Months of 1999. As a consequence thereof, and the approximate $180,000 increase during Nine Months 1999 in interest expenses incurred as a result of our greater utilization of our credit facilities to generate revenues, we recorded a net loss of $845,520 for Nine Months 1999, as compared to net income of $378,436 for Nine Months 1998. When combined with the provision for dividends with respect to shares of our series A convertible preferred stock, we incurred a net loss applicable to common shareholders for Nine Months 1999 of $1,050,120, or approximately $.18 per share, as compared to net income applicable to common shareholders for Nine Months 1998 of $173,836, or approximately $.05 per share.

THREE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1998

         For the three months ended September 30, 1999, we generated revenues of $2,213,031, a decrease of $1,838,455, or approximately 44%, from revenues of $4,171,307 for the three months ended September 30, 1998. This decrease in revenues was directly the result of our reorganization, during third quarter 1999, of our equipment leasing operations and shift in emphasis of its financial services operations. During third quarter 1999, we effectively merged our equipment leasing operations into its factoring operations for financial reporting purposes. This reorganization will become evident in future statement of operations presentations. In addition, during third quarter 1999, equipment leasing revenues were adversely affected by the seasonal decrease, during the summer months, of equipment leasing transactions. In addition, during third quarter 1999, we shifted the emphasis of our Premier Provider Services, Inc. subsidiary from performing back office accounting functions for third party clients for a fee to providing in-house back office accounting functions for us and our operating subsidiaries; consequently, the significant decrease in financial services revenues during third quarter 1999 as compared to third quarter 1998. The overall decrease in revenues during third quarter 1999 as compared to third quarter 1998 was offset, however, by approximately $1.5 million of revenue generated from mortgage banking operations during third quarter 1999.
Mortgage banking operations generated no revenue during third quarter 1998.

         During third quarter 1999, primarily as a consequence of the aforementioned reorganization of our equipment leasing operations, we recorded a decrease of $1,838,455, or approximately 44%, in total operating costs and expenses over third quarter 1998 figures. As a result of the foregoing, during third quarter 1999, we recorded a net loss of $216,104, as compared to net income of $233,963 for third quarter 1998. When combined with the provision for dividends with respect to shares of our series A 10% convertible preferred stock, we incurred a net loss applicable to common shareholders for third quarter 1999 of $284,304, or approximately $.04 per share, as compared to net income applicable to common shareholders for third quarter 1998 of $165,763, or approximately $.04 per share.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997

         For Fiscal 1998, we generated revenues of $9,734,940, as compared to revenues of $292,536 for Fiscal 1997. This significant increase in revenues was the result of our commencement, during Fiscal 1998, of our accounts receivable financing (factoring), equipment leasing and financial services businesses. These operations are principally conducted through our Ameri-Cap Factors, Ameri-Cap Leasing and Ameri-Cap Mortgage subsidiaries. During Fiscal 1997, our operations were limited, principally, to winding down our prior dry cleaning and refrigeration equipment leasing operations and consummating its IPO.

         For Fiscal 1998, we incurred costs and expenses arising out of its accounts receivable financing (factoring), equipment leasing and financial services businesses of $9,376,685, all of which were ordinary course business expenses, and recorded a provision for bad debts of $1,107,269. We recorded this bad debt provision in order to insulate itself from any adverse effects resulting from existing loans and leases, and loans and leases written by us during Fiscal 1999 and thereafter, becoming delinquent or uncollectible. Our management reasonably believes that we will generate approximately $100 million in loans and leases during Fiscal 1999. As such, this bad debt provision constitutes approximately 1% of our estimated Fiscal 1999 loan and lease totals.

         Without giving effect to our recording of our provision for bad debts, we generated income from operations for Fiscal 1998 of $358,255, as compared to incurring a loss from operations for Fiscal 1997 of $(416,873). After giving effect to our recording of our provision for bad debts, however, we incurred a loss from operations for Fiscal 1998 of $(749,014). When combined with the provision for dividends with respect to shares of our Series A Preferred Stock (and after giving effect to the recording of the $1,107,269 bad debt provision), we incurred losses applicable to common shareholders for Fiscal 1998 of $(1,192,685) or $(.32) per common share, as compared to losses applicable to common shareholders for Fiscal 1997 of $(992,179) or $(.58) per common share.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 1999, we had total assets of $64,605,830, as compared to total assets of $13,618,188 at December 31, 1998. This significant increase in total assets is directly the result of our acquisition, as of September 30, 1999, of Travelers Investment Corporation (and its subsidiaries) (see Item 5 below). The acquisition of Travelers Investment Corporation has been accounted for under the purchase method of accounting. Approximately $44 million of assets included on our balance sheet at September 30, 1999 are Travelers Investments' assets. Without giving effect to the Travelers Investment acquisition, the modest increase in our assets from December 31, 1998 (approximately $6 million), is a product of the increased number of equipment leases, financed accounts receivable, loans held for resale and related financial instruments originated or underwritten by us during Nine Months 1999. The $13,941,518 of goodwill, net, recorded on our balance sheet at September 30, 1999 represents the premium over net equity paid by us in connection with its acquisitions of its operating divisions. Approximately $11 million of this goodwill figure was generated from the Travelers Investment acquisition. We anticipate that our future earnings (assuming its acquired subsidiaries continue to generate earnings) will offset the amortization associated with the recording of this goodwill.

         At September 30, 1999, we had total liabilities of $46,270,828, as compared to total liabilities of $6,102,015 at December 31, 1998. This significant increase in total liabilities was directly the result of our acquisition of Travelers Investment. Approximately $36 million of our liabilities at September 30, 1999 are Travelers' liabilities. Without giving effect to the Travelers Investment acquisition, the increase in liabilities from December 31, 1998 (approximately $4 million) is a direct result of our increased borrowings under our interest bearing credit facilities, rather than financing internally out of its working capital, amounts necessary to fund our mortgage banking operations.

         At September 30, 1999, we had total stockholders' equity of $18,286,424, as compared to total stockholders' equity of $7,499,084 at December 31, 1998. The increase from December 31, 1998 in stockholders' equity is attributable directly to the approximate $11 million in stockholders' equity inherited from Travelers Investment.

         We anticipate, based on our current proposed plans and assumptions relating to our operations and expansion, that we will be able to satisfy our currently contemplated cash requirements for approximately the next 12 months from working capital and cash flow. In addition, we intend to fund Travelers Investment's operations from borrowings available under the $32.5 million FINOVA Credit Facility. In the event that our plans change or our assumptions prove to be inaccurate, or working capital, cash flow and availability under existing credit facilities prove to be insufficient to fund our operations and expansion (due to unanticipated expenses, delays, problems or otherwise), we would be required to seek additional funding. Depending upon our financial strength and the state of the capital markets, we may also determine that it is advisable to raise additional equity capital. Except as set forth above or in our interim financial statements included as part of this report, we have no current arrangements with respect to, or sources of, any additional capital, and there can be no assurance that such additional capital will be available to us, if needed, on commercial reasonable terms, or at all. Our inability to obtain additional capital would have a material adverse effect on us and could cause us to be unable to implement its business strategy or proposed expansion or to otherwise significantly curtail or cease operations.

         The FINOVA Credit Facility is in the principal amount of $32.5 million, has a five-year term and bears interest, payable monthly, at the rate which, from time to time, is 2% above FINOVA's stated "prime rate." Advances under the FINOVA Credit Facility are limited, generally, to an amount not to exceed 80% of Travelers' eligible receivables and eligible inventory (each as defined). Travelers' obligations under the FINOVA Credit Facility have been secured by Travelers' grant of a first lien on, and security interest in, all of Travelers' assets, and a pledge, on a subordinated basis, of all of the capital stock of Travelers. In addition, each of Travelers Acquisition Corp. and Finantra has guaranteed all of Traveler's Acquisition Corp.'s obligations and liabilities under the FINOVA Credit Facility. At the Closing, Travelers applied approximately $15 million of advances under the FINOVA Credit Facility to satisfy and discharge all indebtedness then owing by Travelers to Travelers' senior lenders.

YEAR 2000 COMPLIANCE

         Computer programs that are "Year 2000 noncompliant" are incapable, in whole or in part, of processing date data between periods before and periods after January 1, 2000. The inability of our computer systems, or the computer systems of businesses we may acquire, to accept, store, interpret or display dates for the year 2000 and beyond could materially impair our ability to originate, service and sell financial products. In addition, we intend to utilize in its internal operations a number of computer software programs, including programs used to manage our financial and accounting functions and sales and marketing activities. The inability of such programs to interpret properly date data for the year 2000 and beyond could have a material adverse effect on our operations. While we have purchased new computers and software programs that are not year 2000 non-compliant, failure by us to identify a year 2000 problem in our software products or in any software program used in our operations could require modifications or replacements. In such event, we will be forced to expend such amounts of our working capital as may be necessary to correct its software and hardware systems and implement contingency plans. We continue to attempt to assess the Year 2000 compliance and readiness of its lenders and material customers. Such attempts include written inquiries as to their Year 2000 certification of compliance.

                                    BUSINESS

GENERAL

         Finantra Capital, Inc. (f/k/a Medley Credit Acceptance Corp.) is a specialty finance company engaged, principally, in accounts receivable financing (factoring), equipment leasing, mortgaging and traditional financing business lines. Our business is principally operated through two wholly owned subsidiaries, Ameri-Cap Business Finance Group, Inc. and Ameri-Cap Consumer Finance Group, Inc. Our commercial asset finance group operates under Ameri-Cap Business Finance Group, a holding company, specializing, principally, in accounts receivable financing (factoring) and equipment leasing. The consumer finance group, which operates under Ameri-Cap Consumer Finance Group, a holding company, specializes, principally, in mortgage banking and other retail specialty financing lines. Additionally we have incorporated Finantra Internet Services.com, Inc., a platform for the distribution of financial products and services, in particular, residential mortgages, through the Internet.

         Since the consummation of our initial public offering in January 1998, our operations have focused primarily on growing an operation base and establishing a market presence in each of the aforementioned businesses. Our primary strategy for achieving our necessary growth and market presence has been, among other things, to pursue acquisitions of existing enterprises which have management experience and earnings potential and long-term growth possibilities, and obtaining institutional lines of credit for each financing business line.

         While we have only a limited operating history in the accounts receivable financing and traditional financing business lines, we have more seasoned experience in the equipment leasing business. Prior to January 1998, our business and affairs focused on the financing of (i) dry cleaning equipment to small dry cleaning businesses throughout the eastern United States and (ii) refrigeration equipment sold or leased by an affiliate. We have discontinued these operations entirely.

         We were incorporated under the laws of the State of Delaware on May 2, 1990 under the name Premier Lease Concepts Inc. In September 1993, as part of our merger into a subsidiary of Medley Group, Inc., we changed our name to Medley Credit Acceptance Corp. In August 1998, we further changed our name to Finantra Capital, Inc. Our principal executive offices are located at 150 South Pine Island Road, Suite 500, Plantation, Florida 33324, and our telephone number is (954) 577-9225.

ACQUISITION OF TRAVELERS INVESTMENT CORPORATION

         On November 5, 1999, but effective as of September 30, 1999, we acquired, through a wholly owned subsidiary, all of the outstanding capital stock of Travelers Investment Corporation, a California-based provider of specialty consumer financing. Travelers has been engaged, for over 25 years, in the acquisition, management, servicing and collection of individual consumer contracts. At the time of its acquisition, Travelers had an established loan portfolio of approximately $36 million in gross consumer receivables.

         In consideration for our purchase of Travelers, we paid Travelers' stockholders an aggregate of $20 million, $15 million of which was paid in cash at closing of the acquisition, with the remaining $5 million purchase price taking the form of three-year 10% promissory notes (the "Notes") of our wholly owned subsidiary, Travelers Acquisition Co. The $20 million purchase price shall be adjusted, post closing of the acquisition, upward or downward, on a dollar-for-dollar basis, by the amount that the consolidated stockholders' equity of Travelers at September 30, 1999 was greater or less than, as the case may be, $12,128,281. To secure Travelers Acquisition Co.'s obligations to Travelers' former stockholders under the promissory notes, Travelers Acquisition Co. granted such former stockholders a subordinated security interest in all of Travelers' assets and pledged, on a subordinated basis, all of the capital stock of Travelers. We have also guaranteed all of Travelers Acquisition Co.'s obligations under the promissory notes.

AMERI-CAP BUSINESS FINANCE GROUP

         AMERI-CAP FACTORS GROUP OPERATIONS

         Ameri-Cap Factors', a wholly owned subsidiary of Ameri-Cap Commercial Asset Finance Group, Inc. (a holding company) business, through its majority owned subsidiary, American Factors Group, Inc. and its wholly owned subsidiary, Ameri-Cap Retail Factors, Inc., focuses on the discounted purchase of approved accounts receivable. These receivables are limited, principally, to credit insured and other relatively low-risk accounts receivables. Ameri-Cap Factors has expanded our operations to include traditional factoring, i.e., providing small- to-medium sized companies with capital through the discounted purchase of their accounts receivable.

         Ameri-Cap Factors' business consists of entering into an accounts receivable factoring and security agreement with a client which obligates the client to sell us a minimum amount of accounts receivable each month (or a minimum amount of receivables during the term of the agreement), usually has a term of not less than one year, and is automatically renewable. When making an advance collateralized by inventory, equipment, real estate or other assets, we enter into such additional agreements with the client, and, if appropriate, third parties, as we deem necessary or desirable based on the type of collateral securing the advance. We purchase accounts receivable from our clients at a discount from face value and usually require the client's customers to make payment on the receivables directly to us. We also take a lien on all accounts receivable of the client and, whenever available, blanket liens on all of the client's other assets (some or all of which liens may be subordinate to other liens) to secure the client's obligations. When making an advance, we generally take a first lien on the specific collateral securing the advance. We almost always require personal guaranties (either unlimited or limited to the validity and collectibility of purchased accounts receivable) from each client's principals. Although we obtain, when available, credit insurance underwritten by credible insurance companies, and as much collateral as possible, there can be no assurance that the collateral obtained will be sufficient to protect us against loss.

         For purposes of providing American Factors Group with the capital necessary to finance factoring operations, we entered into a $7 million credit facility with FINOVA Capital Corporation. Advances under the credit facility are secured by a pledge to FINOVA Capital Corporation of American Factors Group's factored receivables and the guaranty of us.

         AMERI-CAP LEASING CORP. OPERATIONS

         Ameri-Cap Leasing is engaged in the equipment leasing business (acquiring, originating, selling and servicing equipment leases). The equipment leased by Ameri-Cap Leasing generally has a purchase price of less than $250,000. As such, Ameri-Cap Leasing"s leases are commonly referred to as "small ticket leases". Ameri- Cap Leasing currently funds the acquisition or origination of its leases from its working capital. Ameri-Cap Leasing has established strategic alliances with a network of independent leasing companies, lease brokers and equipment vendors, each of which acts as a source from which Ameri-Cap Leasing obtains access to equipment leases. Ameri-Cap Leasing customizes lease financing products to meet the specific equipment financing needs of its sources.

         We believe that the small ticket segment of the equipment leasing business is a rapidly growing industry due to the following:

         o the consolidation of the banking industry, which has eliminated many of the smaller community banks that traditionally provided equipment financing for small to mid-size businesses, forcing these businesses to seek alternative financing rather than deal with the approval process of large commercial banks; o stricter lending requirements of commercial banks;
         o a trend toward instant approvals at the point of sale made possible by improved technology;
         o the decline in the price of computer hardware and software and increasing demand therefor; and
         o the adoption of accounting pronouncements concerning the accounting treatment of transactions with captive finance company subsidiaries, which has caused a number of manufacturers to eliminate their finance companies, resulting in an increased demand for independent financing.

         Substantially all equipment leases acquired or originated by Ameri-Cap Leasing are non-cancelable. During the term of the lease, Ameri-Cap Leasing generally receives scheduled payments sufficient, in the aggregate, to cover Ameri-Cap Leasing's borrowing costs and the costs of the underlying equipment, and to provide Ameri- Cap Leasing with an appropriate profit margin. The initial non-cancelable term of the lease is equal to or less than the equipment's estimated economic life and a small portion of Ameri-Cap Leasing's leases provide Ameri-Cap Leasing with additional revenues based on the residual value of the equipment financed at the end of the initial term of the lease. Initial terms of the leases in the Ameri-Cap Leasing's portfolio generally range from 12 to 60 months.

AMERI-CAP CONSUMER FINANCE GROUP

         TRAVELER'S INVESTMENT CORPORATION OPERATIONS

         Travelers conducts business, principally, through four operating subsidiaries, Travelers Acceptance Corporation, Travelers Leasing Corporation, Trace Credit Services and Traveler's Data Services. Travelers Acceptance Corporation purchases, services and collects installment consumer contracts from originators. Travelers Acceptance Corporation currently services approximately 200 organizations, with a total portfolio value of approximately $40 million in notes, comprising over 21,000 individual accounts. Travelers Acceptance Corporation provides niche based leasing solutions to a variety of businesses. Trace Credit Services provides debt collection services to third-party clients. Trace Credit Services currently serves approximately 100 clients and has in its portfolio approximately $50 million in recoverable and collectible non-performing receivables. Traveler's Data Services provides the billing and servicing of individual consumer accounts for third-party clients. Traveler's Data Services currently services approximately $80 million of notes.

         We believe that Travelers' resources have been, historically, under-utilized, and that, with the implementation of certain marketing and operating strategies, Travelers' financial performance could be increased materially. Management further believes that the acquisition of Travelers will result in numerous marketing and operating synergies that will result, on a consolidated basis, in revenue and earnings increases for us. The acquisition of Travelers is expected to be immediately accretive as a result of both cost savings and revenue expansion. We intend to effect initial Travelers' cost reductions by combining Travelers' three existing offices into one location and by updating Travelers' information systems and transitioning it to an Internet access portal. In addition, we anticipate that we can eliminate approximately $1 million annually from Travelers' operating expenses as a direct result of the elimination of certain salary and consulting fees historically paid to certain of Travelers' former stockholders. Management further anticipates that our revenues should be enhanced as a result of cross- selling and marketing efforts between Travelers' and our current operating businesses including Ameri-Cap Leasing Corp. and Ameri-Cap Mortgage's operations.

         AMERI-CAP MORTGAGE GROUP OPERATIONS

         Ameri-Cap Mortgage Group, Inc. is a licensed mortgage lender engaged in both residential and commercial lending. Ameri-Cap Mortgage Group's, and its wholly owned subsidiaries, Ameri-Cap Mortgage Lending Corp. and Ameri-Cap Mortgage Services, Inc., operations focus primarily on conforming and non-conforming loans, sub- prime credits, home improvement loans, sales finance contracts and debt consolidations.

         In order to provide Ameri-Cap Mortgage Group with the financial capacity to originate its mortgage loans, we have obtained warehouse lines of credit in the amount of $10 million from Suntrust Bank and $10 million from Republic Bank. It is anticipated that this line will be utilized for residential and commercial mortgages.

DISPOSITION OF ASSETS

         In March 1998, we purchased American Investment Management. Subsequently, in September, 1999 we entered into a Separation and Termination Agreement with the principal of American Investment Management, Inc. whereby he agreed to repurchase our 80% ownership of American Investment Management for $35,000 and the termination of his employment agreement.

COMPETITION

         The factoring, finance and equipment leasing businesses are highly fragmented. We compete, and will compete, for customers with a number of national, regional and local finance and factoring companies, including those which, like us, specialize in particular segments of the overall market. In addition, our competitors include, and will include, those equipment manufacturers which finance the sale or lease of their products themselves, other traditional types of financial services companies, such as commercial banks and savings and loan associations, and conventional leasing and factoring companies. Our future profitability will be directly related to our ability to access capital funding and to obtain favorable funding rates as compared to the capital and costs of capital available to its competitors. Accordingly, there can be no assurance that we will be able to continue to compete successfully in its targeted markets.

EMPLOYEES

         We currently employ 165 full-time employees, in the following capacities: 10 executive officers, 25 administrative employees, 50 sales and marketing person and 80 support staff. Our employees are not represented by a collective bargaining unit. We believe relations with our employees are good.

DESCRIPTION OF PROPERTY

         We currently own no real property and conduct our business from facilities leased to us by unaffiliated third parties in Plantation, Florida, Boca Raton, Florida, Lake Worth, Florida, Carlsbad, California and Bainbridge Township, Ohio. Our principal place of business is located in Plantation, Florida. Pursuant to the terms of this lease, which has an initial term expiring in 2004, we rent approximately 9,800 square feet of office space in consideration for annual rents currently set at approximately $16,750 per year, gradually escalating over the leased term to approximately $18,850 during the last year of the initial leased term. We are also obligated to pay the landlord for these premises our proportionate share of all operating costs, expenses and taxes. We believe these premises are well maintained and adequate to meet our needs for the foreseeable future.

         Our subsidiaries do not own any real property and conduct their respective businesses from facilities leased to them, at market rates, by unaffiliated persons. We believe that such leased facilities are adequate for our subsidiaries reasonably foreseeable operations.

                                    MONTHLY                   SQUARE                    LEASE
LEASE LOCATION                      RENT                      FOOTAGE                   TERM
--------------                      -------                   -------                   ----
Boca Raton, Florida                 $5,224.57                 2,200                     March 31, 2003
Lake Worth, Florida                 $5,255.83                 3,500                     February 29,2000
Carlsbad, California                $30,517.66                19,438                    January 14, 2005
Bainbridge Township, Ohio           $2,700                    2,400                     March 31, 2002


LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding the resolution of which, our management believes, would have a material adverse effect on our results of operations or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table includes the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Except for outside directors who receive $1,500 and are reimbursed for their travel and lodging expenses for their attendance at board meetings, directors do not presently receive compensation for their services as directors. Officers are elected by the Board and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the Board.


NAME                        AGE                                  POSITION
----                        ---                                  --------
Robert D. Press             35                         Chairman of the Board of Directors, Chief
                                                       Executive Officer and Chief Financial Officer
Charles Litt                51                         President and Director
Maynard Hellman             54                         Director
Arthur J. Press             70                         Director
Evaldo F. Dupuy             55                         Director
Thomas W. Dwyer             38                         Director
Alyce B. Schreiber          35                         Executive Vice President, Secretary and
                                                       Director


         ROBERT D. PRESS has served as our Chairman of the Board since August 1997 and as our Director since our inception in September 1993. From September 1993 through May 1999, Mr. Press also served as our President. Mr. Press devotes all of his business time and efforts to the affairs of Finantra Capital. From June 1990 to August 1993, Mr. Press served as President of Premier Lease Concepts, Inc., our predecessor. In addition, from 1989 to 1997, Mr. Press served as President of Performance Capital Management, Inc., a holding company controlled in part by Mr. Press, which had interests in brokerage and investment management, and as President of Medley Group since October 1992. Mr. Press also served, from 1991 to July 1997, as a licensed registered representative of PCM Securities Limited, L.P., an NASD registered broker-dealer. Mr. Press holds a B.A. degree in Economics from Brandeis University. From 1984 to 1986, Mr. Press worked as a full-time trading systems consultant to several major Wall Street firms, including The Longview Group. In 1986, Mr. Press joined Chemical Bank, N.A. ("Chemical Bank") as an internal consultant in trading and capital markets, and later in 1986, Mr. Press joined in the formation of Chemical Bank's Interest Rate Arbitrage trading group, of which Mr. Press became the principal trader responsible for the global trading and investment decisions of a multi-billion dollar portfolio. Mr. Press holds Series 7 and 63 professional securities licenses. Mr. Press is the son of Arthur J. Press, our director.

         CHARLES LITT has served as our President since May 1999. From 1996 to May 1999, Mr. Litt served as Vice President and General Counsel for First Sierra Financial, Inc. ("First Sierra"), a publicly held specialty finance company. Mr. Litt's responsibilities at First Sierra included the negotiation of vendor program agreements and the structuring of major leasing and finance transactions. From 1993 to 1996, Mr. Litt served as President of Kinnard Capital Corporation, a subsidiary of Kinnard Investments, a Minneapolis based investment company with broker dealer and financial focused subsidiaries. Prior to 1993, Mr. Litt served in various positions for Banc One Leasing Corporation.

         MAYNARD J. HELLMAN has served as our Director since January 1997. Since January 1988, Mr. Hellman has served as managing partner of the Coral Gables, Florida based law firm of Hellman & Mass. From 1983 until 1988, Mr. Hellman was engaged in the private practice of law and prior thereto, Mr. Hellman served as a partner in the Miami, Florida law firm of Gilbert, Silverstein and Hellman. Mr. Hellman holds a J.D. degree from the University of Miami School of Law and a B.B.A degree in Accounting from the University of Miami School of Business Administration.

         ARTHUR J. PRESS has served as our Director since January 1998. Prior to his retirement in 1987, Mr. Press served as the Vice President of Commercial Lending for Chemical Bank. Mr. Press is the father of Robert D. Press, our Chairman of the Board.

         EVALDO F. DUPUY has served as our Director since July 1998. Since 1989, Mr. Dupuy has served as a principal of Coast Partners Securities, Inc., a boutique investment banking firm specializing in asset backed and debt related facilities for its clients. Mr. Dupuy is a member of the Florida Premium Finance Association, Florida Automobile Dealers Association, Florida Mortgage Brokers Association and the Asset Based Lender Association.

         THOMAS W. DWYER has served as our Director since March 1999. Since 1994, Mr. Dwyer has served as Vice President of Fuji Capital Markets Corp., a derivatives trading house owned by Fuji Bank Tokyo. In addition, since 1998, Mr. Dwyer has served as a director of Securities Arbitrage Consulting Group, a Chicago based risk software company.

         ALYCE B. SCHREIBER has served as our Director and Executive Vice President since March 1999 and our Secretary since November 1997. From 1990 to March 1999, Ms. Schreiber served our Vice President. Prior to Ms. Schreiber's becoming associated with us, Ms. Schreiber served as a tax specialist for Laventhol and Horwath, a certified public accounting firm. Ms. Schreiber holds a J.D. degree from Cardozo School of Law and a B.B.A. degree in Accounting from the Boston University School of Management.

DIRECTORS' FEES, BOARD MEETINGS AND COMMITTEES

         Our Board has established Audit and Compensation Committees. The Audit Committee meets with management to consider the adequacy of our internal controls and the objectivity of our financing reporting. The Audit Committee also meets with our independent accountants and with appropriate personnel of Finantra Capital about these matters. The Compensation Committee administers our 1997 Stock Option Plan (the "Option Plan") and makes recommendations to the Board of Directors with respect to the compensation of management. The Audit and Compensation Committees are comprised of Messrs. Hellman, Dupuy, Press and Dwyer and Ms. Schreiber. The Board of Directors met or took written action by unanimous written consent four times during Fiscal 1998. None of our then Directors attended (or executed written consents at) less than 75% of such meetings. Each non-employee Director receives a fee of $500 for each meeting (or committee meeting) attended, together with reimbursement of reasonable expenses incurred in attending such meeting.

         EMPLOYMENT AGREEMENTS

         Pursuant to Mr. Press' employment agreement with us, as amended, Mr. Press has agreed to serve as our Chairman of the Board. This employment agreement expires on December 31, 2004 (subject to earlier termination for cause). Mr. Press' employment agreement further provides for Mr. Press' salary to increase to $350,000 per annum during the year beginning January 1, 2000, with such annual salary increasing 10% per annum thereafter. In addition, Mr. Press is entitled to receive minimum cash bonuses of $60,000 and $75,000, respectively, for Fiscal 1999 and the year ending December 31, 2000 ("Fiscal 2000"). Mr. Press is also entitled to receive 40,000 shares of our Common Stock following the close of each calendar quarter during Fiscal 1999, 50,000 shares of Common Stock following the close of each calendar quarter during Fiscal 2000 and 25,000 shares of Common Stock following the close of each calendar quarter thereafter. Mr. Press' employment agreement also provides for the annual grant to him of 100,000 incentive stock options. These options are exercisable over the five year period following their grant at a price equal to 110% of the fair market value for shares of our Common Stock at the date of grant. Mr. Press is entitled to participate in all medical, stock option, pension and other benefit plans that we may establish from time to time for our senior management generally. Mr. Press' employment agreement is terminable by us for cause (i.e., conviction of a felony, willful misconduct, dishonesty or material breach of the agreement) at any time or in the event that Mr. Press becomes disabled and, as a result, is unable to perform his duties under his employment agreement for more than 60 consecutive days or for more than 90 days during any 12-month period.

         Pursuant to Mr. Litt's employment agreement with us, Mr. Litt has agreed to serve as our President. This employment agreement expires on May 16, 2004 (subject to earlier termination for cause or disability). Mr. Litt shall be paid an annual salary under this agreement of $250,000. Mr. Litt was granted 100,000 stock options in connection with the execution of his employment agreement and, pursuant to his employment agreement, shall be granted an additional 100,000 stock options on each December 31 during the term of the agreement. All such options have and shall have a six month vesting period, an exercise period of 36 months following their date of grant and an exercise price equal to the fair market value for shares of our common stock on their date of grant less the maximum allowable discount which will not create income to Mr. Litt or an expense to us. In addition, we are required to provide Mr. Litt with a furnished apartment and an automobile during the term of his employment. Mr.

Litt may nonetheless terminate his affiliation with us and continue to receive benefits and compensation under his employment agreement for the lesser of 24 months following his termination of employment or the remaining term under his employment agreement if we are convicted of a felony within which Mr. Litt had no knowledge or complicity, or an officer, Director or employee of us is convicted of a felony and we, notwithstanding Mr. Litt's request, refuse to discharge such person, or we require Mr. Litt to relocate his residence from Atlanta, Georgia to South Florida. Subject to eligibility requirements, Mr. Litt is entitled to participate in all medical, stock option, pension and other benefit plans the Company may establish from time to time for its senior management generally.

         Pursuant to Mr. Hellman's employment agreement with us, Mr. Hellman has agreed to serve as General Counsel, giving and rendering legal services, to us. This employment agreement expires on December 31, 2004 (subject to (i) automatic annual extensions unless written notice of expiration is provided by Mr. Hellman or us and (ii) earlier termination for cause or disability). Mr. Hellman's salary for Fiscal 1999 under this agreement is $180,000. Commencing with Fiscal 2000, Mr. Hellman's annual salary shall be increased annually by the lesser of the then cost of living increase, if any, or 5%. Mr. Hellman was granted 75,000 incentive stock options in connection with the execution of his employment agreement and, pursuant to his employment agreement, shall be granted an aggregate of 75,000 incentive stock options during each year of his employment agreement. All such incentive stock options are and will be exercisable over the five year period following their grant at a price equal to the fair market value for shares of our common stock at the date of grant. Subject to eligibility rules, Mr. Hellman is entitled to participate in all medical, stock option, pension and other benefit plans we may establish from time to time for our senior management generally.

         Pursuant to Ms. Schreiber's employment agreement with us, Ms. Schreiber has agreed to serve as our Executive Vice President. This employment agreement expires on December 31, 2003 (subject to earlier termination for cause or disability). Ms. Schreiber's annual salary for Fiscal 1999 under this agreement is $85,000, and such annual salary shall increase annually by $5,000 increments during the term of her employment agreement. Ms. Schreiber's employment agreement further provides that she will be granted an aggregate of 50,000 incentive stock options during each year of her employment agreement. All such incentive stock options will be exercisable over the five year period following their grant at a price equal to the fair market value for shares of our Common Stock at the date of grant. Subject to eligibility rules, Ms. Schreiber is entitled to participate in all medical, stock option, pension and other benefit plans we may establish from time to time for its senior management generally. Ms. Schreiber has agreed, generally, not to compete with us during the term of her employment and for the 18- month period immediately thereafter.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information relating to the compensation we paid during the past three fiscal years to: (a) our President and Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998:

                                    FISCAL                      OTHER ANNUAL                     LTIP     ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS    COMPENSATION     OPTIONS/ (#)    PAYOUTS  COMPENSATION
---------------------------         ----    -------    -----    ------------     ------------    -------  ------------

Robert D. Press, Chairman, Chief   1998   $225,000       -           -               -              -         (1)
Executive Officer and Chief        1997    $60,000       -           -               -              -          -
Financial Officer                  1996    $60,000       -           -               -              -          -


(1) Mr. Press was issued 120,000 shares of our common stock.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended December 31, 1998 to (a) our President and Chief Executive Officer;

and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998.

                                                Percent of
                                Number of     Total Options/
                               Securities      SARs Granted
                               Underlying      To Employees          Exercise Or
                              Options/SARs       In Fiscal           Base Price
      Name                     Granted (#)          Year               ($/Sh)           Expiration Date
-------------------------------------------------------------------------------------------------------
Robert D. Press, Chairman,
Chief Executive Officer and
Chief Financial Officer             -                 -                   -                    -


INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

         On January 9, 1997, the board of directors and shareholders adopted our 1997 Stock Option Plan. We have reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1997 Stock Option Plan. The 1997 Stock Option Plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

         Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 1997 Stock Option Plan is currently run by our board of directors.

         Subject to the provisions of each of the stock option plans, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an inventive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of the date of this prospectus, we have granted options to purchase 250,000 shares under the stock option plan.

OPTION EXERCISES AND HOLDINGS

         The following table sets contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 1998 to (a) our President and Chief Executive Officer; and
(b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                            Number of
                                                                           Securities            Value of
                                                                           Underlying           Unexercised
                             Shares                                        Unexercised         In-The-Money
                            Acquired                                      Options/SARs         Options/SARs
                               On                         Value           At FY-End (#)        At FY-End ($)
                            Exercise                    Realized          Exercisable/         Exercisable/
      Name                     (#)                         ($)            Unexercisable        Unexercisable
------------------------------------------------------------------------------------------------------------
Robert D. Press, Chairman,      -                           -                   -                    -
Chief Executive Officer
and Chief Financial Officer


LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

                                     Number          Performance             Estimated Future Payouts Under
                                    of Shares         or Other                 Non-stock Price-based Plans
                                    Units or        Period Until             -------------------------------
                                  Other Rights       Maturation              Threshold   Target    Maximum
      Name                            (#)             or Payout               ($ or #)  ($ or #)    ($ or #)
------------------------------------------------------------------------------------------------------------
Robert D. Press, Chairman,              -                 -                      -          -       -
Chief Executive Officer
and Chief Financial Officer


LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         The General Corporation Law of Delaware provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability

         o for any breach of the director's duty of loyalty to the corporation or its stockholders;
         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
         o in respect of certain unlawful dividend payments or stock redemptions or repurchases; and
         o for any transaction from which the director derives an improper personal benefit.

         Our certificate of incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages to the fullest extent permitted by the General Corporation Law of Delaware. In addition, the certificate of incorporation provides that if the General Corporation Law of Delaware is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. The effect of this provision is to eliminate our rights and our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligence or grossly negligent behavior), except in the situations described above. This provision does not limit or eliminate our rights or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The certificate of incorporation also provides that we shall, to the full extent permitted by the General Corporation Law of Delaware, as amended from time to time, indemnify and advance expenses to each of our currently acting and former directors, officers, employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

         Our articles of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                              CERTAIN TRANSACTIONS

         In December 1996, we sold Maynard Hellman, a director of the Company, in consideration for $100,000, warrants to purchase up to 1,000,000 shares of our common stock (the "1996 Warrants"). The 1996 Warrants were exercisable until July 22, 2002 at an exercise price of $5.00 per share. In October 1998, Mr. Hellman provided us with a $150,000 bridge loan. The current outstanding principal balance of $100,000 under this bridge loan is payable on June 30, 2000. In connection with this bridge loan, we agreed with Mr. Hellman to terminate the 1996 Warrants and we issued Mr. Hellman warrants to purchase, at any time through December 2002, up to 500,000 shares of Common Stock at an exercise price of $2.50 per share.

         During the second quarter of 1998, we provided a financial accommodation to Medley Group, a corporation controlled by Robert D. Press, for a fee equal to $150,000 per annum. This fee is payable each year we continue to extend such financial accommodation. Specifically, we posted a $1.475 million standby letter of credit on behalf of Medley Group. This letter of credit was posted for the purpose of securing the performance of certain equipment leases sold by Medley Group to an unrelated party. Our financial exposure under this letter of credit has been collateralized by the pledge by Medley Group to us of 750,000 shares of our common stock owned by Medley Group, which common stock, for purposes of the pledge, has an agreed upon value of $2.50 per share.

         In connection with the formation of Ameri-Cap Business Finance Group during 1998, Mr. Frederick Horwin was granted the right, over time, to exchange his equity interest in Ameri-Cap Business Finance Group for shares of our common stock (aggregating less than 1% of our outstanding shares) upon Ameri-Cap Business Finance Group's achieving certain financial performance levels. Mr. Horwin is also entitled to established cash bonuses based upon Ameri-Cap Business Finance Group's financial performance.

         In connection with the formation of Ameri-Cap Mortgage Group during 1998, Mr. Malcolm Resnick was granted the right, on the first Tuesday of January, 2000 and on the same day in 2001, 2002, 2003 and 2004, to exchange 3,000 shares of the common stock of Ameri-Cap Mortgage owned by Mr. Resnick on such date into such number of shares of our common stock as shall equal $155,000 divided by the average closing price for shares of our common stock for the 20 days preceding the exchange, provided that such average closing price shall never be deemed to be less than $2.00 nor more than $6.00. Mr. Resnick was further granted an additional five-year exchange right whereby he shall be entitled to exchange 20% of his common stock in Ameri-Cap Mortgage each year for shares of our common stock at a formula rate that is based upon Ameri-Cap Mortgage's annual pre-tax net profit. We have been granted the right, under certain circumstances, to redeem Mr. Resnick's equity interest in Ameri-Cap Mortgage at a formula price if Mr. Resnick ceases to be employed by us.

         During December 1998, we agreed to forgive an outstanding loan in the then outstanding amount of $68,000 made to Mr. Robert D. Press, our Chairman of the Board, at the rate of 20% per year beginning during Fiscal 1999.

         On December 31, 1998, we entered into an agreement with Medley Group pursuant to which, among other things, the manner in which the then $663,089.24 outstanding inter-company debt owing to us by Medley Group was scheduled for repayment. Specifically, Medley Group paid us $50,000 upon the execution of this agreement and agreed to pay us the remaining balance by December 31, 2004.

         During January 1999, we, through Ameri-Cap Mortgage, acquired from Mr. Maynard Hellman, General Counsel and our Director, 80% of the outstanding capital stock of Suncoast Title Company, Inc., a Florida title insurance company ("Suncoast"), for 50,000 shares of our common stock. We have agreed to acquire the remaining 20% of the outstanding capital stock of Suncoast from Mr. Hellman in equal, annual installments through 2002 for an aggregate of 50,000 additional shares of our common stock.

         During February 1999, we, through our Ameri-Cap Factors Group subsidiary ("Ameri-Cap Factors"), acquired from Mr. Hellman, .6% of the outstanding capital stock of Ameri-Med Financial Services, Inc., a Florida medical receivables financing business ("Ameri-Med Financial"), for 35,000 shares of our common stock. Ameri- Cap Factors previously owned 80% of the outstanding capital stock of Ameri-Med Financial. We have agreed, through 2003, to acquire an additional 2.4% of the capital stock of Ameri-Med Financial owned by Mr. Hellman for an aggregate of 140,000 additional shares of our common stock.

         Also during February 1999, we acquired from Mr. Hellman 1.4% of the outstanding capital stock of our Ameri-Cap Mortgage subsidiary for 80,000 shares of our common stock. We previously owned 80% of the outstanding capital stock of Ameri-Cap Mortgage. We have agreed, through 2003, to acquire an additional 5.6% of the capital stock of Ameri-Cap Mortgage owned by Mr. Hellman for an aggregate of 320,000 additional shares of our common stock.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information known to us, as of December 15, 1999, relating to the beneficial ownership of shares of common stock by: each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock; each director; each executive officer; and all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Finantra Capital, Inc., 150 South Pine Island Road, Suite 500, Plantation, Florida 33324.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

         Under securities laws, a person is considered to be the beneficial owner of securities owned by him and that can be acquired by him within 60 days from the date of this prospectus, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

Name and Address of          Amount and Nature of     Percentage
 Beneficial Owner            Beneficial Ownership      of Class
-------------------          --------------------     ----------

Medley Group, Inc.                  700,590(1)          6.56%

Robert D. Press                   3,566,569(1)(2)      25.04%

Arthur J. Press
1268 Hemlock Farms
Hawley, PA 18428                     32,394(3)             *

Maynard Hellman                     958,750(4)          8.24%

Evaldo F. Dupuy
3911 Riviera Drive
Coral Gables, FL 33134               60,000(5)             *

Charles Litt                        102,000(6)             *

Thomas W. Dwyer
2 Hathaway Drive
Princeton Junction, NJ 08550         46,200(7)             *

Alyce B. Schreiber                   82,600(8)             *

All directors and officers
as a group (seven persons)        4,848,603(2-8)       31.23%

----------------------

*        Represents less than 1%.

(1) Mr. Press, our Chairman of the Board, may be deemed to control Medley Group, Inc. ("Medley Group"). As such, Mr. Press may be deemed to own beneficially all of our common stock beneficially owned by Medley Group.

(2) Includes 456,590 shares of common stock issuable upon the conversion of 2,136,844 shares of our series A preferred stock (the "Series A Preferred Stock") owned by Mr. Press. Also includes (i) 9,500 shares of common stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to September 30, 2000 at $1.50 per share and 17,500 shares of common stock issuable upon the exercise of certain warrants that are exercisable at any time on or prior to March 29, 2004 at $3.03 per share, (ii) 25,000 shares of common stock issuable upon the exercise of certain options that are exercisable at any time on or prior to January 1, 2004 at $3.16 per share, (iii) 25,000 shares of common stock issuable upon the exercise of certain options on or prior to April 1, 2004 at $3.23 per share and (iv) 25,000 shares of common stock issuable upon the exercise on or prior to July 1, 2004, of certain other options at $4.13 per share. Does not include an additional 25,000 shares of common stock issuable upon the exercise, after April 1, 2000 but on or prior to October 1, 2004, of certain other options at $4.13 per share. Robert D. Press is the son of Arthur
         J. Press. Robert Press disclaims beneficial ownership over all shares of common stock beneficially owned by Arthur J. Press.

(3) These shares are owned by an affiliate of Mr. Press. Includes 21,925 shares of common stock issuable upon the conversion of 102,500 shares of Series A Preferred Stock owned by an affiliate of Mr. Press. Peggy Press, the wife of Arthur J. Press and the mother of Robert D. Press, beneficially owns 469 shares of common stock and 10,000 shares of common stock issuable upon the exercise of certain options that are exercisable at any time prior to November 24, 2002 at $2.875 per share. Each of Mr. Arthur J. Press and Robert D. Press disclaims beneficial ownership over all shares of our common stock owned by Mrs. Press. Arthur J. Press is the father of Robert D. Press. Mr. Press disclaims beneficial ownership over all shares of common stock beneficially owned by Robert D. Press.

(4) Includes 500,000 shares of common stock issuable upon the exercise of certain warrants exercisable until December 31, 2002 at $2.50 per share, (ii) 75,000 shares of common stock issuable upon the exercise of certain options that are exercisable at any time on or prior to December 16, 2003 at $2.13 per share (iii) 18,750 other shares of common stock issuable upon the exercise of certain other options that are exercisable at any time on or prior to January 1, 2004 at $2.75 per share, (iv) 18,750 shares of common stock issuable upon the exercise on or prior to April 1, 2004, of certain options at $2.94 per share and
         (v) 18,750 other shares of common stock issuable upon the exercise on or prior to June 30, 2004, of certain other options at $4.69 per share. Does not include an additional (i) 37,500 shares of our common stock we are contractually obligated to issue to Mr. Hellman in annual installments through 2003 arising out of Mr. Hellman's sale to us of his interest in certain of our subsidiaries and a Florida based title insurance company, and (ii) 18,750 shares of common stock issuable upon the exercise after March 30, 2000 but on or prior to September 30, 2004 of certain other options at $3.75 per share.

(5) Includes 50,000 shares of common stock issuable upon the exercise of certain options that are exercisable at any time on or prior to June 8, 2001 at $1.50 per share and 10,000 shares of common stock issuable upon the exercise of certain options that are exercisable at any time prior to November 29, 2002 at $2.875 per share.

(6) Includes 100,000 shares of common stock issuable upon the exercise prior to May 17, 2002, of certain options at $4.00 per share. Does not include an additional 100,000 shares of common stock issuable upon the exercise, after June 30, 2000 but on or prior to December 31, 2002 of certain other options at $2.94 per share.

(7) Represents shares of common stock issuable upon the conversion of 169,419 shares of Series A Preferred Stock owned by Mr. Dwyer and 10,000 shares of common stock issuable upon the exercise of certain options that are exercisable at any time prior to November 29, 2002 at $2.875 per share.

(8) Includes 10,000 shares of common stock issuable upon the exercise of certain options that are exercisable at any time on or prior to May 31, 2000 at $1.20 per share and 40,000 shares of common stock issuable upon the exercise of certain other options that are exercisable, as to 20,000 shares, at any time on or prior to August 30, 2000, and as to the other 20,000 shares, at any time on or prior to October 31, 2000, each at $2.00 per share and 12,500 shares of common stock issuable upon the exercise on or prior to March 31, 2004, of certain options at $2.94 per share and 12,500 shares of common stock issuable upon the exercise on or prior to June 30, 2004, of certain other options at $4.69 per share.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share and 15,000,000 shares of preferred stock, $.01 par value per share. As of the date of this prospectus, there are 10,675,224 shares of common stock issued and outstanding, which are held of record by approximately 700 holders. As of the date of this prospectus, there are 2,958,817, 500,000 and 3,780 shares of series A, series B and series C preferred stock outstanding, respectively.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid an non-assessable upon our issuance of these shares.

PREFERRED STOCK

         We may issue preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are determined by our Board of Directors. We have no present intention of issuing shares of preferred stock.

         SERIES A 10% REDEEMABLE CONVERTIBLE PREFERRED STOCK

         The 10% series A preferred stock ranks PARI PASSU to the Series C 6% Convertible Preferred Stock (except to the extent certain holders thereof have not consented to and waived the issuance of the 6% Series C preferred stock ranking PARI PASSU to the 10% Series A preferred stock) and ranks senior to (i) any other series or classes of preferred stock hereafter created and (ii) all of our other equity securities, including common stock. Dividends, when, as and if declared by the board of directors, shall be paid out of funds at the time legally available for such purpose, regular, quarterly cumulative dividends in cash at the annual rate of 10% per annum in respect of the liquidation value (as defined below).

         LIQUIDATION PREFERENCE

         In the event of a liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of shares of the 10% series A preferred stock shall be entitled to receive out of our assets available for distribution to our stockholders, an amount equal to $1.00 per share, plus any accrued dividends and unpaid thereon to the date of liquidation, before any payment shall be made or any assets distributed to the holders of our common stock or any class or series of our capital stock ranking junior as to liquidation rights to the 10% series A preferred stock.

         REDEMPTION

         Commencing June 1, 2001, we shall have the unilateral right to redeem, in whole or in part, the outstanding shares of 10% series A preferred stock at the price of $1.00 per share (together with all accrued but unpaid dividends thereon to the date fixed for redemption), provided, that the average closing price per share of our common stock for the 20 consecutive trading days immediately preceding June 1, 2001 exceeds the then conversion price by not less than 20%.

         VOTING RIGHTS

         The shares of 10% series A preferred stock carry no voting rights except:

         o    as required by law; or
         o if and whenever accrued dividends on the series A preferred stock shall not have been paid or declared for four consecutive quarters on all shares of series A referred stock at the time outstanding, then, and in such event, the holders of the series A preferred stock, voting separately as a class, shall be entitled to elect one (1) director to our board of directors.

         CONVERSION RIGHTS

         The 10% series A preferred stock shall, at the option of the holder, be convertible, at any time, in whole or in part, into fully paid and non-assessable shares of common stock. The number of shares of common stock issuable upon conversion shall be determined by dividing the aggregate liquidation value of all shares of 10% series A preferred stock being converted (together with the amount of any and all accrued but unpaid dividends with respect to such shares) by $4.6875, subject to adjustment.

         SERIES B CONVERTIBLE PREFERRED STOCK

         The series B preferred stock ranks junior to the series A preferred stock and ranks senior to (i) any other series or classes of preferred stock hereto or hereafter created and (ii) all of our other equity securities, including common stock.

         LIQUIDATION PREFERENCE

         In the event of a liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of shares of the series B preferred stock shall be entitled to receive out of our assets available for distribution to our stockholders, an amount equal to $1.00 per share.

         CONVERSION RIGHTS

         The series B preferred stock shall, at the option of the holder, be convertible, at any time from and after the consummation of our IPO, in whole or in part, into fully paid and non-assessable shares of common stock. The holders of the series B preferred stock shall exchange 2 and 1/8 shares of series B preferred stock for each share of common stock being exchanged.

         SERIES C 6% CONVERTIBLE PREFERRED STOCK

         The 6% series C preferred stock ranks PARI PASSU to the 10% series A preferred stock (except to the extent certain holders thereof have not consented to and waived the issuance of the 6% series C preferred stock ranking pari passu to the 10% series A preferred stock) and the series B preferred stock (as to distributions and upon liquidation, dissolution or winding up. The holders of 6% series C preferred stock shall be entitled to receive, in preference to the holders of common stock or any other junior ranking securities, cumulative annual dividends at the annual rate of 6% of the stated value ($1,000 per share) in cash for each share of 6% series C preferred stock held.

         LIQUIDATION PREFERENCE

         In the event of a liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of shares of the 6% series C preferred stock shall be entitled to receive out of our assets available for distribution to our stockholders, an amount equal to the stated value ($1,000 per share).

         REDEMPTION

         If we receive a conversion notice from a holder of 6% series C preferred stock and it is determined that the per share market value on the conversion date is less than $3.00, then we shall redeem all of the shares of 6% series C preferred stock then held by such holder. The redemption price shall be equal to 120% of the stated value, together with any and all accumulated and unpaid dividends thereon through the date of redemption, of such holder's shares of 6% series C preferred stock.

         VOTING RIGHTS

         The shares of series C preferred stock carry no voting rights except:

                  o        as required by law; or

                  o so long as any shares of 6% series C preferred stock are outstanding, we shall not, and shall cause our subsidiaries not to, without the written consent of the holders of 66 2/3% of the shares of the 6% series C preferred stock then outstanding, (a) amend, alter or change the preferences or rights of any series or class of our capital stock or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the powers, preferences or rights given to the 6% series C preferred stock, (b) alter or amend the 6% series C preferred stock Certificate of Designation, (c) authorize or create any class or series of any class of capital stock ranking as to distribution of assets upon liquidation or otherwise senior to the series C preferred stock, (d) amend our Certificate of Incorporation, bylaws or other organizational documents so as to affect adversely any rights of any holders, (e) increase the authorized number of shares of series C preferred stock, and (f) enter into an y agreement with respect to the foregoing.

         CONVERSION RIGHTS

         Shares of Series C Preferred Stock are convertible into shares of our Common Stock at any time at the option of the holder as follows:

                  o if conversion is requested prior to the expiration of the 180-day period immediately following November 5, 1999, the holder shall be entitled to that number of shares of common stock as equals the quotient of (i) the aggregate liquidation preference (plus all accrued and unpaid dividends) attributable to such holder's shares of 6% series C preferred stock divided by (ii) $3.28 (such price being the average closing price on the OTC Bulletin Board for shares of our Common Stock for the three trading days immediately preceding November 5, 1999 (the "Initial Conversion Price"));

                  o if conversion is requested at any time following the 180-day period immediately following November 5, 1999, the holder shall be entitled to that number of shares of common stock as equals the quotient of (y) the aggregate liquidation preference (plus all accrued and unpaid dividends) attributable to such holder's shares of 6% series C preferred stock divided by (z) the lesser of (A) the Initial Conversion Price and (B) the product of (1) 80% multiplied by (2) the closing price on the OTC Bulletin Board (or the exchange upon which shares of our common stock may then be listed) for shares of our common stock on the trading day immediately preceding the date that conversion is requested.

         Additionally, if, on the 180th day immediately following November 5, 1999, the closing price on the OTC Bulletin Board (or the exchange upon which shares of our common stock may then be listed) for shares of our common stock is not equal to or greater than twice the Initial Conversion Price, we will issue to each holder of the 6% series C preferred stock, such number of shares of our common stock as is equal to the difference between (i) the quotient of (a) the aggregate liquidation preference (plus all accrued and unpaid dividends) attributable to such holder's shares of 6% series C preferred stock divided by (b) the Initial Conversion Price and (ii) the quotient of (A) the aggregate liquidation preference (plus accrued and unpaid dividends) attributable to such holder's shares of 6% series C preferred stock divided by (B) the product of (1) 90% multiplied by (2) the Initial Conversion Price.

REDEEMABLE WARRANTS

         Each warrant entitles the registered holder to purchase, commencing one year following the date of this Prospectus, one share of common stock at a price of $5.75, subject to adjustment in certain circumstances, until 5:00 p.m., Eastern time, on July 22, 2002 (five years following the date of this Prospectus).

         The warrants are redeemable by us at any time, upon notice of not less than 30 days at a price of $.15 per warrant, provided that the closing bid quotation of the common stock on all 25 of the trading days ending on the third day prior to the day on which we give notice of redemption has been at least 150% ($8.25, subject to adjustment) of the initial offering price of the common stock. The warrant holders shall have the right to exercise their warrants until the close of business on the date fixed for redemption. The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants are not subject to adjustment for issuances of common stock at prices below the exercise price of the warrants.

         No warrant will be exercisable unless at the time of exercise we have filed a current registration statement with the Commission covering the shares of common stock issuable upon exercise of such warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such warrant. We will use our best efforts to have all shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, subject to the terms of the warrant agreement. While it is our intention to do so, there can be no assurance that it will be able to do so.

         No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, we will pay such warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

OTHER OUTSTANDING WARRANTS

         As of the date of this prospectus we have 700,000 warrants outstanding to purchase common stock. These warrants are exercisable at a price of $3.28 per share until November 5, 2004.

TRANSFER AGENT AND WARRANT AGENT

         The transfer agent for our common stock and warrants is American Stock Transfer & Trust Company. Its address is 40 Wall Street, New York, New York 10005, and its telephone number is (718) 921-8355.

REPORTS TO SECURITYHOLDERS

         We intend to furnish our stockholders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to securityholders as we deem appropriate.

                             SELLING SECURITYHOLDERS

         We have listed below:

                  o        the name of each selling securityholder;
                  o the number or shares of common stock beneficially owned by each selling securityholder as of the date of this prospectus, giving effect to the conversion of the series C preferred stock and exercise of the selling securityholders' warrants into shares of common stock; and
                  o the number of shares being offered by each selling securityholder.

         The shares of common stock being offered are being registered to permit public sales and the selling securityholders may offer all or part of the shares for resale from time to time. Finantra Capital is paying for all the expenses of the registration. We will receive no proceeds of this offering, but we could receive up to $2,296,000 if the warrants to purchase shares of our common stock are exercised by selling securityholders.

         The following table is derived from our books and records, as well as from those of our transfer agent. No selling securityholder is affiliated with us. An "*" indicates less than one percent.


                               Shares Owned          Shares Available        Shares              Percent of
                               Prior to this         Pursuant to             Owned after         Class
Selling Securityholder         Offering              This Prospectus         Offering            After Offering
----------------------         -------------         ---------------         --------            --------------
Esquire Trade &
  Finance, Inc.                   670,732(1)(2)         670,732(1)(2)          -                      *
Austinvest Anstalt Balzers        670,732(1)(2)         670,732(1)(2)          -                      *
Nesher, Inc.                       60,976(1)(3)          60,976(1)(3)          -                      *
Amro International, S.A.          517,074(1)(4)         517,074(1)(4)          -                      *
Altra Trading &
  Investment, Inc.                252,440(1)(5)          252,440(1)(5)         -                      *
The Gross Foundation              121,952(1)(6)          121,952(1)(6)         -                      *
Talbiya B. Investments, Ltd.      257,014(1)(7)          257,014(1)(7)         -                      *
Ellis Enterprises                 188,294(1)(8)          188,294(1)(8)         -                      *
Libra Finance, S.A.               942,806(1)(9)          942,806(1)(9)         -                      *
Aryeh Leib Schwartz                22,866(1)(10)          22,866(1)(10)        -                      *
AFIBA AG                          100,000                100,000               -                      *
Al & Laura I. Bost                 10,000                 10,000               -                      *
Alan Abelson                        1,000                  1,000               -                      *
Alec Arho                          10,000                 10,000               -                      *
Alfredo Forgione                   10,000                 10,000               -                      *
Angelo Calvello                     5,000                  5,000               -                      *
Ann Katherine Stromberg            10,000                 10,000               -                      *
Ann-Marie Kolster                  25,000                 25,000               -                      *
Anthony J. Esper                    6,000                  6,000               -                      *
Anthony Lopez                      10,000                 10,000               -                      *
Arete Diversified Hedge Fund       10,000                 10,000               -                      *
Azzarelli Enterprise, Ltd.         10,000                 10,000               -                      *
Banque Edouard Constant SA         20,000                 20,000               -                      *
Barry Goldstein                    87,500                 87,500               -                      *
Barry Saxs                         33,000                 33,000               -                      *
Barth Azzarelli                    10,000                 10,000               -                      *
Beril & Klara Sinnrich             43,000                 43,000               -                      *
Bill Wimble                        10,000                 10,000               -                      *
Bobby N. Butts                     20,000                 20,000               -                      *
Briston Investment Group          400,000                400,000
Business Administrative
  Services, Inc.                   40,000                 40,000               -                      *
C & K Capital                      22,500                 22,500               -                      *
Calvo Spendthrift Trust            50,000                 50,000               -                      *
Canaclord Capital Corporation      10,000                 10,000               -                      *
Carlos andGlenda Johns             10,000                 10,000               -                      *
Carol Edelson                     100,000                100,000               -                      *
Carrington Capital                 40,000                 40,000               -                      *
Central American
  Enterprises, Ltd.                20,000                 20,000               -                      *
Central American
  Enterprises, Ltd.                10,000                 10,000               -                      *
Charles Fest                       10,000                 10,000               -                      *
Christian Kolster                  10,000                 10,000               -                      *
Christian Kolster                  15,000                 15,000               -                      *
Claude Disserens                   10,000                 10,000               -                      *
Credit Lyonnais (Schweiz) AG       50,000                 50,000               -                      *



D.M Stone Revocable Trust          10,000                 10,000               -                      *
David Banning                      30,000                 30,000               -                      *
David Banning, Jr.                 20,000                 20,000               -                      *
David Horlington                   50,000                 50,000               -                      *
David Horlington                   50,000                 50,000               -                      *
David J. Bell                      10,000                 10,000               -                      *
Debbie and Gary Phillips           10,000                 10,000               -                      *
Derek Taylor                       80,000                 80,000               -                      *
Dominique Pilet                    20,000                 20,000               -                      *
Donald McDermott                   10,000                 10,000               -                      *
Donald Tocco                        5,000                  5,000               -                      *
E. William Reiber                  10,000                 10,000               -                      *
E.T. Henry                         10,000                 10,000               -                      *
El Oro Mining &
  Exploration Co.                 100,000                100,000               -                      *
Estate of William Starr            82,433                 82,433               -                      *
Everett Sorenson                   77,647                 77,647               -                      *
Francis DeBenedictis               10,000                 10,000               -                      *
Frank Leskinenn                     1,500                  1,500               -                      *
Frank Musolino                    430,000                430,000               -                      *
Frank Musolino                    100,000                100,000               -                      *
Fred Dupuy                         10,000                 10,000               -                      *
Gary R. & Jacqueline L.
  Trombley                         20,000                 20,000               -                      *
George G. & June Oliver            10,000                 10,000               -                      *
Gilbert Wolter                     20,000                 20,000               -                      *
Golden Lion                        20,000                 20,000               -                      *
Gulfshore Brokerage, Inc.           1,300                  1,300               -                      *
Henrick Gayer                      25,000                 25,000               -                      *
Hi-tel                             25,000                 25,000               -                      *
Hugh Alcorn                        25,000                 25,000               -                      *
Irwin Gross                        25,000                 25,000               -                      *
James & Robin Eilers               10,000                 10,000               -                      *
Jay Massaro                        10,000                 10,000               -                      *
John Mathis                        10,000                 10,000               -                      *
John Ash                            5,000                  5,000               -                      *
Jonathan Huttner                   12,500                 12,500               -                      *
Jorma Alhopuro                     10,000                 10,000               -                      *
Joseph Nuccio                      10,000                 10,000               -                      *
Jukka Lehtonen Estate              15,000                 15,000               -                      *
Kari Ahola                         10,000                 10,000               -                      *
Kari Ahola                         10,000                 10,000               -                      *
Karnaff Limited                   200,000                200,000               -                      *
Kim Schwencke                      20,000                 20,000               -                      *
Kurt H. Hull                       20,000                 20,000               -                      *
Lago Invest                        30,000                 30,000               -                      *
Leif Kolster                       33,000                 33,000               -                      *
Leo & Sharon Harvey                 3,400                  3,400               -                      *
Leonard Martz                       3,000                  3,000               -                      *
Leslie Bauer                       10,000                 10,000               -                      *
Linda Hecht                        10,000                 10,000               -                      *
Lloyds Bank PLC                    50,000                 50,000               -                      *



MaCalay Asst Management, Ltd.      10,000                 10,000               -                      *
Marc Sacks                         50,000                 50,000               -                      *
Marcia and David
  Thuermer JTWROS                  10,000                 10,000               -                      *
Margaret Davis                     10,000                 10,000               -                      *
Mark Himan                         15,000                 15,000               -                      *
Mark Hirst                         10,000                 10,000               -                      *
Mark J. & Elisa A. Stevens         10,000                 10,000               -                      *
Markus Lindberg                    10,000                 10,000               -                      *
Massaro Plumbing Co.               10,000                 10,000               -                      *
Melvin Hughes                       3,500                  3,500               -                      *
Mergers, Acquisitions &
  Placements, Inc.                120,000                120,000               -                      *
Michael & Carol Lechance           10,000                 10,000               -                      *
Michael Azarelli                   20,000                 20,000               -                      *
Michael Orr                        20,000                 20,000               -                      *
Micheal Wayne Trust                10,000                 10,000               -                      *
Mitch Welin                        30,000                 30,000               -                      *
Northwoods Capital Money
  Purchase Pension                  5,000                  5,000               -                      *
Paul Whiting                       20,000                 20,000               -                      *
Pauline Mordini                    10,000                 10,000               -                      *
Peter Nasca                        10,000                 10,000               -                      *
Phillip Taylor                      5,000                  5,000               -                      *
Pierre Arbour                      50,000                 50,000               -                      *
Ralph C. Mahin                     10,000                 10,000               -                      *
Randy Wool                         37,500                 37,500               -                      *
Ray Diana                          10,000                 10,000               -                      *
Richard Carolan                    50,000                 50,000               -                      *
Richard T. & Kathy Carbaugh        20,000                 20,000               -                      *
Richard W. Henry                   10,000                 10,000               -                      *
Rickard Rosen                       2,000                  2,000               -                      *
Robert Curci                       10,000                 10,000               -                      *
Robert Lowe II                     10,000                 10,000               -                      *
Robert P Kouwe                     50,000                 50,000               -                      *
Rocky P. Pagliarulo                10,000                 10,000               -                      *
RogerD. Ladd                       10,000                 10,000               -                      *
Roger Andre Pinder                 10,000                 10,000               -                      *
Ronald Don                         15,967                 15,967               -                      *
Rosalyn T. & Keith F. Tart         10,000                 10,000               -                      *
Royter & Co.                       50,000                 50,000               -                      *
Rudolfo Suarez                      2,000                  2,000               -                      *
Russell Wolter                      3,700                  3,700               -                      *
Ruth Adney                         10,000                 10,000               -                      *
Ruth C. Kelly                      10,000                 10,000               -                      *
Scott A. Nedrow                    10,000                 10,000               -                      *
SG Hamaros Bank & Trust            30,000                 30,000               -                      *
Simon Sinnrich                    387,000                387,000               -                      *
Solomon Grey Financial             50,000                 50,000               -                      *
Stephen Story                      20,000                 20,000               -                      *
Steve & Mary Lou Dreyer             5,625                  5,625               -                      *
Steve Aufderhar                    20,000                 20,000               -                      *



Tan Ching Khoon                    10,000                 10,000               -                      *
Tan Ching Khoon                   100,000                100,000               -                      *
Tari Shannon                        5,000                  5,000               -                      *
Terry W. Kramer                    10,000                 10,000               -                      *
Theodore P. Kovaleff               10,000                 10,000               -                      *
Thomas Zilliacus                    3,000                  3,000               -                      *
Todd R. Taylor                     10,000                 10,000               -                      *
Trust Co. of America
  F/B/O Larry Neely                10,000                 10,000               -                      *
Vincent Testaverde                 20,000                 20,000               -                      *
W. Van Gelown.                     30,000                 30,000               -                      *
Wallace Fritz                       2,500                  2,500               -                      *
Walter J. Croll                    20,000                 20,000               -                      *
Warren Freistat                    18,118                 18,118               -                      *
WilliamAshby                       50,000                 50,000               -                      *
William & Debra Shelton            10,000                 10,000               -                      *
William A. Strickland
  Rev. Trust.                      10,000                 10,000               -                      *
William Betke                       1,500                  1,500               -                      *
William R. & Debra B.
  Shelton                          10,000                 10,000               -                      *
                                ---------              ---------       ---------              ---------
Total                           8,335,076              8,335,076               -                      *
                                =========              =========       =========              =========

(1) Because the number of shares of common stock issuable upon conversion of the series c preferred stock and as payment of interest thereon may be dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions or interest payments and, consequently, offered for sale under the registration statement, cannot be determined at this time. However, we have contractually agreed to register 200% of the shares of common stock issuable upon conversion of the series C preferred stock and as payment of interest thereon and
         (ii).

(2) Includes 670,732 shares of common stock issued upon conversion of the series C preferred stock and as payment of interest thereon.

(3) Includes 60,976 shares of common stock issued upon conversion of the series C preferred stock and as payment of interest thereon.

(4) Includes (i) 317,074 shares of common stock issued upon conversion of the series C preferred stock and as payment of interest thereon and
         (ii) 200,000 shares of common stock issuable upon exercise of warrants.

(5) Includes (i) 152,440 shares of common stock issued upon conversion of the series C preferred stock and as payment of interest thereon and
         (ii) 100,000 shares of common stock issuable upon exercise of warrants.

(6) Includes 121,952 shares of common stock issued upon conversion of the series C preferred stock and as payment of interest thereon.

(7) Includes (i) 157,014 shares of common stock issued upon conversion of the series C preferred stock and as payment of interest thereon and
         (ii) 100,000 shares of common stock issuable upon exercise of warrants.

(8) Includes (i) 68,294 shares of common stock issued upon conversion of the series C preferred stock and as payment of interest thereon and
         (ii) 120,000 shares of common stock issuable upon exercise of warrants.

(9) Includes (i) 62,806 shares of common stock issued upon conversion of the series C preferred stock and as payment of interest thereon and
         (ii) 880,000 shares of common stock issuable upon exercise of warrants.

(10) Includes 22,866 shares of common stock issued upon conversion of the series C preferred stock and as payment of interest thereon.


                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling securityholders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with sales of securities.

         The selling securityholders may sell the securities in one or more of the following methods:

         o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principals to facilitate the transaction;

         o purchasers by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;

         o ordinary brokerage transactions and transactions which the broker solicits purchases, and

         o face-to-face transactions between sellers and purchasers without a broker-dealer.

         In making sales, brokers or dealers used by the selling securityholders may arrange for other brokers or dealers to participate. The selling securityholders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling securityholder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling securityholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have provided each of the selling securityholders with a copy of these rules. We have also told the selling securityholders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

         Sales of securities by us and the selling securityholders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.


                        SHARES ELIGIBLE FOR FUTURE SALE

         On the date of this prospectus, we have 10,675,224 shares of common stock issued and outstanding. Of those shares, 6,083,258 shares, including 4,650,190 shares covered by this prospectus, are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours.
This does not include shares that may be issued upon exercise of options.

         The remaining 4,591,966 shares of common stock currently outstanding are restricted securities, and will become eligible for public sale at various times, provided the requirements of Rule 144 are complied with. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, FL 33301, Florida.

                                     EXPERTS

         The consolidated financial statements of Finantra Capital, Inc. as of December 31, 1997 and 1998, appearing in this prospectus and registration statement have been audited by Daszkal, Bolton & Manela, CPAs, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of Daszkal, Bolton & Manela, CPAs as experts in auditing and accounting.

         The consolidated financial statements of Travelers Investment Corporation as of December 31, 1998 and 1997 and for the years then ended, appearing in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval Systems are publicly available through the SEC's site on the world wide web located at http//www.sec.gov.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Please direct your request to the Company at Finantra Capital, Inc., 150 South Pine Island Road, Suite 500, Plantation, Florida 33324, Attention: Chief Executive Officer, telephone (954) 577-9225.

         Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file quarterly and annual financial reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                         PAGE
                                                         ----

Available Information........................
Prospectus Summary...........................
Risk Factors.................................
Capitalization...............................
Use of Proceeds..............................
Price Range of Common Stock
   and Dividend Policy.......................
Forward-Looking Statements...................
Management's Discussion and
  Analysis or  Plan of Operation.............
Business.....................................
Management...................................
Executive Compensation.......................
Certain Transactions.........................
Principal Shareholders.......................
Description of Securities....................
Selling Securityholders......................
Plan of Distribution ........................
Shares Eligible for Future Sale..............
Legal Matters................................
Experts......................................
Additional Information.......................
Financial Statements.........................





                                8,355,076 SHARES

                             FINANTRA CAPITAL, INC.





                                   PROSPECTUS




                             ________________, 2000

         UNTIL _________, 2000 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PRO SPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                          INDEX TO FINANCIAL STATEMENTS


FINANTRA CAPITAL, INC.
                                                                                                PAGE
                                                                                                ----
UNAUDITED PRO FORMA FINANCIAL INFORMATION
  Introduction to Unaudited Pro Forma Financial Information                                      F-2
  Proforma Combined Balance Sheet as of December 31, 1998 (unaudited)                            F-3
  Proforma Combined Pro Forma Statements of Operations for
     the year ended December 31, 1998 (unaudited)                                                F-5
  Proforma Combined Pro Forma Statements of Operations for
     the nine months ended September 30, 1999 (unaudited)                                        F-6
  Notes to Pro Forma Combined Financial Statements                                               F-7

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Certified Public Accountants                                             F-8
  Consolidated Balance Sheets as of December 31, 1998 and 1997                                   F-9
  Consolidated Statements of Operations for the years ended December 31, 1998 and 1997           F-11
  Consolidated Statements of Changes in Stockholders' Equity for the
     years ended December 31, 1998 and 1997                                                      F-12
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998 and 1997                                                                  F-13
  Notes to Consolidated Financial Statements                                                     F-15

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Condensed Consolidated Balance Sheet at September 30, 1999 (unaudited)                         F-32
  Condensed Consolidated Statements of Operations for the
     three and nine months ended September 30, 1999 and 1998 (unaudited)                         F-34
  Condensed Consolidated Statements of Cash Flows for the
     nine months ended September 30, 1999 and 1998 (unaudited)                                   F-35
  Notes to Condensed Consolidated Financial Statements                                           F-36

BUSINESS ACQUIRED - TRAVELERS INVESTMENT CORPORATION

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Certified Public Accountants                                             F-38
  Consolidated Balance Sheets as of December 31, 1998 and 1997                                   F-39
  Consolidated Statements of Income for the years ended
     December 31, 1998 and 1997                                                                  F-40
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1998 and 1997                                                      F-41
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998 and 1997                                                                  F-42
  Notes to Consolidated Financial Statements                                                     F-43

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheet at September 30, 1999 (unaudited)                                   F-48
  Condensed Consolidated Statements of Income for the
     three and nine months ended September 30, 1999 and 1998 (unaudited)                         F-50
  Notes to Condensed Consolidated Financial Statements                                           F-51




                         PRO FORMA FINANCIAL STATEMENTS

         On November 5, 1999, Finantra Capital, Inc. acquired all of the outstanding stock of Travelers Investment Corporation. For accounting purposes, the acquisition was effective September 30, 1999.

         The following Pro Forma Combined Balance Sheets of the Registrant have been prepared by management of the Registrant based upon the balance sheets of the Registrant as of December 31, 1998. The Pro Forma Combined Statements of Operations were prepared based upon the statements of operations for the twelve months ended December 31, 1998 and the nine months ended September 30, 1999. The pro forma statements give effect to the transaction under the purchase method of accounting. The pro forma combined balance sheets give effect to the acquisition as if it had occurred as of December 31, 1998. The pro forma combined statements of operations give effect to the transaction as if had occurred on January 1, 1998. The pro forma combined statement of operations for the nine months ended September 30, 1999, gives effect to the acquisition as if it had occurred as of January 1, 1999.

         The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma combined financial statements do not purport to represent what the combined companies' financial position or results of operation would have been had the acquisition occurred on such date or as of the beginning of the periods indicated, or to project the combined companies' financial position or results of operations for any future period.

                             FINANTRA CAPITAL, INC.
                        PROFORMA COMBINED BALANCE SHEETS
                                DECEMBER 31, 1998

                                     ASSETS

                                                       FINANTRA        TRAVELERS
                                                       CAPITAL         INVESTMENT            PROFORMA           PROFORMA
                                                         INC.         CORPORATION          ADJUSTMENTS         COMBINED
                                                    ------------      ------------         ------------       ------------
Current assets:
     Cash and cash equivalents                      $    971,760      $  2,078,014                            $  3,049,774
     Accounts receivable, net                          1,701,387                                                 1,701,387
     Finance receivables, net                          4,632,875        24,171,594(A)          (500,000)        28,304,469
     Net investment in direct financing leases                             672,191                                 672,191
     Equipment to be leased                                                938,567                                 938,567
     Notes and other receivables                         198,191         1,474,202                               1,672,393
     Prepaid expenses                                    120,000           168,338                                 288,338
                                                    ------------      ------------                            ------------
        Total current assets                           7,624,213        29,502,906             (500,000)        36,627,119
                                                    ------------      ------------         ------------       ------------


Property and equipment, net                              146,943           218,943                                 365,886
                                                    ------------      ------------                            ------------


Other assets:
     Certificate of deposit-restricted                 1,475,000                                                 1,475,000
     Finance receivables, net                            412,000                                                   412,000
     Due from related parties                            868,377                                                   868,377
     Prepaid expenses                                    296,705                                                   296,705
     Deposits                                             46,233                                                    46,233
     Goodwill                                          2,684,175                  (A)        11,771,874         14,456,049
     Other intangibles,net                                64,542                                                    64,542
                                                    ------------                                              ------------
                                                       5,847,032                --           11,771,874         17,618,906
                                                    ------------      ------------         ------------       ------------
                Total assets                        $ 13,618,188      $ 29,721,849         $ 11,271,874       $ 54,611,911
                                                    ============      ============         ============       ============



                         FINANTRA CAPITAL, INC.
                   PROFORMA COMBINED BALANCE SHEETS
                          DECEMBER 31, 1998

                   LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                FINANTRA         TRAVELERS
                                                                CAPITAL          INVESTMENT           PROFORMA         PROFORMA
                                                                  INC.           CORPORATION         ADJUSTMENTS       COMBINED
                                                              ------------       ------------       ------------     ------------
Current liabilities:
     Accounts payable and accrued expenses                    $  1,491,909       $    146,302                        $  1,638,211
     Recission payable                                             100,000                 --                             100,000
     Line of credit                                              2,643,571         11,550,000 (A)      5,413,000       19,606,571
     Current portion of long term debt                             297,756                 -- (A)      3,650,000        3,947,756
     Obligations under capital leases                                7,217                 --
     Notes payable-related parties                                 300,000                 --
     Dividends payable-preferred stock                             129,585                 --                             129,585
     Client reserves                                             1,035,130          4,089,639                           5,124,769
     Client payouts                                                     --          1,754,974                           1,754,974
     Lease deposits                                                     --             52,653                              52,653
                                                              ------------       ------------                        ------------
         Total current liabilities                               6,005,168         17,593,568          9,063,000       32,661,736
                                                              ------------       ------------       ------------     ------------

Other liabilities:
     Deferred income                                                12,933                 --                              12,933
     Obligations under capital lease                                 2,112                 --                               2,112
     Notes payable, net of current portion                          81,802                 --                              81,802
     Notes payable-sellers                                              --                 -- (A)      5,000,000        5,000,000
                                                              ------------       ------------       ------------     ------------
                 Total liabilities                               6,102,015         17,593,568         14,063,000       37,758,583
                                                              ------------       ------------       ------------     ------------

Minority interest                                                   17,089                                                 17,089

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized,
  3,458,817 issued
Series A 10% redeemable convertible preferred stock,
  $.01 par value, 2, 958,817 shares issued and outstanding
  (liquidation value of $2,958,817 plus accumulated dividend)       29,588                                                 29,588
Series B convertible preferred stock, $.01 par value, 500,000
  shares authorized, 500,000 issued and outstanding                  5,000                                                  5,000
Series C 6% convertible preferred stock, $.01 par value, 3780                                 (B)             38               38
  shares authorized, 3780 issued and outstanding                        --
Common stock, $.01 par value, 10,000,000 shares authorized,
  4,112,127 issued and outstanding                                  41,121                    (C)         19,680           60,801
Common stock, no par value, 5,000,000 shares authorized,
  142,312 shares issued and outstanding                                             1,541,387 (D)     (1,541,387)              --
Treasury stock, 14,600 shares at cost                              (34,644)                                               (34,644)
Additional paid-in capital                                      11,450,149                    (B,C)   10,105,645       21,555,794
Accumulated deficit                                             (3,992,130)        10,586,894 (D)    (11,375,102)      (4,780,338)
                                                              ------------       ------------       ------------     ------------
         Total stockholders' equity                              7,499,084         12,128,281         (2,791,126)      16,836,239
                                                              ------------       ------------       ------------     ------------
                 Total liabilities and stockholders' equity   $ 13,618,188       $ 29,721,849       $ 11,271,874     $ 54,611,911
                                                              ============       ============       ============     ============



                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   PROFORMA COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998


                                                            FINANTRA          TRAVELERS
                                                             CAPITAL          INVESTMENT          PROFORMA            PROFORMA
                                                               INC.           CORPORATION        ADJUSTMENTS          COMBINED
                                                           ------------       ------------       ------------       ------------
Revenues:
   Financial services                                      $  4,437,664       $         --                          $  4,437,664
   Medical billing                                              709,521                 --                               709,521
   Equipment leasing and equipment sales                      3,440,434            182,257                             3,622,691
   Factoring income                                             889,791                 --                               889,791
   Finance income on contracts                                       --          6,220,234                             6,220,234
   Data processing fees                                              --          1,879,226                             1,879,226
   Collection agency income                                          --            667,271                               667,271
   Contract servicing fees                                           --            239,702                               239,702
   Interest income                                              257,530             42,739                               300,269
   Other income                                                      --            251,463                               251,463
                                                           ------------       ------------                          ------------
          Total revenues                                      9,734,940          9,482,892                            19,217,832
                                                           ------------       ------------                          ------------

Costs and expenses:
   Leasing and equipment cost                                 3,189,162                 --                             3,189,162
   General and administrative                                 6,187,523          5,654,753 (E)        784,792         12,627,068
   Provision for collection losses                            1,107,269          1,305,328                             2,412,597
   Interest                                                     201,276            945,851                             1,147,127
                                                           ------------       ------------                          ------------
          Total costs and expenses                           10,685,230          7,905,932            784,792         19,375,954
                                                           ------------       ------------                          ------------
Income (loss) from operations                                  (950,290)         1,576,960           (784,792)          (158,122)


Other expenses:
   Loss on disposal of assets                                     2,002                 --                                 2,002
   Loss on securities available for sale                             --                 --                                    --
                                                           ------------       ------------                          ------------
          Total other expenses                                    2,002                 --                                 2,002
                                                           ------------       ------------

Income (loss) before provision for income taxes                (952,292)         1,576,960           (784,792)          (160,124)

Benefit for income taxes (expense)                               65,960            (55,000) (F)        55,000             65,960
Minority interest in net income of subsidiaries                 (11,749)                --                               (11,749)
                                                           ------------       ------------                          ------------
Net income (loss)                                          $   (898,081)      $  1,521,960       $   (729,792)      $   (105,913)
                                                           ============       ============       ============       ============

Net income (loss) applicable to common shareholders        $ (1,192,685)                                            $   (400,518)
                                                           ============                                             ============

Net income (loss) per common share (basic and diluted)     $      (0.32)                                            $      (0.07)
                                                           ============                                             ============

Weighted average number of shares outstanding                 3,691,956                                                5,602,456
                                                           ============                                             ============


                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   PROFORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


                                                             FINANTRA          TRAVELERS
                                                             CAPITAL           INVESTMENT         PROFORMA            PROFORMA
                                                               INC.           CORPORATION        ADJUSTMENTS          COMBINED
                                                           ------------       ------------       ------------       ------------
Revenues:
   Financial services                                      $  1,187,403       $         --                          $  1,187,403
   Medical billing                                              430,775                 --                               430,775
   Equipment leasing and equipment sales                      2,996,060            244,243                             3,240,303
   Factoring income                                           1,370,327                 --                             1,370,327
   Mortgage origination                                       2,435,569                 --                             2,435,569
   Finance income on contracts                                       --          5,299,856                             5,299,856
   Data processing fees                                              --          1,347,997                             1,347,997
   Collection agency income                                          --            749,797                               749,797
   Interest income                                              176,020             51,302                               227,322
   Other income                                                      --            353,672                               353,672
                                                           ------------       ------------                          ------------
           Total revenues                                     8,596,154          8,046,867                            16,643,021
                                                           ------------       ------------                          ------------

Costs and expenses:
   Leasing and equipment cost                                 2,767,506                 --                             2,767,506
   General and administrative                                 6,320,079          4,967,921 (E)        588,594         11,876,594
   Provision for collection losses                               60,000          1,130,971                             1,190,971
   Interest                                                     305,889            829,437                             1,135,326
                                                           ------------       ------------                          ------------
           Total costs and expenses                           9,453,474          6,928,329            588,594         16,970,397
                                                           ------------       ------------       ------------       ------------

Income (loss) from operations                                  (857,320)         1,118,538           (588,594)          (327,376)

Minority interest in net income of subsidiaries                  11,800                 --                 --             11,800
                                                           ------------       ------------       ------------       ------------

Income (loss) before provision for income taxes                (845,520)         1,118,538           (588,594)          (315,576)

Benefit for income taxes (expense)                                   --            (39,200) (F)        39,200                 --
                                                           ------------       ------------       ------------       ------------
Net income (loss)                                          $   (845,520)      $  1,079,338       $   (549,394)      $   (315,576)
                                                           ============       ============       ============       ============

Net income (loss) applicable to common shareholders        $ (1,050,120)                                            $   (520,176)
                                                           ============                                             ============

Net income (loss) per common share (basic and diluted)     $      (0.32)                                            $      (0.08)
                                                           ============                                             ============

Weighted average number of shares outstanding                 5,703,901                                                6,725,401
                                                           ============                                             ============



                             FINANTRA CAPITAL, INC.
                 NOTES TO PROFORMA COMBINED FINANCIAL STATEMENTS

(A) The purchase price for the acquisition of Travelers Investment Corporation was $20,000,000 in cash and notes. Costs and fees added approximately $3,400,000, bringing the total acquisition price to $23,400,000. Goodwill of approximately $11,772,000 has been recorded for this purchase. The acquisition has been accounted for under the purchase method of accounting.

(B)      To record issuance of Series C convertible preferred stock.

(C) To record issuance of common stock sold to raise cash for the acquisition and stock issued for costs and services in connection with the acquisition.

(D) To eliminate equity of the acquired company included in the purchase price.

(E) To record amortization of goodwill created by the acquisition over a fifteen year period.

(F)      To adjust the income taxes to reflect the combined net operating loss.

                            DASZKAL, BOLTON & MANELA

                          CERTIFIED PUBLIC ACCOUNTANTS
                          ----------------------------
                   A PARTNERSHIP OF PROFESSIONAL ASSOCIATIONS

        240 W. PALMETTO PARK ROAD, SUITE #300, BOCA RATON, FLORIDA 33432
                   TELEPHONE (561) 367-1040 FAX (561) 750-3236

JEFFREY A. BOLTON, CPA, P.A.                   MEMBER OF THE AMERICAN INSTITUTE
                                               OF CERTIFIED PUBLIC ACCOUNTANTS
MICHAEL I. DASZKAL, CPA, P.A.
ROBERT A. MANELA, CPA, P.A.
TIMOTHY R. DEVLIN, CPA, P.A.



                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


Board of Directors and Stockholders
Finantra Capital, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of Finantra Capital, Inc. and subsidiaries, as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the management of Finantra Capital, Inc. and subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Finantra Capital, Inc. and subsidiaries, as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.








Boca Raton, Florida
March 12, 1999

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                     ASSETS
                                     ------

                                                                                     1998               1997
                                                                                ---------------    --------------
Current assets:
   Cash                                                                         $       971,760    $    2,406,803
   Accounts receivable, net                                                           1,701,387            45,661
   Finance receivables, net                                                           4,632,875           500,000
   Accrued interest receivable                                                           41,200                 0
   Other receivables                                                                    156,991                 0
   Prepaid expenses                                                                     120,000           120,000
                                                                                ---------------    --------------
         Total current assets                                                         7,624,213         3,072,464
                                                                                ---------------    --------------
Rental equipment, net                                                                         0            69,959
                                                                                ---------------    --------------


Property and equipment, net                                                             146,943             7,995
                                                                                ---------------    --------------

Other assets:
   Certificate of deposit - restricted                                                1,475,000         1,700,000
   Finance receivable, net                                                              412,000                 0
   Due from related parties                                                             868,377            75,413
   Prepaid expenses                                                                     296,705            30,000
   Deposits                                                                              46,233                 0
   Goodwill, net                                                                      2,684,175                 0
   Other intangibles, net                                                                64,542                 0
                                                                                ---------------    --------------
         Total other assets                                                           5,847,032         1,805,413
                                                                                ---------------    --------------

            Total assets                                                        $    13,618,188    $    4,955,831
                                                                                ===============    ==============













          See accompanying notes to consolidated financial statements.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                                      1998                1997
                                                                                ----------------     ---------------
Current liabilities:
   Accounts payable                                                             $      1,368,087     $       364,246
   Accrued expenses                                                                      123,822                   0
   Rescission payable                                                                    100,000                   0
   Line of credit                                                                      2,643,571                   0
   Current portion of long-term debt                                                     297,756             298,774
   Obligation under capital lease                                                          7,217                   0
   Notes payable - related parties                                                       300,000                   0
   Due to factoring clients                                                            1,035,130                   0
   Dividends payable - preferred stock                                                   129,585               1,278
                                                                                ----------------     ---------------
           Total current liabilities                                                   6,005,168             664,298
                                                                                ----------------     ---------------

Other liabilities:
   Deferred income                                                                        12,933                   0
   Obligations under capital lease                                                         2,112                   0
   Notes payable, net of current portion                                                  81,802              86,913
                                                                                ----------------     ---------------
              Total long-term debt                                                        96,847              86,913
                                                                                ----------------     ---------------

              Total liabilities                                                        6,102,015             751,211
                                                                                ----------------     ---------------

Minority interest                                                                         17,089                   0

Stockholders' equity:
Series A 10% redeemable convertible preferred stock, $.01 par value, 5,000,000 shares authorized, 2,958,817 shares, issued and outstanding (liquidation
   value of $2,958,817 plus accumulated dividends)                                        29,588              29,588
Series B convertible preferred stock, $.01 par value, 500,000
   shares authorized, 500,000 shares issued and outstanding                                5,000                   0
Common stock, $.01 par value, 10,000,000 shares authorized,
    4,112,127 and 2,667,382 shares issued and outstanding                                 41,121              26,674
Treasury stock, 14,600 shares at cost                                                    (34,644)                  0
Additional paid-in capital                                                            11,450,149           6,947,803
Accumulated deficit                                                                   (3,992,130)         (2,799,445)
                                                                                ----------------     ---------------
            Total stockholders' equity                                                 7,499,084           4,204,620
                                                                                ----------------     ---------------
            Total liabilities and stockholders' equity                          $     13,618,188     $     4,955,831
                                                                                ================     ===============


          See accompanying notes to consolidated financial statements.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                      1998               1997
                                                                                ----------------    ---------------
Revenues:
   Financial services                                                             $    4,437,664        $         0
   Medical billing                                                                       709,521                  0
   Leasing and equipment sales income                                                  3,440,434            148,589
   Factoring income                                                                      889,791             46,579
   Interest income                                                                       257,530             97,368
                                                                                  --------------        -----------
         Total revenues                                                                9,734,940            292,536
                                                                                  --------------        -----------

Cost and expenses:
   Leasing and equipment cost                                                          3,189,162                  0
   Depreciation and amortization                                                         228,255             83,115
   Bad debts                                                                           1,107,269                  0
   General and administrative expense                                                  5,959,268            626,294
                                                                                  --------------        -----------
         Total costs and expenses                                                     10,483,954            709,409
                                                                                  --------------        -----------

Loss from operations                                                                    (749,014)          (416,873)
                                                                                  --------------        -----------

Other (expenses):
  Interest expense                                                                      (201,276)           (76,050)
  Loss on disposal of asset                                                               (2,002)          (162,567)
  Loss on sale of securities available for sale                                                0            (40,580)
                                                                                  --------------        -----------
         Total other income (expenses)                                                  (203,278)          (279,197)
                                                                                  --------------        -----------

Income before provision for income taxes and minority interest                          (952,292)          (696,070)
                                                                                  --------------        -----------

Benefit for income taxes                                                                  65,960                  0

Minority interest in net (income) of subsidiaries                                        (11,749)                 0
                                                                                  --------------        -----------

Net loss                                                                          $     (898,081)       $  (696,070)
                                                                                  ==============        ===========

Net loss applicable to common shareholders                                        $   (1,192,685)       $  (992,179)
                                                                                  ==============        ===========

Net loss per common share (basic and diluted)                                     $         (.32)              (.58)
                                                                                  ==============        ===========

Weighted average number of shares outstanding
   (basic and diluted)                                                                 3,691,956          1,698,607
                                                                                  ==============        ===========


          See accompanying notes to consolidated financial statements.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                 CONVERTIBLE                                                                            TOTAL
                               PREFERRED STOCK         COMMON STOCK                      ADDITIONAL                  STOCKHOLDERS'
                            ---------------------   --------------------    TREASURY       PAID-IN      ACCUMULATED     EQUITY
                              SHARES      AMOUNT     SHARES      AMOUNT      STOCK         CAPITAL        DEFICIT      (DEFICIT)
                            ---------   ---------   ---------   --------    ---------    -----------    -----------    ----------
Balance, at January 1, 1997         0   $       0   1,680,000   $ 16,800    $       0    $ 1,532,206    $(1,807,266)   $ (258,260)
Issuance of warrants                0           0           0          0            0        153,488              0       153,488
Preferred stock dividends           0           0           0          0            0              0       (296,109)     (296,109)
Net loss                            0           0           0          0            0              0       (696,070)     (696,070)
Sale of stock, net of
  issuance costs                    0           0   1,017,382     10,174            0      4,636,116              0     4,646,290
Purchase and retirement of
  treasury stock                    0           0     (30,000)      (300)           0       (164,700)             0      (165,000)
Restatement of preferred
  stock                     2,958,817      29,588           0          0            0        790,693              0       820,281
                            ---------   ---------   ---------   --------    ---------    -----------    -----------    ----------

Balance, at December 31,
  1997                      2,958,817      29,588   2,667,382     26,674            0      6,947,803     (2,799,445)    4,204,620

Issuance of warrants                0           0           0          0            0              0              0             0
Preferred stock dividends           0           0           0          0            0              0       (294,604)     (294,604)
Stock issued                        0           0      30,000        300            0              0              0           300
Acquisitions                        0           0     975,855      9,758            0      3,167,588              0     3,177,346
Stock issued for services           0           0     412,600      4,126            0        574,854              0       578,980
Preferred stock Series B to
  be issued                         0       5,000           0          0            0        495,000              0       500,000
Private placement, net of
  issuance costs, to be
  issued                            0           0           0          0            0        400,578              0       400,578
Net loss                            0           0           0          0            0              0       (898,081)     (898,081)
Purchase of treasury stock          0           0           0          0      (34,644)             0              0       (34,644)
Purchase and retirement
  of treasury stock                 0           0     (10,000)      (100)           0        (54,900)             0       (55,000)
Common stock rescission             0           0           0          0            0       (100,000)             0      (100,000)
Sale of stock, net of
  issuance costs                    0           0      36,290        363            0         19,226              0        19,589
                            ---------   ---------   ---------   --------    ---------    -----------    -----------    ----------

Balance, at December 31,
  1998                      2,958,817   $  34,588   4,112,127   $ 41,121    $ (34,644)   $11,450,149    $(3,992,130)   $7,499,084
                            =========   =========   =========   ========    =========    ===========    ===========    ==========


          See accompanying notes to consolidated financial statements.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                                   1998                1997
                                                                               ------------        ------------
Cash flows from operating activities:
   Net (loss)                                                                  $   (898,081)       $   (696,070)
   Adjustments to reconcile net loss to net cash
      (used) by operating activities:
         Depreciation and amortization                                              228,253              83,115
         Minority interest                                                           11,749                   0
         Bad debt expense                                                         1,107,269                   0
         Deferred income tax                                                        (65,960)                  0
         Loss on sale of leased equipment                                                 0             162,567
         Loss on sale of securities available-for-sale                                    0              40,570
         Common stock issued for services                                           578,880                   0
   Changes in assets and liabilities:
      Accounts receivable                                                        (1,352,174)             28,066
      Prepaid expenses and deposits                                                (286,290)           (150,000)
      Prepaid offering costs                                                              0              73,015
      Other receivables                                                            (199,161)                  0
      Accounts payable and accrued expenses                                         925,431             191,712
      Customer deposits                                                                   0              (7,115)
      Deferred income                                                               (12,933)                  0
      Other intangibles                                                             (49,387)                  0
                                                                               ------------        ------------
Net cash (used) by operating activities                                             (12,404)           (274,140)

Cash flows from investing activities
   Cash acquired in acquisitions                                                     46,044                   0
   Purchase of rental equipment                                                     (76,511)                  0
   Notes acquired for cash                                                       (1,012,000)           (500,000)
   Increase in factored accounts receivable, net of due to
      factoring clients                                                          (3,197,745)                  0
   (Increase) decrease in related party loans                                      (792,964)          1,177,662
   (Increase) decrease in certificate of deposit                                    225,000          (1,700,000)
   Purchase of securities held for sale                                                   0             (75,010)
   Proceeds from sale of securities available for sale                                    0              34,440
                                                                               ------------        ------------
Net cash (used) by investing activities                                          (4,808,176)         (1,062,908)

Cash flows from financing activities
   Increase in line of credit                                                     2,643,571                   0
   Proceeds from long-term debt                                                     100,000             382,951
   Repayments of short-term debt                                                          0             (70,000)
   Repayments of long-term debt                                                    (322,361)            (81,223)
   Payment of preferred stock dividends                                            (166,297)            (56,023)
   Issuance of common stock, net                                                    420,268           3,414,658
   Sale of warrants                                                                       0             153,488
   Proceeds from related party debt                                                 300,000                   0
   Issuance of preferred stock                                                      500,000                   0
   Purchase of treasury stock                                                       (89,644)                  0
                                                                               ------------        ------------
Net cash provided by financing activities                                         3,385,537           3,743,851

Net increase (decrease) in cash and equivalents                                $ (1,435,043)      $   2,406,803
                                                                               ============       =============
Cash and equivalents - beginning of period                                     $  2,406,803       $           0
                                                                               ============       =============
Cash and equivalents - end of period                                           $    971,760       $   2,406,803
                                                                               ============       =============


          See accompanying notes to consolidated financial statements.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 1998            1997
                                                              ----------      ----------
Supplemental disclosures of cash flow
   Information:
      Interest paid                                           $   74,961      $  104,178
                                                              ==========      ==========

Supplemental noncash investing and financial activities:
      Issuance of common stock for acquisitions               $3,177,346      $        0
                                                              ==========      ==========
      Long-term debt and related interest converted
         into common stock and warrants                       $        0      $1,068,882
                                                              ==========      ==========
      Purchase of treasury stock                              $        0      $  165,000
                                                              ==========      ==========
      Leased equipment received from affiliated
         company as payment on intercompany
         receivable                                           $        0      $   58,888
                                                              ==========      ==========


























          See accompanying notes to consolidated financial statements.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Finantra Capital, Inc., and subsidiaries, (the "Company"), is a Delaware corporation with offices in Plantation, Florida. The Company specializes in accounts receivable financing, equipment leasing, mortgage banking and other types of specialty financing. The Company also provides accounting and billing services to companies in the health care industry.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenues from financial services include insurance commissions, and fees from mortgage brokerage and other financial services. Revenues from these types of services are recognized when the services are provided.

Revenue from medical billing services are recognized when the services are provided.

Leasing and equipment sales income includes the sale of equipment under slaes type leases. The present value of payments is recorded as revenues and cost of goods sold with the book value of the equipment. Finance income on sales types and direct financing is recognized over the term of the lease. Gains arising from the sale of leases and the related equipment are recognized at the time the obligations of the Company have ceased. Subsequent to the sale of the lease, the Company has no or limited remaining interest in the transaction and no obligation to indemnify the purchaser in the event of default.

Factoring fees on purchased receivable begin accruing on the date of the purchase and are earned at rates stipulated in the factoring agreement.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Finantra Capital, Inc., and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK COMPENSATION

In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation," which was effective for the Company beginning November 1, 1996. SFAS No. 123 requires expanded disclosures of stock based compensation cost to be measured based on the fair value of the equity instrument. Under SFAS No. 123, companies are permitted to continue to apply Accounting Principal Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees. See note 17 for the required pro forma effect on net income and earnings per share as if the Company had adopted the expense recognition the expense recognition requirement of SFAS No. 123.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the assets.

FINANCE RECEIVABLES

Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge off or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Allowance for loan losses is increased by charges to income and decreased by charge offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

The Company calculates its provision for credit losses based on changes in the present value of expected future cash flows of its loans discounted at the loan's effective interest rate in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS. The carrying amounts of cash and short-term instruments approximate the fair value.

FINANCE RECEIVABLES. Fair values for commercial receivables are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flows analyses or underlying collateral values, where applicable.

NOTE 2 - ACCOUNTS RECEIVABLE

Trade accounts receivable are recorded net of an allowance for doubtful accounts of $342,770 and $3,000, at December 31, 1998 and 1997, respectively.

NOTE 3 - ACQUISITIONS

During the calendar quarter ending March 31, 1998, the Company acquired Medical Billing Services Systems, Premier Provider Systems and PPS Staffing Systems, a conglomerate of companies engaged, primarily, in providing, accounting and other financial administrative services principally to the medical industry. In consideration for these acquisitions, the Company agreed to issue to the stockholders of these companies an aggregate of 585,000 shares of the Company's common stock, each share valued at $4.50, one-half of such shares issuable at the date of acquisition, with the remaining one-half of such shares being payable one year after March 31, 1998.

On March 13, 1998, the Company acquired 80% of Americal Investment Management ("AIM"), a marketer and manager of a variety of financial and insurance-related services. According to the terms of the agreement, the seller has the right to reacquire the shares of AIM on March 13, 1999 and March 13, 2000. The Company is obligated to issue a total of 40,000 shares of common stock to acquire the remaining 20% of AIM capital stock over a 37 month period beginning March 13, 1998, provided the seller has not exercised his right to reacquire the shares of AIM.

On June 30, 1998, the Company, through a wholly owned subsidiary, Ameri-Cap Leasing Corp. acquired 80% of the outstanding common stock of MFC Financial Corp.("MFC"). As consideration, the Company issued 10,000 shares of its common stock. Additionally, the Company has agreed to acquire the remaining MFC shares annually in equal installments over a three-year period from the date of closing. The acquisition consideration for the balance of the MFC shares shall be an amount of Company common stock equal to two and one half times the net pre-tax income of the Company's leasing division in the first year, three times in the second year, and four times in the third year. The number of shares to be issued shall be based upon the closing share price of the Company's common stock on the date of each exchange.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - ACQUISITIONS (CONTINUED)

The Company, through a wholly owned subsidiary, acquired approximately 91% of the outstanding capital stock of Ameritrust on August 31, 1998. In consideration, the Company issued an aggregate of 381,000 shares of its common stock to Ameritrust's stockholders. The remaining capital stock of Ameritrust will be exchanged for shares of the Company's common stock at annual intervals ending on June 30, 2002, if certain earning hurdles are met. The maximum number of shares that could be issued under this agreement over the next five (5) years is 624,750 shares.

All acquisitions by the Company during 1998 were accounted for as purchases and $2,851,604 in goodwill was recorded. The goodwill will be amortized over 15 years using the straight-line method. Amortization expense at December 31, 1998, amounted to $167,429. The results of operations are included in the consolidated statements of income from the date of the acquisitions.

The following summarize the fair value of the assets of the subsidiaries acquired and the liabilities of the subsidiaries assumed:

                       PREMIER        PREMIER       MEDICAL         MFC                     AMERI-CAP
                       PROVIDER      PROVIDER       BILLING      FINANCIAL                  MORTGAGE
                    STAFFING, INC. SERVICES, INC.   SYSTEMS        CORP.          AIM      GROUP, INC.      TOTAL
                    -------------- -------------- ------------ -------------- ----------- ------------- -------------
Current assets        $  218,061     $ 233,351     $ 202,646    $  (23,210)    $ 14,367     $ 105,033     $ 750,248
Non-current                4,157        20,989        42,176        13,344        0,000        20,185       100,851
Current liabilities       13,387       (77,633)      (43,153)     (100,193)     (14,367)     (149,885)     (371,844)
Non-current              (65,500)            0             0        (8,424)           0         0,000       (73,924)
                      ----------     ---------     ---------    ----------     --------     ---------     ---------
       Net assets     $  170,105     $ 176,707     $ 201,669    $ (118,483)    $      0     $ (24,667)    $ 405,331
                      ==========     =========     =========    ==========     ========     =========     =========

NOTE 4 - FINANCE RECEIVABLES

Finance receivables consist of the following:

                                                                               1998            1997
                                                                          -------------    -------------
Factored receivables                                                      $   4,232,875    $           0
Loan receivable which is secured by an amended
  pledge.  The total note plus interest at 10% is
  due April 1, 2006                                                             412,000
Loan receivable which is secured by common
  stock of the borrower.  The note plus interest
  at 10% was due December 16, 1998                                              500,000          500,000
Loan receivable which is secured by the pledge of
  certain assigned receivables of the borrower.  The
  note plus interest at 10% is due April 15, 1999                               600,000                0
                                                                          -------------    -------------
                                                                              5,744,875          500,000
                     Less allowance for bad debts                              (700,000)               0
                                                                          -------------    -------------
                     Financial receivables, net                               5,044,875          500,000
                     Less current portion                                     4,632,875          500,000
                                                                          -------------    -------------
                     Non current                                          $     412,000    $           0
                                                                          =============    =============

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 5 - CONSULTING AGREEMENT

On December 31, 1997, the Company entered into an agreement for the services of a lease financing consultant whereby consulting services would be provided to the Company which will allow it to expand its leasing business. The Company paid consulting fees of $150,000 for a two year period ending December 31, 1999. At December 31, 1998 and 1997, the unexpired portion was $30,000 and $150,000, respectively.

NOTE 6 - RENTAL EQUIPMENT

Rental equipment consists of the following at December 31, 1998 and 1997:

                                                       1998           1997
                                                   -----------    ------------

            Equipment, at cost                     $         0    $    106,094
            Less, accumulated depreciation                   0         (36,135)
                                                   -----------    ------------
                Net rental equipment               $         0    $     69,959
                                                   ===========    ============


Depreciation expense on rental equipment for the years ended December 31, 1998 and 1997, was $19,541 and $74,108, respectively. During the year ended December 31, 1998, the Company transferred these assets to an affiliate. This transfer resulted in a receivable of $50,418.

NOTE 7 - PROPERTY AND EQUIPMENT

Major classes of property and equipment consist of the following at December 31, 1998 and 1997:

                                                           1998         1997
                                                       -----------   ----------
         Office equipment                              $   124,557   $   48,571
         Furniture and fixtures                             55,252            0
         Equipment under capital lease                      42,809            0
                                                       -----------   ----------
                                                           222,618       48,571
         Less: accumulated depreciation                    (75,675)     (40,576)
                                                       -----------   ----------
              Property and equipment, net              $   146,943   $    7,995
                                                       ===========   ==========

Depreciation expense on property and equipment for the years ended December 31, 1998 and 1997, was $60,824 and $9,007, respectively.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following schedule provides the information required by FASB Statement No. 107:

                                                           1998                           1997
                                              ---------------------------      ----------------------------
                                                CARRYING       ESTIMATED        CARRYING         ESTIMATED
                                                 VALUE         FAIR VALUE         VALUE         FAIR VALUE
                                              -----------     -----------      -----------      -----------
Assets:
  Cash and cash equivalents                   $   971,760     $   971,760      $ 4,106,803      $ 4,106,803
  Accounts receivable                           1,700,317       1,700,317           45,661           45,661
  Finance receivable                            5,044,875       5,044,875          500,000          500,000
  Other receivable                                199,261         199,261                0                0
  Certificate of deposit                        1,475,000       1,475,000                0                0
  Due from related parties                        868,377         868,377           75,413           75,413
Liabilities:
  Line of credit                                2,643,571       2,643,571                0                0
  Long-term debt                                  388,887         388,887          385,687          385,687
  Notes payable - related parties                 300,000         300,000                0                0
  Accounts and reserve payable                  2,526,937       2,526,937          364,246          364,246
  Other                                           129,585         129,585            1,278            1,278


The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments and related-party transactions:

The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents, finance and accounts receivables and accounts payable approximate carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt approximate carrying value based on their effective interest rates compared to current market rates. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange, and the use of different market assumptions or methodologies could have a material effect of the estimated fair value amounts.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 9 - BORROWINGS

Notes payable and long-term debt obligations consist of the following at December 31, 1998 and 1997:

LINE OF CREDIT:                                                                     1998           1997
                                                                                -----------     ----------
$4,000,000 revolving line-of-credit consisting of loans against the
Company's eligible receivables, interest at prime plus 1 1/2% due monthly.  The agreement expires May 2000.  The Company has
$1,306,185 unused credit under this line.  Secured by all of the
subsidiary's assets and guaranteed by the Company.                              $ 2,643,571     $        0
                                                                                ===========     ==========


NOTES PAYABLE TO RELATED PARTIES:

Participation payable at 13% annual interest due upon payment of
the related note receivable.                                                    $   150,000     $        0

Note payable at 12% annual interest due June 1999.                                  150,000              0
                                                                                -----------     ----------
         Total                                                                  $   300,000     $        0
                                                                                ===========     ==========



NOTES PAYABLE TO INDIVIDUALS:

Participation payable at 13% interest, due upon payment of the
related note receivable.                                                        $   100,000     $        0

Note payable at 13% annual interest, quarterly interest payments
of $975 maturing December 1999.                                                      30,000         30,000

Note payable at 13% annual interest, quarterly interest payments
of $975 maturing December 1999.                                                      30,000         30,000

Notes payable to individuals. Notes were for various amounts and
maturities through December 1998. Interest ranged from 10% to                             0        113,020
13%.

Note payable in monthly installments of $4,460, including 8%
interest through July 2001.                                                         124,583              0
                                                                                -----------     ----------
         Total individuals:                                                     $   284,583     $  173,020
                                                                                -----------     ----------

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - BORROWINGS (CONTINUED)

NOTE PAYABLE TO FINANCIAL INSTITUTION:

Note payable due bank collateralized by certain of the Company's assets not otherwise pledged and is personally guaranteed by the
Company's principal officer and affiliate.                                            45,000      135,000

Non-interest bearing obligation payable in monthly installments of
$10,000 with a final payment of $5,000 through September 1999.                        35,000            0


7.2% obligation in various monthly installments, including interest,
through December 1999.                                                                 7,667            0

Note payable due to financial institutions at 10.46% and 11.5%
annual interest maturing May and June 2000.                                            7,308            0

Various notes due to a leasing company at interest rates varying
from 18.3% to 23.6%, due in monthly installments through 1999.                             0       77,667
                                                                                   ---------    ---------
             Total financial institutions                                             94,975      212,667
                                                                                   ---------    ---------

             Total notes payable                                                     379,558      385,687
             Less current portion                                                   (297,756)    (298,774)
                                                                                   ---------    ---------
             Total long-term debt                                                  $  81,802    $  86,913
                                                                                   =========    =========

As of December 31, 1998, annual maturities of notes payable are as follows:

       1999                                                                        $297,756
       2000                                                                          51,342
       2001                                                                          30,460
                                                                                   --------
             Total                                                                 $379,558
                                                                                   ========

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 10 - RELATED-PARTY TRANSACTIONS

The Company had transactions with a related company, Medley Group, Inc., whose management is substantially the same as that of the Company. Included in the statements of operations are the following items of income and expense for the year.

                                                         1998               1997
                                                      -----------       -----------
Due from Medley Group, Inc. at beginning of year      $    31,506       $ 1,205,584
                                                      -----------       -----------


Revenues                                                  274,128            65,459

Cash payments (receipts)                                  325,368          (109,537)

Transferred assets                                        159,327                 0

Less payments and credits                                (106,822)       (1,130,000)
                                                      -----------       -----------

Due from Medley Group, Inc. at end of year            $   683,507       $    31,506
                                                      ===========       ===========

At December 31, 1998, the Company has a receivable totaling $683,507 from Medley Group, Inc. The total receivable consists of the following:

                                                         1998               1997
                                                      -----------       -----------

Prepaid consulting expenses                           $   200,000       $         0
Advance receivable                                        150,418            31,509
Note receivable                                           333,089                 0
                                                      -----------       -----------
     Total                                            $   683,507       $    31,509
                                                      ===========       ===========

The note receivable is payable in sixty (60) monthly installments of $3,754, plus accrued interest at 5% beginning July 1, 1999. The remaining balance of $100,000 plus any accrued interest is due July 1, 2004.

The $200,000 consulting expenses will be amortized in the form of credits for services to the Company, primarily relating to locating and targeting companies to be acquired. Included in the advance receivable of $151,000 are expenses paid on behalf of Medley Group by the Company and the transferred lease equipment.

Medley Group has pledged 150,000 shares of Finantra Capital, Inc. common stock as collateral. The market value of these shares at December 31, 1998, was approximately $450,000, which is subject to marketability restrictions. The ultimate collection of this receivable is dependent on the company's ability to liquidate these shares.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - RELATED-PARTY TRANSACTIONS (CONTINUED)

At December 31, 1998 and 1997, the Company has $1,475,000 and $1,700,000,
respectively, in a certificate of deposit with six (6) months maturities, that is pledged as security for letter of credit for Medley Group, Inc. which is a major shareholder of the Company and is controlled by a shareholder/officer of the Company. The certificate currently earns interest quarterly at an annual rate of 5.12%.

On December 31, 1998, the Company had a loan receivable from a shareholder/officer in the amount of $60,000. The loan was modified along with the employment agreement whereby $68,000 in principal and accrued interest will be forgiven at a rate of 20% per year beginning in 1999. At December 31, 1998, $5,446 is included in the Company's interest income from this note.

On December 31, 1998, the Company has a note receivable from a company which is owned by a shareholder and director of the Company. The principle balance at December 31, 1998, is approximately $189,000. The note bears interest at a rate of 12% per annum and calls for monthly payments of principal and interest in the amount of $3,500 with a final payment due May 1, 2003, in the amount of $80,193, plus interest.

The Company has a loan payable to this individual in the amount of $150,000 at December 31, 1998 which bears interest at 12% per annum and matures January 1, 1999. The Company's interest expense includes $13,179 from this loan. In addition, the Company's expenses include approximately $62,000 in legal expense, $28,000 in rent, and $48,000 in operating expense reimbursements.

The Company has $250,000 in participation payable at December 31, 1998. The payable is comprised of balances to three shareholders in the amounts of $150,000, $75,000 and $25,000. The amounts bear interest at 13% interest per annum and the balance is due upon receipt of the loan receivable for which the shareholder is participating.

As of December 31, 1998, the Company had a note receivable from an affiliated company, through common management, totaling $100,449. The note is unsecured and bears interest at 3%. This affiliate will become a branch office of the Company subsequent to year end. In addition to this note, the Company received revenue of approximately $174,000 from the affiliate. Also, the Company paid approximately $72,000 in expenses on behalf of the affiliate.

In addition, the Company has a non interest bearing note receivable from an employee totaling $26,000 at December 31, 1998. This note is to repaid by the employee as per his employment contract with the Company.

NOTE 11 - CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank deposit accounts at two financial institutions. The balances, at times, exceed federally insured limits. At December 31, 1998 and 1997, the Company accounts exceeded the insured limit by approximately $1,652,000 and $3,900,000.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 - CONCENTRATION OF CREDIT RISK (CONTINUED)

Of the Company's total receivables, approximately $2,000,000 are due from a relatively small group of debtors. If any one of this group's receivables should become uncollectible, the Company's future results could be adversely affected.

NOTE 12 - STOCKHOLDERS' EQUITY

RESCISSION

Following the consummation of the initial public offering (the "IPO"), management of the Company concluded that various procedural and administrative matters relating to the IPO should have been disclosed during the period that the IPO was being marketed, rather than following the consummation of the IPO, as the Company did. These disclosures related, principally, to the Company's issuing securities in the IPO in consideration for the cancellation of indebtedness owing by the Company (valued at the IPO offering prices) in lieu of cash, and the making by an affiliate of the Company to unaffiliated persons of loans to finance the acquisition of securities in the IPO. In addition, the Company has been notified recently by the Florida and Texas Securities Commissions that the Company's actions in connection with the IPO may not have complied fully with all provisions of the Florida and Texas securities regulations. As a consequence thereof, the Company is hereby providing purchasers of the Company's securities in the IPO with the opportunity to rescind their IPO purchase in consideration for their IPO investment price.

The rescission offer expired January 22, 1999. As a result of this offer, the Company has recorded a liability of $100,000.

PREFERRED STOCK

Series A:

In June 1996, the Company authorized and issued an aggregate of 2,958,817 shares designated as Series A 10% convertible preferred stock. At the time the preferred stock was issued, the Company offered to certain note holders the option to exchange their notes, approximating $972,000, to convertible preferred stock of Finantra Capital, Inc. and subsidiaries at a ratio of approximately
1.03 shares to $1.00. Note holders elected to convert $788,844 of notes and accrued interest to convertible preferred stock in 1996. Dividends on the preferred stock are payable quarterly and are cumulative. The preferred stock is convertible to common stock of the Company at $4.68. Under the terms of the convertible preferred stock issue, the Company, at its sole discretion, may redeem the stock commencing on or after the fifth anniversary of its issuance if the average trading price of the common stock, if any, in the 20 trading days immediately preceding such anniversary, exceeds the conversion price by 20%. At anytime after the fifth anniversary, the Company has the right to redeem the convertible preferred stock, in whole or in part, upon 30 days notice to the holders.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 12 - STOCKHOLDERS' EQUITY (CONTINUED)

Series B:

In November 1998 the Company authorized 500,000 shares of Series B preferred stock. The preferred stock is convertible to common stock of the Company at a rate of 2 1/8 shares of Series B preferred stock for each share of common stock exchanged. The Series B preferred stock is neither redeemable nor subject to dividends. Holders of the Series B Preferred Stock are subordinate to Series A Preferred Stock and senior all other equity securities of the Company. In the event of a liquidation, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of Company available for distribution to its stockholders, an amount equal to $1.00 per share.

WARRANTS ISSUED

At December 31, 1998, warrants to purchase 2,100,000 common shares are outstanding; 500,000 warrants exercisable until July 2001 at strike price of $2.50 per share, and 1,600,000 warrants exercisable until December 2001 at $5.75.

TREASURY STOCK

During the year ended December 31, 1998, the Company acquired 14,600 shares of common stock. The treasury stock is recorded at cost.

In December 1997, the Company acquired 15,000 shares of common stock from an officer/stockholder, and 15,000 shares of common stock from a principal stockholder, and created a loan payable in the amount of $165,000. The loan payable was satisfied with the issuance of IPO stock to each of them. The Treasury stock shares were canceled by the Company.

PRIVATE PLACEMENT

In November 1998, the Company commenced a private placement of securities seeking to raise up to $2,125,000. Pursuant to this offering, the Company and placement agent are selling up to 100 units at a purchase price of $21,250 per unit. The Company and the Placement Agent may increase the Offering to a maximum of 150 units ($3,178,500) in order to meet over-subscriptions. Each unit consists of 10,000 shares of the Company's common stock and 10,000 redeemable common stock purchase warrants (the "warrant"). Each warrant is exercisable into one share of common stock at $3.25 per share through November 2001. There is no minimum number of units that must be sold before the Company can utilize the net proceeds from unit sales.

In the event the Offering is increased, the net proceeds to the Company would increase by approximately $924,375 (assuming the maximum amount of commissions and fees and non-accountable expense allowance is paid), all of which would be applied towards working capital.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 12 - STOCKHOLDERS' EQUITY (CONTINUED)

INITIAL PUBLIC OFFERING

The Company completed an initial public offering ("IPO") at December 24, 1997, selling 1,217,382 shares of common stock and 1,223,250 warrants. Included in this offering was 200,000 shares of common stock by the parent company, Medley Group, Inc. Medley Group, Inc.'s, ownership percentage at December 31, 1998, is approximately 23%.

The proceeds from the sale of the parent's company stock was used to pay off a loan payable to Finantra Capital, Inc.

The stock sold for $5.50 per share with a $0.01 par value per share. The warrants sold for $0.15 each and consist of one redeemable warrant to purchase one share of common stock for $5.75. The common shares and warrants were purchased separately and are transferable separately.

The Company received cash and subscriptions of approximately $6,893,000 for securities and warrants sold from the IPO. Of this amount, there was a non-cash portion approximating $1,234,000 in subscriptions, representing 223,933 shares, that was issued to satisfy existing obligations owing by the Company to the subscribers of the IPO. Included in this amount was approximately $290,000 due to President and Chairman of the Board of the Company and $361,000 due to a principal stockholder. Prepaid offering costs of approximately $958,000 were charged to additional paid-in capital upon completion of the offering.

NOTE 13 - RECLASSIFICATION

Certain items in the 1997 financial statement have been reclassified to conform to the 1998 presentation.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Company acquired computers and equipment under the provisions of two leases which, for financial reporting purposes, have been capitalized. The leases expire in 1999 and 2000. The leased property under the capital leases as of December 31, 1998, has a cost of $43,208, accumulated amortization of $13,234. Amortization of the leased property is included in depreciation expense.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Future minimum lease payments for these leases are as follows:

                 YEAR ENDING                             CAPITAL       OPERATING
                 DECEMBER 31                             LEASES         LEASES
                 -----------                            --------       ---------

                   1999                                 $  7,876       $119,930
                   2000                                    2,219        101,846
                   2001                                        0         90,780
                   2002                                        0         59,524
                   2003                                        0         13,472
                                                        --------       --------
Total minimum lease payments                              10,095       $385,552
                                                                       ========
Less: amount representing interest                          (766)
                                                        --------
Present value of net minimum lease payments                9,329
Less: current portion of capital lease obligations        (7,217)
                                                        --------
               Long-term capital lease obligation       $  2,112
                                                        ========

Total rent expense for all operating leases for the years ended December 31, 1998 and 1997, was $141,530 and $7,960, respectively.

NOTE 15 - LITIGATION

LITIGATION

The Company is involved in litigation in the normal course of business. This litigation is not expected to have a material effect on the Company's results of operations or financial condition.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 16 - INCOME TAXES

The provision (benefit) for income taxes is as follows:

                                                       1998              1997
                                                    ---------         ---------

Taxes currently payable                             $       0         $       0
Deferred income taxes                                       0                 0
Change in beginning valuation allowance                     0                 0
                                                    ---------         ---------
Provision for income taxes                          $       0         $       0
                                                    =========         =========

Reconciliation of the Federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                                       1998              1997
                                                    ---------         ---------

Computed at the Statutory rates                     $(345,207)        $ 102,500
(Increase) decrease resulting from:
   Non-deductible expenses                            258,220                 0
   State income taxes, net loss                         9,620            17,500
Change in deferred tax asset
   valuation allowance                                 11,407          (120,000)
                                                    ---------         ---------
Actual provision (benefit)                          $ (65,960)        $       0
                                                    =========         =========

The components of the deferred tax asset were as follows at December 31, 1998 and 1997:

                                                       1998              1997
                                                    ---------         ---------

Net operating loss carryforward                     $ 829,587         $ 471,553
Allowance for bad debts                              (405,510)            1,139
Other                                                       0            15,061
                                                    ---------         ---------
         Total deferred tax asset                     424,077           487,753

Deferred tax liabilities:
   Depreciation expense                               (18,202)           (4,511)
                                                    ---------         ---------
Net deferred tax asset                                405,875           483,242
                                                    ---------         ---------

Valuation allowance:
   Beginning of year                                 (483,242)         (229,200)
   Decrease (increase) during year                     77,367          (254,042)
                                                    ---------         ---------
   Ending balance                                    (405,875)         (483,242)
                                                    ---------         ---------
Net Deferred Taxes                                  $       0         $       0
                                                    =========         =========

At December 31, 1998 and 1997, the Company has unused net operating loss carryforwards of approximately $2,127,147 and $1,242,000, respectively, expiring primarily in 2013 and 2012, which is available for use on its future corporate Federal and State tax returns.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 17 - STOCK OPTION PLAN

On January 9, 1997, the Company established an incentive compensation stock option plan (the "Plan"). The Plan has 1,500,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, or (ii) non-qualified options. ISOs may be granted under the Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

Options issued through December 31, 1998, carry exercise prices at the fair market value on the date of the grant. The options vest over a period of up to five years following the date of grant and the unexercised portion of the options expires and ceases to be exercisable on the earlier of the stated exercise period of the grant or specified date following termination of employment. In certain circumstances, the exercise of stock options may have an adverse effect on the market price of the Company's common stock and/or warrants.

The Company has elected to measure compensation cost using the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Compensation cost recognized for the stock option plan amounted to $0 for 1998. Disclosures about the fair value of options and pro forma disclosures of the effect of measuring compensation based on the fair value method of accounting have not been presented because management believes such values do not have a material effect.

Had compensation expense for the stock option plan been determined based on the fair value of the options at the grant date consistent with the methodology prescribed under Statement of Financial Standards No. 123, "Accounting for Stock Based Compensation," the Company's loss income would have been increased by $251,287. The fair value of each option is estimated on the date of grant using the fair market option pricing model with the assumption:

          Risk-free interest rate                                 5.50%
          Expected life (years)                             2 - 5 years
          Expected volatility                                       n/a
          Expected dividends                                       None

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 17 - STOCK OPTION PLAN (Continued)

Information related to options is summarized below:

                                                                               Weighted
                                                                                Average
                                                            Number of        Exercise Price
                                                             Options           Per Option
                                                          ------------       --------------
Outstanding at December 31, 1997                                     0       $           0
Granted                                                        565,000                1.96
Exercised                                                            0                   0
Forfeited                                                            0                   0
                                                          ------------       -------------
Outstanding at December 31, 1998
   (157,000 exercisable)                                       565,000       $        1.96
                                                          ============       =============


Information related to options outstanding at December 31, 1998:

Exercise price range                                                         $ 1.20 - 5.50
Number of options:
  Outstanding                                                                      565,000
  Exercisable                                                                      157,000
Weighted average exercise price:
  Outstanding                                                                $        1.96
  Exercisable                                                                $        1.88
Weighted average remaining contractual life                                        4 years


NOTE 18 - SUBSEQUENT EVENTS

Subsequent to December 31, 1998, the Company completed the private placement offering. The Company sold the entire offering including the additional 50 units to meet over subscriptions. During the period, the Company raised an additional $2,063,585 net of offering expense.

                             FINANTRA CAPITAL, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)


                                     ASSETS


                                                    1999
                                                -----------
Current assets:
   Cash                                         $ 2,727,552
   Loans held for resale                          4,709,008
   Accounts receivable, net                      33,451,083
   Finance receivables, net                       3,703,005
   Accrued interest receivable                        8,963
   Notes and other receivables                    1,079,743
   Prepaid expenses                               1,275,527
                                                -----------
           Total current assets                  46,954,881
                                                -----------


Property and equipment, net                         620,226
                                                -----------


Other assets:
   Certificate of deposit-restricted              1,450,000
   Finance receivable, net                          412,000
   Due from related parties                         578,779
   Deposits                                          45,973
   Goodwill, net                                 13,941,518
   Other intangibles, net                           289,395
   Other                                            313,058
                                                -----------
           Total other assets                    17,030,723
                                                -----------


           Total assets                         $64,605,830
                                                ===========


     See accompanying notes to condensed consolidated financial statements.

                             FINANTRA CAPITAL, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                     1999
                                                                                 ------------
Current liabilities:
   Accounts payable                                                              $  1,582,768
   Accrued expenses                                                                   429,068
   Client payouts                                                                   1,253,926
   Client reserves                                                                  4,192,645
   Line-of-credit                                                                  27,319,082
   Notes payable                                                                      500,000
   Current portion of long-term debt                                                  803,091
   Obligation under capital lease                                                       3,791
   Notes payable - related parties                                                    130,000
   Due to factoring clients                                                         1,281,651
   Dividends payable - preferred stock                                                 91,281
                                                                                 ------------
           Total current liabilities                                               37,587,303


Other liabilities:
   Deferred lease interest                                                            161,991
   Notes payable, net of current portion                                            8,545,823
                                                                                 ------------
           Total long-term debt                                                     8,707,814


                                                                                 ------------
           Total liabilities                                                       46,295,117
                                                                                 ------------


Minority interest                                                                      24,289


Stockholders' equity:
Preferred stock, 5,000,000 shares authorized, 3,458,817 issued:
Series A 10% redeemable convertible preferred stock,  $.01 par value, 2,958,817 shares issued and outstanding ( liquidation value
   of $2,958,817 plus accumulated dividends)                                           29,587
Series B convertible preferred stock, $.01 par value, 500,000 shares
   authorized, 500,000 shares issued and outstanding                                    5,000
Series C 6% convertible preferred stock,  $.01 par value, 3780 shares
   authorized, 3780 shares issued and outstanding                                          38
Common Stock, $.01 par value, 10,000,000 shares authorized,
   6,389,927 shares issued  and outstanding                                            85,093
Treasury stock, 14,600 shares at cost                                                 (34,644)
Additional paid-in-capital                                                         23,258,389
Accumulated deficit                                                                (5,057,039)
                                                                                 ------------
           Total stockholders' equity                                              18,286,424
                                                                                 ------------

Total liabilities and stockholders' equity                                       $ 64,605,830
                                                                                 ============


     See accompanying notes to condensed consolidated financial statements.

                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                           For the Three Months Ended            For the Nine Months Ended
                                                                   September 30,                        September 30,
                                                          -----------------------------      -----------------------------
                                                              1999              1998             1999              1998
                                                          -----------       -----------      -----------       -----------
Revenues:
   Financial services                                     $   140,920       $ 1,251,596      $ 1,187,403       $ 3,116,314
   Medical billing                                            119,608           145,175          430,775           616,709
   Equipment leasing and equipment sales                       46,825         2,694,530        2,996,060         2,694,530
   Factoring income                                           347,299           340,612        1,370,327           437,901
   Mortgage origination                                     1,481,092                --        2,435,569                --
   Interest income                                             77,287            68,130          176,020           269,864
                                                          -----------       -----------      -----------       -----------
           Total revenues                                   2,213,031         4,500,043        8,596,154         7,135,318

Costs and expenses:
   Leasing and equipment cost                                  40,000         2,569,405        2,767,506         2,569,405
   Depreciation and amortization                               95,601            98,267          231,675           203,299
   Bad debts                                                   30,000                --           60,000                --
   General and administrative                               2,167,251         1,503,635        6,088,404         3,858,570
                                                          -----------       -----------      -----------       -----------
           Total costs and expenses                         2,332,852         4,171,307        9,147,585         6,631,274

Income(loss) from operations                                 (119,821)          328,736         (551,431)          504,044


Other expenses:
   Interest expense                                            96,283            94,773          305,889           125,608
                                                          -----------       -----------      -----------       -----------

           Total other expenses                                96,283            94,773          305,889           125,608

Net income(loss) before minority interest                    (216,104)          233,963         (857,320)          378,436

Minority interest in subsidiaries                                  --                --           11,800                --

Net income(loss)                                          $  (216,104)      $   233,963      $  (845,520)      $   378,436
                                                          ===========       ===========      ===========       ===========

Net income(loss) applicable to common shareholders        $  (284,304)      $   165,763      $(1,050,120)      $   173,836
                                                          ===========       ===========      ===========       ===========

Net income(loss) per common share                         $     (0.04)      $      0.04      $     (0.18)      $      0.05
                                                          ===========       ===========      ===========       ===========

Weighted average number of shares outstanding and to
  be issued                                                 6,389,927         3,723,000        5,703,901         3,472,000
                                                          ===========       ===========      ===========       ===========




                     FINANTRA CAPITAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                   For the Nine Months Ended
                                                                         September 30,
                                                                -------------------------------
                                                                    1999               1998
                                                                ------------       ------------
Net cash (used) by operating activities                         $ (1,459,761)      $ (1,351,577)

Cash flows from investing activities
   Cash used for acquisition                                     (23,400,065)                --
   Cash acquired in acquisitions                                   1,794,998             46,044
   (Increase) decrease in factored accounts receivable,
      net of due to factoring clients                              1,176,391                 --
   (Increase) decrease in related party loans                        289,598                 --
   Purchase of equipment                                            (522,989)          (147,943)
   Decrease in certificate of deposit                                 25,000                 --
   Net advances to (from) affiliates                                      --           (142,883)
   Notes receivable-stockholders                                          --           (260,000)
   Notes acquired for cash                                                --         (2,824,402)
                                                                ------------       ------------
                                                                 (20,637,067)        (3,329,184)
                                                                ------------       ------------


Cash flows from financing activities

Increase (decrease) in line of credit                              3,016,053          2,832,964
Increase in notes payable                                          1,000,000                 --
Increase(repayment) in long-term debt                              8,464,021           (104,628)
Payments under capital leases                                         (5,538)                --
Repayment of related party debt                                     (170,000)                --
Payment of preferred stock dividends                                (204,600)          (204,600)
Issuance of common stock, net                                      7,972,684            364,621
Issuance of preferred stock                                        3,780,000                 --
                                                                ------------       ------------
                                                                  23,852,620          2,888,357
                                                                ------------       ------------


Net increase in cash                                               1,755,792         (1,792,404)

Cash - beginning                                                     971,760          4,106,803

Cash - end                                                      $  2,727,552       $  2,314,399
                                                                ============       ============

Supplemental disclosure of cash flow information:
  Cash paid during the period:
     Interest                                                   $     89,055       $    125,608
                                                                ============       ============

Supplemental noncash investing and financial activities:
  Issuance of common stock for acquisition of subsidiaries      $     52,500       $  2,631,862
                                                                ============       ============

  Issuance of commom stock for services                         $    237,050       $         --
                                                                ============       ============



NOTE 1 - PRINCIPLES OF CONSOLIDATION

The accompanying financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.


NOTE 2 - BASIS OF PRESENTATION


The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the results for the interim periods presented have been included.


NOTE 3 - ACQUISITIONS


TRAVELERS INVESTMENT CORP.

The Company, through a wholly-owned subsidiary, acquired 100% of the outstanding capital stock of Travelers Investment Corporation and Subsidiaries effective September 30, 1999. The purchase price of $20,000,000 was paid as follows: (I) $15,000,000 in cash at closing; (ii) the sellers taking back a promissory note for $5,000,000.

In addition to the seller note above, the Company incurred the following debt in connection with the purchase:

         Finova Capital Corporation, based upon the increase in the funding rate on its warehouse line, provided $5,413,621. The loan from Finova aggregated $32,500,000 which replaced the credit facility previously utilized by Travelers Investment Corp. The loan was based on the advance rate utilized by Finova as opposed to the Company's prior lender, Bank of America. The facility charges interest at 2% per annum above the prime rate and is payable interest only monthly during its term. The facility matures August 31, 2004. The borrowers under this facility are the operating subsidiaries of Travelers Investment Corporation. The loan is guaranteed by Finantra as well as the acquiring subsidiary, Travelers Acquisition Corporation.

         BHC Interim Funding provided a loan in the amount of $3,650,000. $3,500,000 was used for closing and the balance for fees and costs. The loan carries interest at the rate of 13.5% per annum. The loan matures on October 20, 2000.

The seller note calls for interest at 10% per annum and requires payment of $500,000 in principal during the first year amortized in 12 equal monthly installments. A $500,000 balloon payment is required in the 13th month, and the remaining principal balance on the note paid over the next two years in equal monthly installments.

The balance of cash to close(other than from the Company's working capital) was raised through the sale of 6% Class "C" convertible preferred stock for $3,500,000.

The total investment with all fees and costs equaled $23,400,000 and resulted in goodwill from the transaction of $11,771,000 being recorded on the books of Travelers Investment Corporation. This goodwill will be amortized over 15 years.

NOTE 4 - DIVIDENDS PAYABLE-PREFERRED STOCK

The Company has paid $204,600 of dividends on its preferred stock at September 30, 1999.


NOTE 5 - MORTGAGE LOANS HELD FOR SALE AND WAREHOUSE LINE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

At September 30, 1999 the principal balance for mortgage loans held for sale was $4,709,008, of that amount, $4,709,008 was borrowed from the Company's warehouse lines. Interest is prime plus 2%. All mortgage loans held for sale are collateralized by the property covered by said loans and are used as collateral for the Company's borrowings. The warehouse lines are repaid as the loans are sold.


NOTE 6 - BORROWINGS

Effective March 26, 1999, the Company entered into a mortgage loan warehouse and security agreement with a bank. The maximum amount the Company can borrow under this agreement is $10,000,000. The principal is repaid as the related mortgages are sold to secondary market purchasers. The entire principal amount together with accrued and unpaid interest is due on demand. On July 1, 1999, the Company entered into a second mortgage warehouse line with Republic National Bank. Under the agreement the bank will provide up to $5,000,000 to the Company in order to fund certain first mortgages. The advances are repaid and the related mortgages are sold to secondary market purchasers. Any unpaid principal balance will be due June 30, 2000.

INDEPENDENT AUDITORS' REPORT


Travelers Investment Corporation:

We have audited the accompanying consolidated balance sheets of Travelers Investment Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Travelers Investment Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and of their cash flows for the years then ended in conformity with generally accepted accounting principles.




February 10, 1999

TRAVELERS INVESTMENT CORPORATION AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------


                                                                       1998             1997
                                                                   -----------      -----------
ASSETS
Cash and cash equivalents                                          $ 2,078,014      $ 2,521,390
Finance receivables, net                                            24,171,594       23,976,505
Net investment in direct financing leases                              672,191          956,702
Equipment to be leased                                                 938,567
Notes and other receivables                                          1,474,202        1,269,806
Income taxes receivable                                                                  86,285
Prepaid expenses and other assets                                      168,338          160,129
Property, equipment and leasehold improvements (net of
  accumulated depreciation and amortization of $709,236
    and $595,072, respectively)                                        218,943          343,229
                                                                   -----------      -----------
TOTAL                                                              $29,721,849      $29,314,046
                                                                   ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Borrowings under lines of credit                                   $11,550,000      $10,350,000
Accounts payable and accrued liabilities                               146,302          223,823
Client reserves                                                      4,089,639        4,137,124
Client payouts                                                       1,754,974        1,494,180
Lease deposits                                                          52,653          165,950
                                                                   -----------      -----------
           Total liabilities                                        17,593,568       16,371,077
                                                                   -----------      -----------

SHAREHOLDERS' EQUITY:
  Common stock, no par value; authorized -  5,000,000 shares;
    outstanding - 142,312 and 147,608 shares, respectively           1,541,387        1,567,867
  Retained earnings                                                 10,586,894       11,375,102
                                                                   -----------      -----------

    Total shareholders' equity                                      12,128,281       12,942,969
                                                                   -----------      -----------

TOTAL                                                              $29,721,849      $29,314,046
                                                                   ===========      ===========



See notes to consolidated financial statements.

TRAVELERS INVESTMENT CORPORATION AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                  1998              1997
                                              -----------       -----------
REVENUES:
  Finance income on contracts                 $ 6,220,234       $ 6,440,234
  Data processing fees                          1,879,226         1,559,174
  Collection agency income                        667,271           878,201
  Contract servicing fees                         239,702           401,126
  Income from direct financing leases ..          182,257            93,291
  Interest                                         42,739            24,515
  Other income                                    251,463           505,346
                                              -----------       -----------
           Total revenues                       9,482,892         9,901,887
                                              -----------       -----------

EXPENSES:
  Collection, general and administrative        5,654,753         6,352,893
  Provision for collection losses               1,305,328         1,139,755
  Interest                                        945,851         1,008,243
                                              -----------       -----------
           Total expenses                       7,905,932         8,500,891
                                              -----------       -----------

INCOME BEFORE INCOME TAX BENEFIT                1,576,960         1,400,996

INCOME TAX BENEFIT/(EXPENSE)                      (55,000)          397,429
                                              -----------       -----------
NET INCOME                                    $ 1,521,960       $ 1,798,425
                                              ===========       ===========


See notes to consolidated financial statements.

TRAVELERS INVESTMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------



                                          Common Stock
                                   ----------------------------
                                   Number of                            Retained
                                     Shares           Amount            Earnings            Total
                                   ---------       ------------       ------------       ------------
BALANCE, JANUARY 1, 1997             440,708       $  1,533,367       $ 11,100,714       $ 12,634,081

  Net income                                                             1,798,425          1,798,425

  Purchase of common stock            (7,500)           (37,500)          (127,500)          (165,000)

  Sale of common stock                14,400             72,000                                72,000

  Distribution                    (1,396,537)        (1,396,537)
                                ------------       ------------       ------------       ------------

BALANCE, DECEMBER 31, 1997           447,608          1,567,867         11,375,102         12,942,969

  Net income                                                             1,521,960          1,521,960

  Purchase of common stock            (5,296)           (26,480)           (90,032)          (116,512)

  Distribution                                                          (2,220,136)        (2,220,136)
                                ------------       ------------       ------------       ------------

BALANCE, DECEMBER 31, 1998           442,312       $  1,541,387       $ 10,586,894       $ 12,128,281
                                ============       ============       ============       ============




See notes to consolidated financial statements.

TRAVELERS INVESTMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------



                                                                        1998               1997
                                                                     -----------       -----------
OPERATING ACTIVITIES:
  Net income                                                         $ 1,521,960       $ 1,798,425
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for collection losses                                    1,282,509         1,139,755
    Depreciation and amortization, net                                   164,087           180,378
    Loss on sale of property and equipment                                   253               432
    Changes in assets and liabilities:
      Deferred income taxes                                                               (288,029)
      Prepaid expenses and other assets                                   (8,209)           41,656
      Accounts payable and accrued liabilities                           (77,521)         (746,685)
      Income taxes receivable                                             86,285           102,647
      Lease deposits                                                    (113,297)          139,020
                                                                     -----------       -----------

           Net cash provided by operating activities                   2,856,067         2,367,599
                                                                     -----------       -----------

INVESTING ACTIVITIES:
  Net increase (decrease) in finance receivables (net of client
    reserves and payouts)                                             (1,264,289)        2,988,181
  Net increase in investment in direct financing leases                 (654,056)         (646,751)
  Net increase in notes and other receivables                           (204,396)         (224,269)
  Acquisition of property and equipment                                  (40,054)          (59,083)
  Proceeds from sale of property and equipment                                                 500
                                                                     -----------       -----------

           Net cash provided by (used by) investing activities        (2,162,795)        2,058,578
                                                                     -----------       -----------

FINANCING ACTIVITIES:
  Net payments (borrowings) under lines of credit                      1,200,000        (2,650,000)
  Payments on notes payable                                                               (530,236)
  Purchase of common stock                                              (116,512)         (165,000)
  Sale of common stock                                                                      72,000
  Distributions paid                                                  (2,220,136)       (1,396,537)
                                                                     -----------       -----------

           Net cash used in financing activities                      (1,136,648)       (4,669,773)
                                                                     -----------       -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                               (443,376)         (243,596)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           2,521,390         2,764,986
                                                                     -----------       -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                               $ 2,078,014       $ 2,521,390
                                                                     ===========       ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                                         $   945,670       $ 1,004,562
                                                                     ===========       ===========
    Income taxes                                                     $        --       $   104,538
                                                                     ===========       ===========


See notes to consolidated financial statements

TRAVELERS INVESTMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      DESCRIPTION OF BUSINESS - The Company is in the business of purchasing installment contracts from clients (primarily used automobiles, campgrounds, dating club memberships and providers of educational and professional services and elective medical procedures) and leasing various types of equipment. Additional significant operations of the Company include a collection agency and a billing service.

      PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Travelers Investment Corporation ("TIC"), a California Subchapter S corporation and its wholly-owned subsidiary, Allar-TIC Financial Services, Inc. ("Allar-TIC") and subsidiaries, a California Subchapter S corporation. All material intercompany transactions and accounts have been eliminated in consolidation.

      STATEMENTS OF CASH FLOWS - The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

      REVENUE RECOGNITION - Installment contracts are purchased from clients at a discount. The amount of the discount depends on the credit-worthiness of the debtor, the term and the interest rate of the contract. The majority of contracts are acquired with limited recourse to the client. In many cases, secondary security is obtained from clients to further ensure both the collectibility of the contracts and the enforceability of any recourse provisions.

      Client reserves represent amounts withheld on contracts purchased by the Company. Through historical experience and an evaluation of current economic conditions, management considers such reserves to be adequate to absorb the majority of credit losses. The face amount of the contract less the discount and reserve is paid in cash to the client at the time of purchase. The discount is reflected as deferred income and is amortized over the remaining life of the contract using the effective interest method.

      Client payouts represent amounts collected on contracts serviced and amounts payable on contracts purchased by the Company which have not yet been forwarded to the client.

      The direct financing leases normally have payment terms of three years. Income on such leases is recognized over the lease term using the effective interest method.

      PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS - Property, equipment and leasehold improvements are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (generally three to five years).

      ALLOWANCE FOR COLLECTION LOSSES - The Company provides for estimated losses on receivables in excess of client reserves by evaluating individual receivables, potential losses inherent in the portfolio and a general reserve based on historical experience and an evaluation of current economic conditions. Accounts are written-off when, in management's opinion, collection is no longer probable.

      ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      INCOME TAXES - During 1996, the Company elected to become taxed as an "S" corporation. Accordingly, income or losses pass through to the stockholders of the Company. The Company received an income tax benefit due to the reversal of its deferred income tax liability.

2.    FINANCE RECEIVABLES

      Finance receivables as of December 31, 1998 and 1997 are comprised of the following:


                                                                1998                               1997
                                                   ---------------------------        -----------------------------
                                                        AMOUNT          %                 AMOUNT             %
        Installment contracts purchased:
          Used automobiles                         $    5,648,984      19%            $    6,159,606       22%
          Education tuition and seminar fees            7,448,798      25                  6,390,376       22
          Leisure activity memberships                  5,273,415      18                  6,125,317       21
          Fitness                                       2,266,420       8                  2,345,611        8
          Dating club membership                        2,348,579       8                  1,683,783        6
          Exercise equipment                            1,758,931       6                  2,114,274        8
          Medical                                         532,045       2                    656,989        2
          Other                                         4,026,678      14                  3,236,235       11
                                                   --------------    ----             --------------    -----
        Total                                          29,303,850     100%                28,712,191      100%
                                                                      ===                                 ===
        Deferred income                               (4,168,468)                        (3,839,448)
        Allowance for collection losses                 (963,788)                          (896,238)
                                                   --------------                     -------------
        Finance receivables - net                  $   24,171,594                     $   23,976,505
                                                   ==============                     ==============


      A reconciliation of the allowance for collection losses for the years ended December 31, 1998 and 1997 is as follows:


                                                               1998                1997
                                                           -----------          ----------
     Balance, beginning of year                            $   896,238          $  560,202
     Provision for collection losses                         1,282,509           1,139,755
     Write-off of uncollectivle accounts                    (1,532,332)           (878,438)
     Recoveries of accounts previsouly written off             317,373              74,719
                                                           -----------          ----------

     Balance, end of year                                  $   963,788          $  896,238
                                                           ===========          ==========


3.    CONTRACT SERVICING

      The Company services other contracts which are not purchased from clients due to the relatively poor credit quality of the debtors. Contract servicing fees and data processing fees are based on a percentage of payments received and based on account charges, respectively. If contracts are determined to be uncollectible, the receivables are returned to the client. Since the Company does not own such receivables, they are excluded from the consolidated balance sheets.

      Contracts held under service agreements at December 31, 1998 and 1997 and corresponding revenues for those years are as follows:


                                                               1998                1997
                                                            ----------          ----------
     Face amount of contracts serviced at year end          $2,356,308          $4,412,462
                                                            ----------          ----------
     Unearned fees on serviced accounts at year end         $  304,280          $  475,544
                                                            ----------          ----------
     Fees earned on serviced accounts during the year       $  239,702          $  401,126
                                                            ----------          ----------


4.    NET INVESTMENT IN DIRECT FINANCING LEASES

      Net investment in direct financing leases as of December 31, 1998 and 1997 is comprised of the following:


                                                               1998                1997
                                                            ----------          ----------
     Minimum lease payments receivable                      $  809,840          $1,045,000
     Estimated unguaranteed residual value of
      leased equipment                                          75,005             146,158
                                                            ----------          ----------

                                                               884,845           1,191,158
     Unearned interest income                                 (212,654)           (234,456)
                                                            ----------          ----------

     Total                                                  $  672,191          $  956,702
                                                            ==========          ==========



      Future minimum lease payments receivable as of December 31, 1998 are as follows:

     Year Ending December 31,
     ------------------------

     1999                                                   $  320,721
     2000                                                      319,020
     201                                                       170,099
                                                            ----------
     Total                                                  $  809,840
                                                            ==========



      For the years ended December 31, 1998 and 1997, there were no write-offs or recoveries.

5.    EQUIPMENT TO BE LEASED

      Equipment to be leased consists of the following at December 31, 1998:


     Golf club cleaning equipment                           $612,195
     Fitness and vending equipment                           313,520
     Other                                                    12,852
                                                            --------
                                                            $938,567
                                                            ========

6.    LINES OF CREDIT

      At December 31, 1998 and 1997, the Company has a bank line of credit of $18,000,000 expiring June 1999 for financing business activities.

      A total of $11,550,000 and $10,350,000 was outstanding at December 31, 1998 and 1997, respectively. Borrowings on the $18,000,000 line of credit are generally limited to 75% of outstanding finance receivables net of unearned income and client reserves. The lines of credit are secured by all finance receivables and direct finance leases, respectively. Interest accrues on the outstanding balance under the $18,000,000 bank line of credit at the bank's prime rate (7.75% at December 31, 1998) plus 1% or at a short-term fixed rate option. At December 31, 1998, $11,560,000 was accruing interest at the prime rate plus 1%.

      The line of credit agreement contains various covenants that include maintaining minimum net worth amounts and restricting the ratio of debt to equity, dividends, loans to affiliates, capital expenditures and future indebtedness. The line of credit is guaranteed by TIC and Allar-TIC.

7.    COMMON STOCK TRANSACTIONS

      The Company purchased 5,296 and 7,500 shares of its common stock from shareholders for a total of $116,500 and $165,000 for fiscal years 1998 and 1997, respectively. The acquired shares were retired and returned to authorized but unissued corporate shares.

      During fiscal 1997, key employees exercised stock options and the Company issued 14,400 shares of its common stock for a total of $72,000. No options were granted during 1998 or 1997.

      Information regarding options is as follows for the year ended December 31, 1997:

                                                                     Exercise
                                                       Shares         Price
                                                       ------        --------
     Outstanding at January 1                          21,600         $8.20
     Exercised                                        (14,400)        $8.20
     Repurchased                                       (7,200)        $8.20
                                                      -------

     Outstanding at December 31                       $     0
                                                      =======

8.    INCOME TAXES

      The components of income tax benefit (provision) for the years ended December 31, 1998 and 1997 are as follows:

                                                         1998           1997
                                                       --------       --------
     Current tax (provision) benefit:
       State                                           $(55,000)      $(57,612)
       Net effect of S-corp election                                   455,041
                                                       --------       --------

     Total                                             $(55,000)      $397,429
                                                       ========       ========

9.    RELATED PARTY TRANSACTIONS

      CONSULTING FEES - In accordance with a consulting agreement which expires in May 2003, the Company pays to an affiliate 12.5% of pretax lease and finance profits, as defined in the consulting agreement, plus .5% of all collections on collection accounts. Fees paid under this contract amounted to $224,919 and $223,279 in 1998 and 1997, respectively. In addition, the Company pays an affiliate 35% of the annual bonus pool, as defined, which totalled $66,246 and $59,332 in 1998 and 1997, respectively.

      See also Notes 7 and 11.

10.   COMMITMENTS AND CONTINGENCIES

      Future non-cancelable minimum lease payments for the existing corporate offices and additional locations for the operating subsidiaries as of December 31, 1998 are as follows:

           Year Ending December 31,
           ------------------------

           1999                                             $205,232
                                                            ========


      Rent expense for the year ended December 31, 1998 was $271,544.

11.   EMPLOYEE BENEFIT PLAN

      401(k) PLAN - The Company has a 401(k) Plan for the benefit of its employees. Participants may elect to defer up to a maximum of 23% of compensation or $10,000 annually, whichever is less. The Company may contribute to the participant accounts a variable matching percentage of the individual's contribution which is not in excess of 10% of compensation. The Company's total expense for benefit plans was $18,652 in 1998. A favorable determination letter has been received from the Internal Revenue Service to qualify the Plan under IRS Code Section 401(k).

12.   SUBSEQUENT EVENT

      LETTER OF INTENT - Subsequent to December 31, 1998, the Company signed a Letter of Intent with two unrelated parties for the purchase of Travelers Investment Corporation and all of its subsidiaries and divisions.



                                   * * * * * *

                      TRAVELERS INVESTMENT CORPORATION
                         CONSOLIDATED BALANCE SHEET
                                (UNAUDITED)



                                   ASSETS
                                   ------               MONTH           YEAR
                                                        ENDING          ENDING
                                                       09-30-99        12-31-98
                                                     ------------    ------------
CASH                                                 $  1,791,111    $  2,078,014

RECEIVABLES

     FINANCE RECEIVABLES                               35,544,885      29,303,850

     LESS: DEFERRED FINANCE INCOME                     (4,572,792)     (4,168,468)

           ALLOWANCE FOR UNCOLLECTABLE AMTS            (1,831,182)       (963,788)
                                                     ------------    ------------
                             TOTAL RECEIVABLES         29,140,911      24,171,594


INV. IN LEASES, NET OF UNEARNED INCOME                  1,248,730       1,610,758

PREPAID EXPENSES AND OTHER ASSETS                         147,752         168,338

INCOME TAX RECEIVABLE                                           0               0

PROPERTY AND EQUIPMENT (NET)                              147,573         218,943

DUE FROM AFFILIATES                                             0               0

NOTES & OTHER RECEIVABLES                                 780,243       1,474,202

                                                     ------------    ------------
                               TOTAL ASSETS          $ 33,256,320    $ 29,721,849
                                                     ============    ============


                         FOR INTERNAL USE ONLY-UNAUDITED

                        TRAVELERS INVESTMENT CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                       LIABILITIES & STOCKHOLDERS' EQUITY
                       ----------------------------------

                                                                   MONTH           YEAR
                                                                   ENDING         ENDING
                                                                  09-30-99        12-31-98
                                                                ------------    ------------
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                        $    793,946    $    146,302


CLIENT PAYOUTS                                                     1,253,926       1,754,974
CLIENT RESERVES                                                    4,192,645       4,089,639


DEFERRED INCOME TAXES                                                (85,301)

LINE OF CREDIT                                                    14,950,000      11,550,000


LEASE DEPOSITS                                                        22,823          52,653


NOTES & OTHER PAYABLES                                                     0               0
                                                                ------------    ------------
          TOTAL LIABILITIES                                       21,128,039      17,593,568



STOCKHOLDERS' EQUITY
   COMMON STOCK, NO PAR VALUE: 5,000,000
   SHARES AUTHORIZED.  442,312 SHARES O/S                          1,541,387       1,541,387

RETAINED EARNINGS                                                 10,586,894      10,586,894
                                                                ------------    ------------

          TOTAL STOCKHOLDER'S EQUITY                              12,128,281      12,128,281


          TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY                                              $ 33,256,320    $ 29,721,849
                                                                ============    ============
                                                                           0               0



                    FOR INTERNAL USE ONLY-UNAUDITED

                      TRAVELERS INVESTMENT CORPORATION
                      CONSOLIDATED STATEMENT OF INCOME
                               (UNAUDITED)

                                                     NINE MONTHS      NINE MONTHS
                                                        ENDED            ENDED
                                                    SEPT 30, 1999    SEPT 30, 1998
                                                    -------------    -------------
REVENUE:
   FINANCE INCOME                                     $5,299,856      $4,652,230
   EARNED INCOME (TYPE 2)                                103,796         192,636
   INTEREST INCOME-FIN. LEASES                           140,447         145,298
   DATA SERVICES                                       1,347,997       1,371,502
   TRACE COLLECTIONS                                     749,797         489,550
   MANAGEMENT INCOME                                           0
   INTEREST INCOME                                        51,302          18,514
   OTHER INCOME                                          353,672         429,598
                                                      ----------      ----------
            TOTAL REVENUES                             8,046,867       7,299,328

COSTS AND EXPENSES:

   INTEREST EXPENSE                                      829,437         691,129

   PROVISIONS FOR COLLECTION LOSSES
      FINANCE RECEIVABLES                                858,407         974,673
      LEASES                                             272,564

   GAIN FROM LEASE SALE                                        0

   OTHER GENERAL AND ADMIN.                            4,967,921       4,256,923
                                                      ----------      ----------

         TOTAL COSTS AND EXPENSES                      6,928,329       5,922,725


INCOME FROM CONTINUING OPERATIONS
      BEFORE INCOME TAXES                              1,118,538       1,376,603

PROVISION FOR INCOME TAXES                                39,200          48,200
                                                      ----------      ----------

NET INCOME BEFORE EXTRAORD. ITEMS                      1,079,338       1,328,403

CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING FOR INCOME TAXES

                                                      ----------      ----------
NET INCOME                                             1,079,338       1,328,403
                                                      ==========      ==========


                         FOR INTERNAL USE ONLY-UNAUDITED

                TRAVELERS INVESTMENT CORPORATION AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 1999 AND
YEAR ENDED DECEMBER 31, 1998
--------------------------------------------------------------------------------



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         DESCRIPTION OF BUSINESS - The Company is in the business of purchasing installment contracts from clients (primarily used automobiles, campgrounds, dating club memberships and providers of educational and professional services and elective medical procedures) and leasing various types of equipment. Additional significant operations of the Company include a collection agency and a billing service.

         PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Travelers Investment Corporation ("TIC"), a California Subchapter S corporation and its wholly owned subsidiary, Allar-TIC Financial Services, inc. ("Allar-TIC") and subsidiaries, a California Subchapter S corporation. All material intercompany transactions and accounts have been eliminated in consolidation.

         STATEMENTS OF CASH FLOWS - The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

         REVENUE RECOGNITION - Installment contracts are purchased from clients at a discount. The amount of the discount depends on the credit worthiness of the debtor, the term and the interest rate of the contract. The majority of contracts are acquired with limited recourse to the client. In many cases, secondary security is obtained from clients to further ensure both the collectability of the contracts and the unenforceability of any recourse provisions.

         Client reserves represent amounts withheld on contracts purchased by the Company. Through historical experience and an evaluation of current economic conditions, management considers such reserves to be adequate to absorb the majority of credit losses. The face amount of the contract less the discount and reserve is paid in cash to the client at the time of purchase. The discount is reflected as deferred income and it amortized over the remaining life of the contract using the effective interest method.

         Client payouts represent amounts collected on contracts serviced and amounts payable on contracts purchased by the Company which have not yet been forwarded to the client.

         The direct financing leases normally have payment terms of three years. Income on such lease is recognized over the lease term using the effective interest method.

         PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS - Property, equipment and leasehold improvements are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets (generally three to five years).

         ALLOWANCE FOR COLLECTION LOSSES - The Company provides for estimated losses on receivables in excess of client reserves by evaluating individual receivables, potential losses inherent in the portfolio and a general reserve based on historical experience and an evaluation of current economic conditions. Accounts are written-off when, in management's opinion, collection is not longer probable.

         ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INCOME TAXES - During 1996, the Company elected to become taxed as an "S" corporation. Accordingly, income or losses pass through to the stockholders of the Company. The Company received an income tax benefit due to the reversal of its deferred income tax liability.

2.       FINANCE RECEIVABLES

         Finance receivables as of September 30, 1999 and December 31, 1998 are comprised of the following:


                                                            SEPTEMBER 30, 1999            DECEMBER 31, 1998
                                                            ------------------          ---------------------
                                                             Amount        %              Amount          %

Installment contracts purchased
     Used automobiles                                       6,738,646      20%           5,648,984        19%
     Education tuition and seminar fees                    10,334,664      29            7,448,798        25
     Leisure activity memberships                           4,110,735      12            5,273,415        18
     Fitness                                                1,728,968       5            2,266,420         8
     Dating club membership                                 3,530,432      10            2,348,579         8
     Exercise equipment                                       528,000       1            1,758,931         6
     Medical                                                  818,696       2              532,045         2
     Other                                                  7,754,744      21            4,026,678        14
                                                          -----------     ---           ----------       ---
Total                                                      35,544,885     100%          29,303,850       100%
                                                                          ====                           ====
Deferred income                                            (4,572,792)                  (4,168,468)
Allowance for collection losses                            (1,831,182)                    (963,788)
                                                          -----------                  -----------
Finance receivables - net                                  29,140,911                   24,171,594
                                                          ===========                  ===========


A reconciliation of the allowance for collection losses for the nine months ended September 30, 1999 and the year ended December 31, 1998 is as follows:


                                                       SEPTEMBER 30, 1999             DECEMBER 31, 1998
                                                       ------------------             -----------------
Balance, beginning of year                                 $  963,788                    $   896,238
Provision for collection losses                               869,419                      1,282,509
Write-off of uncollectible accounts                          (640,221)                    (1,532,332)
Recoveries of accounts previously written off                 108,438                        317,373
Net provision of receivables with reserve                     529,758                             --
                                                           ----------                    -----------
Balance, end of year                                       $1,831,182                    $   963,788
                                                           ==========                    ===========


3.       CONTRACT SERVICING

         The Company services other contracts which are not purchased from clients due to the relatively poor credit quality of the debtors. Contract servicing fees and data processing fees are based on a percentage of payments received and based on account charges, respectively. If contracts are determined to be uncollectible, the receivables are returned to the client. Since the Company does not own such receivables, they are excluded from the consolidated balance sheets.

Contracts held under service agreements at September 30, 1999 and December 31, 1998 and corresponding revenues for those periods are as follows:



                                                                SEPTEMBER 30, 1999        DECEMBER 31, 1998
                                                                ------------------        -----------------
Face amount of contracts serviced at year end                       $2,543,296                $2,356,308
                                                                    ----------                ----------

Unearned fees on serviced accounts at year end                      $  522,392                $  304,280
                                                                    ----------

Fees earned on serviced accounts during the year                    $  103,796                $  239,702
                                                                    ----------                ----------


4.       NET INVESTMENT IN DIRECT FINANCING LEASES

         Net investment in direct financing leases as of September 30, 1999 and December 31, 1998 is comprised of the following:


                                                                SEPTEMBER 30, 1999         DECEMBER 31, 1998
                                                                ------------------         -----------------
Minimum lease payments receivable                                  $   954,557                 $ 809,840
Estimated unguaranteed residual value of
leased equipment                                                   $    94,079                 $  75,005
                                                                   -----------                 ---------

                                                                     1,048,636                   884,845
Unearned interest income                                              (234,285)                 (212,654)
Allowance for bad debt                                                (340,586)                       --

Total                                                              $   473,765                 $ 672,191
                                                                   ===========                 =========


5.       EQUIPMENT TO BE LEASED

         Equipment to be leased consists of the following at September 30, 1999 and December 31, 1998:


                                                                 SEPTEMBER 30, 1999        DECEMBER 31, 1998
                                                                 ------------------        -----------------
         Golf club cleaning equipment                                 $612,195                  $320,721
         Fitness and vending equipment                                 149,918                   319,020
         Other                                                          12,852                   170,099
                                                                      --------                  --------
                                                                      $774,965                  $809,840
                                                                      ========                  ========

6.       LINES OF CREDIT

         At September 30, 1999 and December 31, 1998, the Company has a bank line of credit of $18,000,000 expiring June 2000 for financing business activities.

         A total of $14,950,000 and $11,550,000 was outstanding at September 30, 1999 and December 31, 1998, respectively. Borrowings on the $18,000,000 line of credit are generally limited to 75% of outstanding finance receivables net of unearned income and client reserves. The lines of credit are secured by all finance receivables and direct finance leases, respectively. Interest accrues on the outstanding balance under the $18,000,000 bank line of credit at the bank's prime rate (8.25% at September 30, 1999) plus 1% or at a short-term fixed rate option. At September 30, 1999, $14,950,000 was accruing interest at the prime rate plus 1%.

         The line of credit agreement contains various covenants that include maintaining minimum net worth amounts and restricting the ratio of debt to equity, dividends, loans to affiliates, capital expenditures and future indebtedness. The line of credit is guaranteed by TIC and Allar-TIC.

7.       INCOME TAXES

         The components of income tax benefit (provision) for the nine months ended September 30, 1999 and the year ended December 31, 1998 are as follows:


                                                                 SEPTEMBER 30, 1999        DECEMBER 31, 1998
                                                                 ------------------        -----------------
         Current tax (provision) expense (benefit):
         State                                                       $  39,200                 $ (55,000)
                                                                     ---------                 ----------

         Total                                                       $  39,200                 $ (55,000)
                                                                     =========                 ==========


8.       RELATED PARTY TRANSACTIONS

         CONSULTING FEES - In accordance with a consulting agreement which expires in May 2003, the Company pays to an affiliate 12.5% of pretax lease and finance profits, as defined in the consulting agreement, plus .5% of all collections on collection accounts. Fees paid under this contract amounted to $191,530 and $224,919 for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively. In addition, the Company pays an affiliate 35% of the annual bonus pool, as defined, which totaled $56,000 and $66,246 for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively.

9.       COMMITMENTS AND CONTINGENCIES

         Future non-cancelable minimum lease payments for the existing corporate offices and additional locations for the operating subsidiaries as of September 30, 1999 are as follows:

         NINE MONTHS ENDING SEPTEMBER 30, 1999                          $51,331
                                                                        =======

         Rent expense for the nine months ended September 30, 1999 was $217,739.

10.      EMPLOYEE BENEFIT PLAN

         401(K) PLAN - The Company has a 401(k) Plan for the benefit of its employees. Participants may elect to defer up to a maximum of 23% of compensation or $10,000 annually, whichever is less. The Company may contribute to the participant accounts a variable matching percentage of the individual's contribution which is not in excess of 10% of compensation. The Company's total expense for benefit plans was $12,328 for the nine months ended September 30, 1999. A favorable determination letter has been received from the Internal Revenue Service to qualify the Plan under IRS Code Section 401(k).

11.      SUBSEQUENT EVENTS

         Effective October 1, 1999, the Company ceased "S" corporation status and became taxed as a "C" corporation. The Company established a new credit line with FINOVA Credit Facility. The FINOVA Credit Facility is in the principal amount of $32.5 million, has a five-year term and bears interest, payable monthly, at the rate which, from time to time, is 2% above FINOVA's stated "prime rate." Advances under the FINOVA Credit Facility are limited, generally, to an amount not to exceed 85% of Traveler's eligible receivables and eligible leases (each as defined). The Company's obligations under the FINOVA Credit Facility have been secured by the Company's grant of a first lien on, and security interest in, all of the Company's assets, and a pledge, on a subordinated basis, of all of the capital stock of the Company.

         On November 5, 1999, but effective as of September 30, 1999 for all operating, financial, tax and accounting purposes, the Company was acquired by a wholly owned subsidiary of Finantra Capital, Inc., in a privately negotiated, arms-length transaction. The purchase price of $20,000,000 was paid as follows: (i) $15,000,000 in cash at closing; and (ii) the sellers taking back a promissory note for $5,000,000.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The General Corporation Law of Delaware provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability

         o for any breach of the director's duty of loyalty to the corporation or its stockholders;
         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
         o in respect of certain unlawful dividend payments or stock redemptions or repurchases; and
         o for any transaction from which the director derives an improper personal benefit.

         Our certificate of incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages to the fullest extent permitted by the General Corporation Law of Delaware. In addition, the certificate of incorporation provides that if the General Corporation Law of Delaware is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. The effect of this provision is to eliminate our rights and our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligence or grossly negligent behavior), except in the situations described above. This provision does not limit or eliminate our rights or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The certificate of incorporation also provides that we shall, to the full extent permitted by the General Corporation Law of Delaware, as amended from time to time, indemnify and advance expenses to each of our currently acting and former directors, officers, employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.................................................         $ 7,224
Legal Fees and Expenses*........................................................          25,000
Accounting Fees and Expenses*...................................................          25,000
Financial Printing*.............................................................          15,000
Transfer Agent Fees*............................................................           5,000
Blue Sky Fees and Expenses*.....................................................           2,500
Miscellaneous*..................................................................           5,276
                                                                                         -------

          TOTAL.................................................................         $85,000


* Estimated

None of the foregoing expenses are being paid by the selling securityholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

During December 1998, the Company sold to an accredited investor, in an isolated, privately negotiated transaction, 500,000 shares of the Company's Series B Preferred Stock for $500,000 or $1.00 per share. The securities were exempt from registration pursuant to Section 4(2) of the Securities and Exchange Act of 1933, as amended.

During the First Quarter 1999, the Company consummated a private placement of 150 units (the "Units") which raised net proceeds to the Company (after giving effect to the payment of all offering commissions and expenses) of approximately $2,773,125. Each Unit was comprised of 10,000 shares of the Company's Common Stock and 10,000 warrants (the "Private Placement Warrants"). Each Private Placement Warrant entitles the holder to purchase one shares of Common Stock for $3.25 at any time through November 9, 2001. The Private Placement Warrants are redeemable by the Company upon notice of not less than 30 days at a price of $0.25 per Private Placement Warrant, provided that the closing bid quotation for shares of the Company's Common Stock on all 20 of the trading days ending on the third day prior to the day on which the Company gives notice of redemption has been at least 150% of the exercise price of the Private Placement Warrants (currently $4.875, subject to adjustment).

During Second Quarter 1999, the Company consummated an "offshore offering" in accordance with the procedures enumerated in Regulation S promulgated under the Securities Act of 1933, as amended (the "Reg. S Offering"). Pursuant to the Reg. S Offering, the Company issued and sold to 13 investors, 63 units (the "Units"), each Unit consisting of 10,000 shares of the Company's Common Stock and 10,000 warrants (the "Warrants"). Each Warrant entitles the holder to purchase one share of the Company's Common Stock for $3.25 at any time through November 9, 2001. The Warrants are redeemable by the Company upon notice of not less than 30 days at a price of $0.25 per Warrant, provided that the closing bid quotation for shares of the Company's Common Stock on all 20 of the trading days ending on the third day prior to the day on which the Company gives notice of redemption has been at least 150% of the exercise price of the Warrants (currently $4.875, subject to adjustment). The Units were offered and sold for $21,250 per Unit. The Company also issued five Units as compensation to those persons abroad who assisted in consummating the Reg. S Offering. Net proceeds to the Company from the Reg. S Offering were approximately $1,338,750.

In November 1999, the Company sold, in an arm's-length, privately negotiated transaction with 10 accredited investors, in consideration for $3.5 million, an aggregate of 3,500 shares of the Company's Series C Preferred Stock. In connection therewith, the Company also issued to the purchasers of the Series C Preferred Stock (or their designees) Preferred Warrants entitling the holders thereof the right to acquire, in the aggregate, up to 700,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"). The Preferred Warrants are exercisable at any time within the five-year period immediately following the Closing at an exercise price of $3.28.



ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.                         Description of Document

 3.1 Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate")(3.1)(1)
 3.2     Certificate of Amendment to the Restated Certificate(3.1)(2)
 3.3 Certificate of Designation, Rights and Preferences relating to shares of the Company's Series A 10% Convertible Preferred Stock(3.2)(1)
 3.4 Certificate of the Powers, Designations, Preferences and Rights of the Company's Series B Preferred Stock(3.4)(6)
 3.5 Certificate of Designation, Rights and Preferences relating to shares of the Company's Series C 6% Convertible Preferred Stock.(8)
 3.6     By-Laws of the Company(3.3)(1)
 4.1     Specimen Common Stock Certificate (4.1)(1)
 4.2     Specimen Warrant Certificate (4.3) (1)
 4.3 Warrant Agency Agreement, dated December 1997, between the Company and American Stock Transfer & Trust Company (4.3)(1)
 5.1     Opinion of Atlas, Pearlman, Trop & Borkson, P.A.(8)
10.1 Employment Agreement, dated as of March 1, 1998 between Robert D. Press and the Company(10.1)(3)
10.2 Amendment, dated December 31, 1998, to Employment Agreement between Robert D. Press and the Company.(10.2)(6)
10.3 Agreement, dated March 4, 1998, among the Company, Frederick Horwin and Tom Wheatley(10.2)(3)
10.5 Employment Agreement, dated as of March 4, 1998, between AFG and Tom Wheatley(10.4)(3)
10.17 Syndication Agreement, dated February 1, 1998, among the Company, Barry Goldstein and Randy Wool (10.23)(3)
10.18 Loan and Security Agreement, dated May 8, 1998, between AFG and FINOVA (10.28)(3)
10.19 Continuing Corporate Guaranty, dated May 8, 1998 issued by the Company to FINOVA (10.29)(3)
10.20 Stock Pledge Agreement, dated December 24, 1997, between Medley Group and the Company(10.30)(3)
10.21 Letter Agreement, dated December 24, 1997, between Medley Group and the Company (10.31)(3)
10.22    The Company's 1997 Stock Option Plan (10.06)(1)
10.24 Promissory Note, date March 9, 1998, issued by Tract 4, Inc. to the Company in the principal amount of $200,000(10.2)(4)
10.27 Stock Exchange Agreement, dated July 20, 1998, among Ameri-Cap Finance Group, Inc., certain individuals named therein, the Company and Ameritrust (10.1)(5)
10.28 Amendment, dated October 21, 1998, to Stock Exchange Agreement between Ameri-Cap Finance Group, Inc., the Company and Ameritrust (10.2)(5)
10.29 Employment Agreement, dated November 1998, between Ameritrust and Larry Schwartz(10.3)(5)
10.33 Employment Agreement, dated December 23, 1998, between the Company and Maynard J. Hellman(10.33)(6)
10.34 Stock Purchase Agreement, dated December 31, 1998, between Ameri-Cap Mortgage, Maynard J. Hellman and the Company(10.34)(6)
10.35 Stock Exchange Agreement, dated December 16, 1998, between Maynard J. Hellman, Ameri-Cap Factors and the Company(10.35)(6)
10.36 Stock Exchange Agreement, dated December 16, 1998, between Maynard J. Hellman and the Company(10.36)(6)

10.37 Warrant for 500,000 shares of Common Stock, dated October 16, 1998, issued by the Company to Maynard J. Hellman(10.37)(6)
10.38 Agreement, dated December 31, 1998, between the Company and Medley Group(10.38)(6)
10.39 Lease Agreement, dated November 4, 1998, between SKW II Real Estate Partnership and the Company(10.39)(6)
10.40 Stock Purchase Agreement, dated October 1999, among the Company, Acquisition Co., Travelers and the Shareholders of Travelers(10.1)(7)
10.41 First Amendment, dated October 1999, to Stock Purchase Agreement dated October 1999 among the Company, Acquisition Co., Travelers and the Shareholders of Travelers(10.2)(7)
10.42 Loan and Security Agreement, dated November 5, 1999, between FINOVA and TAC, TLC and Trace.(8)
10.43 Securities Purchase Agreement, dated as of November 5, 1999, among the Company, Esquire Trade & Finance Inc., Austinvest Anstalt Balzers, Nesher Inc., Amro International, S.A., Altra Trading & Investment, S.A., The Gross Foundation, Libra Finance, S.A., Talbiya B. Investments Ltd., Ellis Enterprises and Ronald Nash.(8)
10.44    Form of Preferred Warrant.(8)
10.45 Loan and Security Agreement, dated as of November 5, 1999, between Acquisition Co. and BHC.(8)
10.46    Form of Travelers Warrant.(8)
10.47    Form of Finantra Warrant.(8)
21       Subsidiaries of the Company(8)
23.1 Consent of Atlas, Pearlman, Trop & Borkson, P.A. (contained in such firm's opinion filed as Exhibit 5.1)(8)
23.2     Consent of Daszkal, Bolton & Manela, CPAs*
23.3     Consent of Deloitte & Touche*
27.1     Financial Data Schedule(3)(6)(7)

------------------
*    Filed herewith.

(1) Incorporated by reference to the exhibit number indicated as filed with the Post-Effective Amendment No. 2 to the Company's Registration Statement on Form SB-2 (File No. 333-24937).

(2) Incorporated by reference to the exhibit number indicated as filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998.

(3) Incorporated by reference to the exhibit number indicated as filed with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

(4) Incorporated by reference to the exhibit number indicated as filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

(5) Incorporated by reference to the exhibit number indicated as filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

(6) Incorporated by reference to the exhibit number indicated as filed with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

(7) Incorporated by reference to the exhibit number indicated as filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.

(8)  To be filed by amendment.

ITEM 28.  UNDERTAKINGS

The undersigned Registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plantation, Florida on January 4, 2000.

                                      FINANTRA CAPITAL, INC.



                                      By: /s/ Robert D. Press
                                         --------------------------------------
                                         Robert D. Press
                                         Chairman, Chief Executive Officer
                                         and Chief Financial Officer (Principal
                                         Financial and Accounting Officer)


         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                 TITLE                             DATE
        ---------                                 -----                             ----

/s/ Robert D. Press                 Chairman of the Board of Directors,      January 4, 2000
---------------------------         Chief Executive Officer and Chief
Robert D. Press                     Financial Officer



/s/ Charles Litt                    President and Director                   January 4, 2000
---------------------------
Charles Litt


/s/ Maynard Hellman                 Director                                 January 4, 2000
--------------------------
Maynard Hellman


/s/ Arthur J. Press                 Director                                 January 4, 2000
--------------------------
Arthur J. Press


/s/ Evaldo F. Dupuy                 Director                                 January 4, 2000
----------------------
Evaldo F. Dupuy


/s/ Thomas W. Dwyer                 Director                                 January 4, 2000
-------------------
Thomas W. Dwyer


/s/ Alyce B. Schreiber              Director                                 January 4, 2000
----------------------
Alyce B. Schreiber

